UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

DIODES INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DIODES INCORPORATED

Notice of Annual Meeting of Stockholders

To Be Held May 16, 2017

Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of Diodes Incorporated (the “Company”) will be held at the Company’s corporate headquarters, located at 4949 Hedgcoxe Road, Plano, Texas 75024, on Tuesday, May 16, 2017, at 10:00 a.m. (Central Time) for the following purposes:

1.

Election of Directors. To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board of Directors’ nominees are: C.H. Chen, Michael R. Giordano, Keh-Shew Lu, Raymond Soong, John M. Stich, Christina Wen-chi Sung and Michael K.C. Tsai.

2.

Approval of Amendment to the 2013 Equity Incentive Plan and to Re-Approve the Material Terms of the Performance Goals of the 2013 Equity Incentive Plan. To approve an amendment and restatement of the 2013 Equity Incentive Plan (the “2013 Plan”) and to re-approve the material terms of the performance goals of the 2013 Plan. The proposed amendment would, among other things, increase the number of shares that may be issued pursuant to awards granted under the 2013 Plan by 6,000,000, from 6,000,000 shares to 12,000,000 shares.

3.	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.
4.	Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the stockholder advisory vote on executive compensation on a three-, two- or one- year basis.
5.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

6.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Only persons who were stockholders of record at the close of business on March 17, 2017 are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.

The proxy statement, which accompanies this Notice, contains additional information regarding the proposals to be considered at the Meeting, and stockholders are encouraged to read it in its entirety.

We have elected to provide access to our proxy materials by notifying you of the availability of our proxy statement and our fiscal 2016 Annual Report to Stockholders over the Internet at www.proxydocs.com/diod. Stockholders may also obtain a printed copy of the proxy materials free of charge by following the instructions provided in the Notice of Internet Availability of Proxy Materials that will be first mailed to stockholders on or about April 5, 2017 or in the enclosed proxy statement.

As set forth in the enclosed proxy statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors.

Whether or not you plan to attend the Meeting, YOUR VOTE IS IMPORTANT. Please follow the instructions enclosed to ensure that your shares are voted. If you attend the Meeting, you may revoke your proxy and vote your shares in person. You may revoke your proxy at any time prior to its exercise at the Meeting.

Dated at Plano, Texas, this fifth day of April, 2017.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,
Secretary

IF YOU PLAN TO ATTEND THE MEETING

Attendance will be limited to Stockholders.  Stockholders may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name”) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person.  Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

Table of Contents - continued
Proposal Five – Ratification of the Appointment of Independent Registered Public Accounting Firm	78
Audit Fees, Audit Related Fees, Tax Fees and All Other Fees	78
Proposals of Stockholders and Stockholder Nominations for 2018 Annual Meeting	80
Annual Report and Form 10-K	81
Appendix A - 2013 Equity Incentive Plan (As Amended and Restated on March 24, 2017)	82
Meeting Map and Driving Directions	Back Cover

DIODES INCORPORATED

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

(972) 987-3900

PROXY STATEMENT

ANNUAL MEETING: MAY 16, 2017

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Diodes Incorporated (the “Company”) for use at the annual meeting (the “Meeting”) of the stockholders of the Company to be held on Tuesday, May 16, 2017, at the Company’s corporate headquarters, located at 4949 Hedgcoxe Road, Plano, Texas 75024, on Tuesday, May 16, 2017, at 10:00 a.m. (Central Time), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on March 17, 2017 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.

Matters to be Considered at the Meeting

The matters to be considered and voted upon at the Meeting will be:

1.

Election of Directors. To elect seven persons to the Board, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board’s nominees are: C.H. Chen, Michael R. Giordano, Keh-Shew Lu, Raymond Soong, John M. Stich, Christina Wen-chi Sung and Michael K.C. Tsai.

2.

Approval of Amendment to the 2013 Equity Incentive Plan and to Re-Approve the Material Terms of the Performance Goals of the 2013 Equity Incentive Plan. To approve an amendment and restatement of the 2013 Equity Incentive Plan (the “2013 Plan”) to, among other things, increase the number of shares that can be issued pursuant to awards granted under the plan by 6,000,000, from 6,000,000 shares to 12,000,000 shares, and to re-approve the material terms of the performance goals of the 2013 Plan.

3.	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.
4.	Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the stockholder advisory vote on executive compensation on a three-, two- or one- year basis.
5.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

6.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

1 Diodes Incorporated

Voting Recommendations of the Board

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of the amendment and restatement of the 2013 Plan and to re-approve the performance goals thereunder, “FOR” the approval of executive compensation, “FOR” a stockholder advisory vote on executive compensation every ONE year, and “FOR” the ratification of the appointment of Moss Adams LLP.

Voting Shares Held in “Street Name”

Brokerage firms who are members of the New York Stock Exchange cannot vote your shares held in street name in the election of directors or on executive compensation, if you fail to instruct the organization how to vote such shares. Therefore, it is very important that you provide instructions on how to vote any shares beneficially owned by you in street name.

Internet Access to Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet at www.proxydocs.com/diod. Stockholders will not receive printed copies of the proxy materials unless they have requested us to provide proxy materials in printed form. On or about April 5, 2017, a Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to our stockholders of record and beneficial owners.  All stockholders receiving the Notice can request a printed copy of the proxy materials.

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Meeting on the Internet;
•	Request a printed copy of the proxy materials; and
•	Instruct us to send future proxy materials to you by mail or electronically by email on an ongoing basis.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it, and it is your responsibility to notify us of any change to your email address given to us.

The proxy materials include:

•	Notice of Annual Meeting of Stockholders;
•	This Proxy Statement; and
•	The 2016 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you request printed copies of the proxy materials by mail, these materials will also include a proxy card.

How to Vote

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you are a stockholder of record, you may attend the Meeting and vote in person. You will be provided with a ballot at the Meeting.

If you do not wish to attend the Meeting and vote in person, you may vote by proxy. There are three ways to vote by proxy. You may submit a proxy by telephone by calling (855) 686-4804 and following the instructions provided. You may submit a proxy over the Internet at www.proxypush.com/diod by following the instructions provided. If you request and receive a printed copy of the proxy materials by mail, you can submit a proxy by signing and dating the enclosed proxy card and

2 Diodes Incorporated

either mailing it in the postage-paid envelope provided to the address stated on the proxy card or transmitting it by facsimile to the Inspector of Elections at (972) 731-3510.

Telephone and Internet voting facilities for stockholders will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 15, 2017. If a proxy is properly submitted and is not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy. If no instructions are indicated on the proxy with respect to any matter, the proxy will be voted on such matter as follows: “FOR” the election of the Board’s nominees, “FOR” the approval of the amendment and restatement of the 2013 Plan and to re-approve  the performance goals thereunder, “FOR” the approval of executive compensation, FOR” a stockholder advisory vote on executive compensation every ONE year, “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by following the instructions they provided. If you wish to attend the Meeting and vote in person, you must obtain a proxy executed in your favor from the organization that holds your shares.

Even if you plan to attend the Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Meeting.

How to Change or Revoke Your Vote

You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may change your vote by submitting a proxy over the Internet or telephone on a later date (only your last Internet or telephone proxy will be counted), or by filing a written revocation, or a duly executed proxy card bearing a later date, with the Company’s Secretary at the Meeting or at our offices located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 prior to the vote at the Meeting. You may also change your vote by attending the Meeting and voting in person. Attending the Meeting in person will not automatically revoke a previously granted proxy unless you vote at the Meeting or file a written revocation with the Company’s Secretary at or before the Meeting.

If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to the brokerage firm, bank, broker-dealer or other organization holding your shares by following the instructions they provided or, if you obtained a proxy in your favor from that organization, by attending the Meeting and voting in person.

Meeting Admission

You are entitled to attend the Meeting only if you were a Company stockholder as of the Record Date, or hold a valid proxy for the Meeting, or are a guest invited by the Company. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the Meeting. If you are not a stockholder of record but hold shares in street name by a brokerage firm, bank, broker-dealer, or other similar organization, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date or similar evidence of ownership. Guests of the Company may be required to show proof of invitations prior to admittance into the Meeting. If you do not provide photo identification or do not comply with the other procedures outlined above, you may not be admitted to the Meeting.

3 Diodes Incorporated

Voting Rights

The authorized capital of the Company consists of (i) 70,000,000 shares of common stock, par value $0.66-2/3 per share (“Common Stock”), of which 48,348,953 shares were issued and outstanding on the Record Date, and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), none of which were issued and outstanding on the Record Date. The Common Stock and the Preferred Stock are collectively referred to as the “Stock.”

A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and “broker non-votes” (as defined below) will be counted for the purpose of determining the presence of a quorum.

Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date on any matter submitted to the stockholders, except that in connection with the election of directors, each stockholder has the right to cumulate votes. Cumulative voting entitles a stockholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such stockholder, or to distribute such stockholder’s votes on the same principle among as many candidates and in such manner as the stockholder shall desire.

If you are a stockholder of record and wish to exercise cumulative voting rights, you must submit a proxy by mail or attend the Meeting and vote in person. Your proxy card or ballot must specify how you want to allocate your votes among the nominees. Telephone and Internet voting facilities do not accommodate cumulative voting. If you hold your shares in street name, contact your brokerage firm, bank, broker-dealer, or other similar organization for directions on how to exercise cumulative voting rights using their voting instruction card, or to request a legal proxy so that you can vote your shares directly. Discretionary authority to cumulate votes is hereby solicited by the Board. If you return a signed proxy card or submit voting instructions in writing without providing instructions about cumulative voting, or if you submit a proxy by telephone or via the Internet, you will confer on the designated Proxyholders named below discretionary authority to exercise cumulative voting. If they elect to do so, they will be authorized, in their discretion, to cast your votes for some or all of the nominees in the manner recommended by the Board or otherwise in the discretion of the Proxyholders. However, they will not cast any of your votes for a nominee as to whom you have instructed them on your proxy card, voting instruction card or otherwise to withhold a vote. If you do not wish to grant the Proxyholders authority to cumulate your votes in the election of directors, you must explicitly state that objection on your proxy card or voting instruction card, as applicable.

For Proposal 1, our Bylaws provide that, in the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, however, that the Board has adopted a policy requiring that in an uncontested election (such as the election held at this Meeting), each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” Abstentions and broker non‑votes are not considered a vote cast and, therefore, will have no effect with respect to the election of directors other than to reduce the number of affirmative votes required to elect a director. “Broker non‑votes” are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity. See “Proposal One – Election of Directors” and “Corporate Governance – Director Resignation Policy.”

Proposals 2, 3 and 5 require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting. Abstentions will be included in the number of votes present and entitled to vote on these proposals and, accordingly, will have the effect of a vote “AGAINST” the proposal.  Proposal 4 requires the holders of a majority of the outstanding shares of Common Stock

4 Diodes Incorporated

present, in person or by proxy, and entitled to vote on the proposal at the Meeting to choose among alternatives of "three years," "two years," "one year" or "Abstain." The choice receiving the highest number of votes cast will be considered our stockholders' preference for the frequency of the stockholders' non-binding, advisory vote concerning executive compensation. Broker non-votes with respect to these proposals will not be counted as shares present and entitled to vote on these proposals and, accordingly, will not have any effect with respect to the approval of these proposals (other than to reduce the number of affirmative votes required to approve the proposal). The votes with respect to the executive compensation and the frequency of the stockholder advisory vote on executive compensation are not binding on the Company, the Board or the Compensation Committee of the Board (the “Compensation Committee”). However, the Board and the Compensation Committee will review the results of these votes and take them into consideration when making future decisions regarding executive compensation and the frequency of the stockholder advisory vote on executive compensation.

Of the shares of Common Stock outstanding on the Record Date, 8,065,778 (or approximately 16.7%) were held in the name of Lite-On Semiconductor Corporation. See “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance – Certain Relationships and Related Person Transactions,” for additional information about Lite-On Semiconductor Corporation and its subsidiaries and affiliates (“LSC”). On the Record Date, an additional 1,914,106 (or approximately 4% were owned by directors and executive officers of the Company. LSC and each of the directors and executive officers have informed the Company that they will vote “FOR” the election of the Board’s nominees named herein, “FOR” the approval of the amendment and restatement of the 2013 Plan and to re-approve the performance goals thereunder, “FOR” the approval of executive compensation, “FOR” a stockholder advisory vote on executive compensation every ONE year and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Organizations holding Common Stock in “street name” that are members of a stock exchange are required by the rules of the exchange to transmit the proxy materials to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the stockholders. If the organization has not received instructions from the beneficial owner by the date specified in the statement accompanying such proxy materials, the organization may give or authorize the giving of a proxy to vote the Common Stock in its discretion as to “routine” matters, but not as to “non-routine” matters. When an organization is unable to vote a client’s shares on a proposal, the missing votes are referred to as “broker non-votes.” If you hold Common Stock in “street name” and you fail to instruct the organization that holds your shares as to how to vote such shares, that organization may, in its discretion, vote such Common Stock “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, but not with respect to the election of the nominees to the Board or with respect to the approval of the amendment and restatement of the 2013 Plan and to re-approve the performance goals thereunder, the advisory vote on executive compensation or the advisory vote on the frequency of such vote on executive compensation.

Procedures for Stockholder Nominations and Proposals

Under the Company’s Bylaws, any stockholder generally may submit proposals or nominate one or more persons for election as directors by following the procedures described in this Proxy Statement under “Proposals of Stockholders and Stockholder Nominations for 2018 Annual Meeting.” No notice of a stockholder proposal or nomination was timely received in connection with the Meeting.

Cost of Proxy Solicitation

This proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this proxy solicitation. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with stockholders of record, beneficial owners, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, email or in person to request that the proxies be

5 Diodes Incorporated

furnished. No additional compensation will be paid for these services to officers or employees of the Company. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding proxy materials to their principals. The estimated cost for this proxy solicitation is approximately $60,000.

Other Business

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the designated proxyholders, Dr. Keh-Shew Lu and Richard D. White, members of the Company’s management (the “Proxyholders”), will vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy. Such authorization includes authority to appoint a substitute nominee or nominees to the Board’s nominees identified herein where death, illness or other circumstances arise which prevent any such nominee from serving in such position and to vote such proxy for such substitute nominee.

6 Diodes Incorporated

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each person known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock (other than depositories).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Lite-On Semiconductor Corporation (“LSC”) 9F. No. 233-2, Pao-Chiao Road, Hsin-Tien, Taipei-hsien 23115, Taiwan, R.O.C.	8,065,778	(3)	16.7%
BlackRock, Inc. (“BlackRock”) 55 East 52nd Street, New York, New York 10022	4,412,210	(4)	9.1%
Victory Capital Management, Inc. ("Victory") 4900 Tiedeman Rd. 4th Floor Brooklyn, Ohio 44144	3,704,908	(5)	7.7%
Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) 2200 Ross Ave., 31st Floor, Dallas, Texas 75201	3,238,746	(6)	6.7%
Brown Capital Management, LLC (“Brown Capital”) 1201 N. Calvert Street, Baltimore, Maryland 21202	3,192,377	(7)	6.6%
The Vanguard Group (“Vanguard”) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,190,815	(8)	6.6%
Dimensional Fund Advisors LP ("Dimensional") 15660 Dallas Pkwy Ste 850 Dallas, Texas 75248	2,767,087	(9)	5.7%

(1) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated below.

(2) Based on 48,348,953 shares outstanding as of the Record Date.

(3) LSC is a public company listed on the Taiwan Stock Exchange Corporation and a member of the Lite-On Group of companies. See “Corporate Governance – Certain Relationships and Related Person Transactions” for a discussion of the relationship among LSC, the Company and certain directors and executive officers of the Company.

(4) Based solely on information provided by BlackRock in Schedule 13G/A filed with the SEC on January 23, 2017, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, BlackRock has sole voting power with respect to 4,326,715 shares, has sole dispositive power with respect to 4,412,210 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(5) Based solely on information provided by Victory in Schedule 13G filed with the SEC on February 10, 2017, reporting beneficial ownership of the Company’s Common Stock.  According to the Schedule 13G, Victory has sole voting power with respect to 3,607,867 shares, has sole dispositive power with respect to 3,704,908 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(6) Based solely on information provided by BHMS in Schedule 13G filed with the SEC on February 9, 2017, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G, BHMS has sole voting power with respect to 1,886,935 shares, has shared voting power with respect to 1,351,811 shares, has sole dispositive power with respect to 3,238,746 shares, and has shared dispositive power with respect to no shares.

(7) Based solely on information provided by Brown Capital in Schedule 13G/A filed with the SEC on February 9, 2017, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, Brown Capital has sole voting power with respect to 1,979,766 shares, has sole dispositive power with respect to 3,192,377 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(8) Based solely on information provided by Vanguard in Schedule 13G/A filed with the SEC on February 9, 2017, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, Vanguard has sole voting power with respect to 46,065 shares, has shared voting power with respect to 6,019 shares, has sole dispositive power with respect to 3,140,844 shares and has shared dispositive power with respect to 49,971 shares.

(9) Based solely on information provided by Dimensional in Schedule 13G filed with the SEC on February 9, 2017, reporting beneficial ownership of the Company’s Common Stock.  According to the Schedule 13G, Dimensional has sole voting power with respect to 2,622,544 shares, has sole dispositive power with respect to 2,767,087 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

7 Diodes Incorporated

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each director and nominee of the Company, (ii) each Named Executive Officer (“NEO”) of the Company (as defined below), and (iii) all directors, nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Common Shares Underlying Options or Restricted Stock Units (1)	Common Shares	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3) (4)
Directors
Raymond Soong	-	300,250	300,250	(1)	*
C.H. Chen	-	473,529	473,529	(1)	1%
Michael R. Giordano	-	86,087	86,087	(1)	*
L.P. HSU	-	36,850	36,850	(1)	*
Keh-Shew Lu (5)	722,000	761,048	1,483,048	(1)(6)(9) (10)	3.0%
John M. Stich	-	46,850	46,850	(1)(7)	*
Christina Wen-chi Sung	-	-	-		*
Michael K.C. Tsai	-	20,850	20,850	(1)	*
Named Executive Officers
Richard D. White	222,250	38,304	260,554	(1) (10)	*
Mark A. King	238,750	23,771	262,521	(1) (10)	*
Edmund Tang	89,450	37,009	126,459	(1) (10)	*
Francis Tang	95,000	22,901	117,901	(1) (10)	*
All directors and executive officers of the Company as a group (14 individuals including those named above)	1,445,950	1,914,106	3,360,056	(8)	7.0%

* Indicates less than 1%.

(1) Consists of shares of Common Stock that the named individual has the right to acquire within sixty (60) days after the Record Date by exercising stock options or the vesting of restricted stock units (“RSUs”) or performance stock units (“PSUs”). For further discussion on the Company’s use of equity awards, see “Compensation Discussion and Analysis – Summary of Compensation Approach – Our Compensation Objectives and Philosophy and How the Company’s Compensation Program Operates – Fixed and Variable Compensation – Equity Awards.”

(2) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated and subject to community property laws where applicable.

(3) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (for example, if a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d) (1) of the Exchange Act, shares which the person (or group) has the right to acquire within sixty (60) days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(4) Percent of Class is based on 48,348,953 shares of the Common Stock of the Company outstanding as of the Record Date.

(5) Dr. Lu is a member of the Board, the President and Chief Executive Officer of the Company, and a NEO.

(6) Includes 90,400 shares of Common Stock held in the name of the Lu Family Revocable Trust, 43,350 shares of Common Stock held in the name of an UTMA (Custodial) Trust, and 476,783 shares held in the name of the Lu Grandchildren’s Trust. Dr. Lu is a co-trustee of the Lu Family Revocable Trust and the UTMA (Custodial) Trust. Dr. Lu has voting and investment authority over these shares.

(7) Includes 10,775 shares of Common Stock held in the name of Stich Family Living Trust. Mr. Stich is a member of the Stich Family Living Trust and has voting and investment authority over these shares.

(8) Includes 1,535,450 shares that all directors, nominees and executive officers of the Company have the right to acquire within sixty (60) days after the Record Date, by exercising stock options or the vesting of RSUs, but excludes an additional 710,500 shares that all directors, nominees and executive officers of the Company will have the right to acquire upon the exercise of stock options or the vesting of RSUs and PSUs, which may vest in installments more than sixty (60) days after the Record Date.

(9) Does not include 600,000 shares of Common Stock in the form of Performance Restricted Stock Awards (“PRSAs”) granted as long-term, performance incentives to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015.  Each installment would vest only if the Company achieves a net sales target for any fiscal year that exceeds $1 billion.  As of the Record Date, no installment of these 600,000 PRSAs has vested.

(10) Does not include 62,905, 19,861, 20,332, 7,853 and 18,214 shares of Common Stock subject to PSUs granted on February 21, 2017 to Messrs. Lu, White, King, Edmund Tang and Francis Tang, respectively, that vest only if (i) the Company achieves a cumulative 3-year non-GAAP operating income target of $204.6 million and (ii) the executive continues to provide services to the Company. Also does not include 62,905, 19,861, 20,332, 7,853 and 18,214  shares of Common Stock subject to RSUs granted on February 21, 2017 to Messrs. Lu, White, King, Edmund Tang and Francis Tang, respectively, that vest in four equal annual installments on February 21, 2018, 2019, 2020 and 2021. For further discussion on the gross profit performance goal and service condition related to these grants, see “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements.”

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PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of directors shall be determined from time to time by the Board, but may not be less than five nor more than seventeen. Currently, the Board has fixed the number of directors at seven. The Company’s Bylaws further provide for the election of each director at each annual meeting of stockholders.

The persons nominated have been nominated for election to the Board to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. All nominees, except for Christina Wen-chi Sung, are currently directors of the Company, and all nominees have indicated their willingness to serve. Unless otherwise instructed, proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that any of the nominees should be unable or unwilling to serve as a director, proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

The Company’s Corporate Governance Guidelines provides that a member of the Board will not be eligible to stand for re-election to the Board after attaining the age of 75 provided that the Board may waive the requirement for up to three years for any director.  Prior to the date of this Proxy Statement, Mr. Raymond Soong and Mr. John Stich attained the age of 75, and the Board waived this requirement to allow them to be eligible to stand for re-election to the Board at the Meeting.

The seven nominees who receive the highest number of affirmative votes will be elected. The Board has adopted a policy requiring that in an uncontested election (such as the election held at the Meeting), each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” See “Corporate Governance – Director Resignation Policy.”

None of the nominees were selected pursuant to any arrangement or understanding, other than that with the directors of the Company acting within their capacity as such. There are no family relationships among the directors of the Company as of the date hereof, and, except as set forth below, as of the date hereof, no directorships are now, or in the past five years have been, held by any director in a company that has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The following table and discussion sets forth certain biographical information concerning the nominees of the Company as of the Record Date:

Nominees	Age	Position with the Company	Director Since
Raymond Soong	75	Director and Chairman of the Board	1993
C.H. Chen	73	Director and Vice Chairman of the Board	2000
Michael R. Giordano	70	Director	1990
Keh-Shew Lu	70	President, Chief Executive Officer, and Director	2001
John M. Stich	75	Director	2000
Christina Wen-chi Sung	63	Nominee	-
Michael K.C. Tsai	63	Director	2010

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Raymond Soong           Director and Chairman of the Board

Chair, Compensation Committee

Chair, Governance and Stockholder Relations Committee

Member, Risk Oversight Committee

Mr. Soong was appointed the Chairman of the Board of the Company in 1993. Mr. Soong is also the Chairman of Co-Tech Copper Foil Corporation, LSC, Lite-On Technology Corporation (“LTC”), and Silitech Technology Corporation (“Silitech”), and a board member of Actron Technology Corporation (“Actron”), which is a member or an affiliate of the Lite-On Group. In 1975, after serving as a senior engineer for RCA Corporation and as a chief engineer for Texas Instruments, Taiwan, Ltd. (“TI Taiwan”), Mr. Soong, together with several of his co-workers, founded Taiwan Lite-On Electronic Co., Ltd., a manufacturer of electronic components and subsystems. Mr. Soong is a graduate of, and received an Honorary Doctorate from, the National Taipei University of Technology’s Electronic Engineering Department and also received an Honorary Doctorate from National Chiao-Tung University.

As Chairman of the Boards of Co-Tech Copper Foil Corporation, LSC, LTC, and Silitech, and a board member of Actron, Mr. Soong has significant board experience, which provides him valuable insight on Board management. With his background in the semiconductor industry as a senior engineer for RCA Corporation and as a chief engineer for TI Taiwan, Mr. Soong also brings extensive experience and knowledge of the semiconductor industry to the Board.

C.H. Chen            Director and Vice Chairman of the Board

Chair, Risk Oversight Committee

Mr. Chen was appointed the Company’s Vice Chairman of the Board in 2005. Mr. Chen is also the Vice Chairman of the Board of LSC, and a board member of LTC and Co-Tech Copper Foil Corporation, each of which is a member or an affiliate of the Lite-On Group. Mr. Chen is also a board member of Kwong Lung Enterprise Co., Ltd. Mr. Chen served as the Company’s President and Chief Executive Officer from 2000 until 2005. From 1969 to 1990, Mr. Chen held various positions at Texas Instruments Incorporated (“TI”), most recently as the Vice President of TI Taiwan. In 1990, he left TI to found Dyna Image Corporation, which merged with LSC in 2000. Mr. Chen received his Bachelor of Science degree in Mechanical Engineering from National Taiwan University.

Mr. Chen has extensive experience in the semiconductor industry, particularly in Asia, including as a director of several Asian semiconductor companies. This experience provides the Board with a valuable perspective on the current and future trends and challenges in the semiconductor industry in Asia. As the Company’s former President and Chief Executive Officer, Mr. Chen’s understanding of the Company enables him to provide advice to the Board on matters concerning the operations of the Company.

Michael R. Giordano            Director

Chair, Audit Committee (Financial Expert)

Mr. Giordano, CIMA, currently serves as Associate Director, Senior Wealth Strategy Associate at the private-banking firm of UBS Financial Services, Inc., having previously served as Senior Vice President-Investment Consulting from when UBS AG acquired PaineWebber, Inc. in 2000 until 2017. PaineWebber, Inc. had acquired his previous employer, Kidder Peabody and Co., Inc., by whom he was employed since 1979. Mr. Giordano advises corporations, foundations, trusts, and municipal governments in investments and finance. Mr. Giordano also served as Chairman of the Board and the Chief Executive Officer of the Leo D. Fields Co. from 1980 to 1990, when GWC Holdings acquired it, and, from 2001 to 2003, served as a board member of Professional Business Bank, a publicly traded corporation. Formerly a captain and pilot in the United States Air Force, Mr. Giordano received his Bachelor’s degree in Aerospace Engineering from California State Polytechnic University and his Master’s degree in Business Administration (Management and Finance) from the University of Utah. Mr. Giordano also completed post-graduate work in International Investments at Babson College and is certified by the Investment Management Consultants Association. He is also certified by the John E. Anderson Graduate School of Management, University of California at Los Angeles as a Corporate Director, having demonstrated understanding of directorship and corporate governance.

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Mr. Giordano is an experienced leader who has worked in the financial sector for more than 37 years and possesses the skills necessary to lead the Company’s Audit Committee. Having been with UBS Financial Services, Inc. (and its predecessors) since 1979, he has advised numerous public, private, profit, and non-profit organizations in investments and finance. Mr. Giordano’s experience provides the Board with knowledge in financial and accounting matters.

Keh-Shew Lu            Director, President and Chief Executive Officer

Member, Risk Oversight Committee

Dr. Lu was appointed President and Chief Executive Officer of the Company in June 2005 after serving on the Board since 2001. Dr. Lu is also a board member of LTC and Nuvoton, two publicly held companies. Dr. Lu is the founding Chairman of the Asian American Citizen’s Council. From 2001 to 2005, Dr. Lu was a partner of the WK Technology Venture Fund. From 1998 to 2001, Dr. Lu served as Senior Vice President and General Manager of Worldwide Mixed-Signal and Logic Products of TI. His responsibilities included all aspects of the analog, mixed-signal and logic products for TI’s worldwide business, including design, process and product development, manufacturing and marketing. From 1996 to 1998, Dr. Lu was the manager of TI’s worldwide memory business. In addition, he served as the President of TI Asia from 1994 to 1997 where he supervised all of TI activities in Asia, excluding Japan. Dr. Lu holds a Bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan, and a Master’s degree and a Doctorate in Electrical Engineering from Texas Tech University.

Having worked in the semiconductor industry for more than 40 years and, particularly, having served in various managerial and senior executive capacities at TI, Dr. Lu possesses a wealth of semiconductor management experience. Dr. Lu also is knowledgeable in the role and function of the Board as a result of serving for many years as a board member of several public and private companies.

John M. Stich            Director

Member, Audit Committee

Member, Governance and Stockholder Relations Committee

Mr. Stich serves as the Honorary Consul-General of Japan in Dallas, a position to which he was appointed by the Ministry of Foreign Affairs in 2004. He also serves numerous non-profit organizations, including as a member of the Board of Directors of the Japan America Society of Dallas/Fort Worth and Numismatics International, and as a member of the Consular Corps of Dallas/Fort Worth and the Dallas-Sendai Friendship City Committee. Mr. Stich served as a member of the Board of Directors of Spansion, Inc., a flash memory company, from 2006 to 2010, and during that time at Spansion, Inc., he also served as chairman of the audit committee, a member of the nominating and corporate governance committee, and a member of the compensation committee of that company. From 2000 to 2006, he was the President and Chief Executive Officer of The Asian Network, a consulting business that helped high-technology companies establish and expand their business in Asia. Prior to this position, Mr. Stich was the Chief Marketing Officer for TI in Japan from 1994 to 1999, and Vice President of Semiconductors for TI Asia from 1991 to 1994. Mr. Stich joined TI in 1964 and has served in various management positions, including 24 years leading TI’s Asian business growth while living in Taipei, Hong Kong, and Tokyo. Mr. Stich received his Bachelor’s degree in Electrical Engineering from Marquette University.

With decades of managerial experience at TI in the semiconductor industry, Mr. Stich brings to the Board demonstrated management skills at senior levels. His position as the President and Chief Executive Officer of The Asian Network and his position as the Chief Marketing Officer for TI in Japan and Vice President of Semiconductors for TI Asia give Mr. Stich insight into marketing and product management of semiconductor products in Asia. He has served on the Board and the Audit Committee of the Company for the past 17 years. In addition, with service as chairman of the audit committee, as well as a member of both the nominating and corporate governance committee and the compensation committee at Spansion Inc., Mr. Stich possesses experience in accounting principles, financial reporting rules and regulations, corporate governance, and director and executive compensation.

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Christina Wen-chi Sung   Nominee

Ms. Sung served as the Chairman of the Taipei Financial Center Corporation, the management company for Taipei 101, from 2012 to 2015. She previously served as a Director for Arcadyan Technology Corporation from 2012 to 2014 and independent director for Lite-On IT Corporation from 2009 to 2013. She was also the head of the HSBC Asset Management Group (Taiwan) from 2004 to 2006 and the co-CEO of JP Morgan Chase (Taiwan) in 2003. Ms. Sung has earned numerous accolades, including being named the 2003 Most Influential Business Woman of the Year by Taiwan Commonwealth Magazine, the 2002 Montblanc Business Woman of the Year, the 1998 Best CEO of the Securities Industry in Taiwan by the Securities and Futures Development Foundation Golden Goblet Awards, and the 1998 Outstanding Business Woman in Taiwan by the Chinese Business Woman’s Association.

Ms. Sung brings extensive directorship and business experience to the Board, and she continues to serve on multiple nonprofit boards, including as a director of Feng Chia University. Ms. Sung received her Bachelor’s degree in English language and literature from Soochow University in 1976 and her Master’s degree in Executive Management of Business Administration from National Cheng-chi University in 2003.

Michael K.C. Tsai          Director

Member, Compensation Committee

Member, Governance and Stockholder Relations Committee

Mr. Tsai has been the Chairman of the Board of Maxchip Electronics Corp. since 2008 and the Chairman of the Board of Zentel Electronics Corp. since 2010. He has been a director of Powerchip Semiconductor Corp. since 1994 and served as its Vice Chairman from 2003 to 2012. Mr. Tsai was the Chairman of the Board of uPI Semiconductor Corp. from 2007 to 2011 and the Chairman of the Board and the Chief Executive Officer of Elitegroup Computer Systems, Inc. from 1991 to 1994.  From 1990 to 1994, he served as a board member and an investor representative of Tailink Venture Corp. He was the President and Chief Executive Officer of Esprit Systems, Inc. from 1989 to 1990. He held numerous executive positions in sales, marketing, planning and general management with the Acer Group from 1978 to 1988. Mr. Tsai began his career as an electronic design engineer with Tatung Corp. in 1977. Mr. Tsai received his Bachelor’s degree in Control Engineering and Computer Science from National Chiao-Tung University in Taiwan in 1975.

Mr. Tsai’s decades of experience serving on the boards of numerous technology and semiconductor companies, and holding various management positions in companies in the technology and semiconductor industry, provide an insightful view of the semiconductor industry to the Board. Mr. Tsai also brings a range of boardroom experience and corporate governance knowledge to further strengthen the operation of the Board.

See “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance – Certain Relationships and Related Person Transactions” for a discussion of the relationships among Actron, Co-Tech Copper Foil Corporation, LTC, LSC, Silitech, and the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SEVEN NOMINEES TO THE BOARD SET FORTH ABOVE.

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CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance and Stockholder Relations Committee and the Risk Oversight Committee (the “Committees”). Each Committee consists of two or more directors who serve at the discretion of the Board. The Board usually makes Committee and Committee chair assignments annually at its meeting immediately following the Company’s annual meeting of stockholders. The current composition of each Committee is as follows:

Directors	Audit Committee	Compensation Committee	Governance and Stockholder Relations Committee	Risk Oversight Committee
Raymond Soong (1)		Chair	Chair	Member
C. H. Chen (1)				Chair
Michael R. Giordano (1)	Chair (2)
L.P. Hsu (1) (3)	Member	Member
Keh-Shew Lu				Member
John M. Stich (1)	Member		Member
Michael K.C. Tsai (1)		Member	Member

(1) Independent director (as determined by the Board under the rules of The NASDAQ Stock Market LLC (“Nasdaq”) and, in the case of members of the Audit Committee, the rules of the SEC).

(2) Qualifies as “audit committee financial expert” as the term is defined in Item 407(d) (5) of Regulation S-K promulgated under the Exchange Act.

(3)  Mr. Hsu is not standing for re-election at the Meeting.

Director Independence

The Board has determined that six of the seven current directors are “independent directors” as shown in the above table, and as the term “independent director” is defined under the rules of Nasdaq. The Board also has determined that each member of its Audit Committee, Compensation Committee and Governance and Stockholder Relations Committee meets the applicable independence requirements prescribed by Nasdaq and the SEC.

Audit Committee

The Audit Committee makes recommendations to the Board regarding the engagement of the Company’s independent registered public accounting firm, reviews the plan, scope and results of the audit, reviews the Company’s policies and procedures with the Company’s management concerning internal accounting and financial controls, and reviews changes in accounting policy and the scope of non-audit services which may be performed by the Company’s independent registered public accounting firm. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company’s employees. The “Audit Committee Report” section of this Proxy Statement describes in more detail the Audit Committee’s responsibilities, particularly with regard to the Company’s financial statements and its interactions with the Company’s independent registered public accounting firm.

The Board has determined that each member of the Audit Committee is “independent” as that term is defined under the rules of Nasdaq and the SEC, and is able to read and understand fundamental financial statements. The Board also has determined that Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

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Compensation Committee

The Compensation Committee makes recommendations to the Board regarding compensation, benefits and incentive arrangements for the Chief Executive Officer and other officers and key employees of the Company. The Compensation Committee also administers the 2013 Equity Incentive Plan (the “2013 Plan”), the 2001 Omnibus Equity Incentive Plan (the “2001 Incentive Plan”), the Company’s 401(k) profit sharing plan (the “401(k) Plan”) and the Company’s non-qualified deferred compensation plan. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined under the rules of Nasdaq.

Governance and Stockholder Relations Committee

The principal purposes of the Governance and Stockholder Relations Committee (the “Governance Committee”) are to help ensure that the Board (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, and (ii) selects the nominees for the next annual meeting of stockholders. The Board has determined that each member of the Governance Committee is “independent” as that term is defined under the rules of Nasdaq.

Risk Oversight Committee

The Risk Oversight Committee assists the Board in overseeing the Company’s risk management process by (i) overseeing the Company’s efforts to align its management of risks with its strategic objectives, (ii) overseeing the establishment and implementation of a risk oversight framework, and (iii) reviewing the effectiveness of the risk oversight framework in the identification, assessment, monitoring, management and disclosure of significant risks. The Risk Oversight Committee’s oversight provides reasonable assurance that processes are in place to identify, assess, monitor, manage and disclose risks that may have a material adverse effect on the achievement of the Company’s strategic objectives.

Charters of the Committees

All four Committees operate pursuant to written charters, current copies of which are available on the Company’s website, at www.diodes.com, in the “Investors – Corporate Governance” section.

MEETINGS OF THE BOARD AND COMMITTEES

The following table represents the number of meetings and actions taken by written consent of the Board and the Committees in 2016:

	Meetings Held	Action by Written Consent
Board	4	9
Audit Committee	7	3
Compensation Committee	6	2
Governance Committee	1	2
Risk Oversight Committee	1	2

Each person who was a director of the Company or a member of a Committee was present for at least 75% of the meetings of the Board and all such Committees held during 2016.

It is the policy of the Company to require Board members to attend the annual meetings of stockholders, if practicable. Each director, except Mr. Soong, attended the 2016 annual meeting of stockholders.

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BOARD LEADERSHIP STRUCTURE

The Chairman of the Board conducts each Board meeting and sets the agenda of each Board meeting after consulting with the Chief Executive Officer and members of the Board. The Chairman of the Board also has the responsibility, in conjunction with the Chief Executive Officer, to establish effective communications with the Company’s stakeholders, including stockholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. The Vice Chairman of the Board has the responsibility to assist the Chairman of the Board in fulfilling these responsibilities.

Although the Board has no policy requiring the separation of the position of the Chairman of the Board and the position of the Chief Executive Officer of the Company, each position is currently held by a different person. Since the early 1990s, the Board has chosen to separate these positions because the Board believes that each position is meant to oversee different tasks. The Chairman of the Board should devote his time to managing the affairs of the Board and, along with fellow members of the Board, to overseeing the Chief Executive Officer and the senior management of the Company. The Chief Executive Officer should devote his time to managing the daily business operations of the Company along with senior management of the Company. The Board currently believes that the separation of the position of the Chairman of the Board and the Chief Executive Officer of the Company is the best solution to govern the Company efficiently.

NOMINATING PROCEDURES AND CRITERIA AND BOARD DIVERSITY

Among its functions, the Governance Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the Governance Committee, the Governance Committee considers candidates for director suggested by stockholders provided such recommendations are made in accordance with the procedures set forth under “Proposals of Stockholders and Stockholder Nominations for 2018 Annual Meeting.” Stockholder nominations that comply with these procedures and meet the criteria outlined below will receive the same consideration that the Governance Committee’s nominees receive.

Essential criteria for all candidates considered by the Governance Committee include the following:

•	integrity and a commitment to ethical behavior;
•	personal maturity and leadership skills in industry, education, the professions, or government;
•	independence of thought and willingness to deal directly with difficult issues;
•	fulfillment of the broadest definition of diversity, seeking diversity of thought; and
•	broad business or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the Governance Committee evaluates additional criteria, including the following:

•	technical expertise in engineering, chemistry, solid state physics or electronics;
•	senior management experience and expertise, especially from leadership roles in semiconductor, information technology or electronics corporations;
•	financial or accounting expertise, generally and as necessary to fulfill the financial requirements of the SEC and Nasdaq regulations;
•	leadership experience in other industries to help the Company better understand the care-abouts in key, targeted industries; and
•	experience in investment banking, commercial lending or other financing activities.

In selecting nominees for the Board, the Governance Committee evaluates the general and relevant specialized criteria set forth above prior to commencement of the recruitment process, determines whether a nominee fulfills the

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independence requirements of the SEC and Nasdaq, evaluates recommendations received from other existing members of the Board, reviews the education of the nominee, evaluates the quality of experience and achievement of the nominee, reviews the nominee’s current or past membership on other companies’ boards, determines that the nominee has the ability and the willingness to spend the necessary time required to function effectively as a director (except in extraordinary circumstances, no director shall serve on the board of more than four other public companies), and determines that the nominee has a genuine interest in representing the stockholders and the interests of the Company overall.

If the Governance Committee is evaluating a nominee for re-election, the Governance Committee will review the nominee’s performance, including the following: availability for and attendance at meetings; contribution to Board processes such as information gathering and decision making; accessibility for communication with other directors and management; participation in Committee activities; depth of knowledge of the Company and its industry; the Company’s performance during the nominee’s previous term, in light of the role played by the Board and the nominee in guiding management; and any specialized expertise or experience that has contributed or may contribute to the functioning of the Board or the success of the Company.

The Governance Committee believes that the Board should include individuals with a broad range of relevant professional expertise, experience and education and reflect the diversity and cultural and geographical perspectives of the Company’s employees, customers and suppliers.

The Governance Committee, as well as the full Board, has recommended the Board’s nominees for election at the Meeting. Stockholders have not proposed any candidates for election at the Meeting.

DIRECTOR RESIGNATION POLICY

Under the Company’s director resignation policy, promptly following the receipt of the final report from the Inspector of Elections relating to an election of directors of the Company (other than elections in which the number of nominees exceeds the number of directors to be elected), any nominee who receives a greater number of votes “WITHHELD” from his election than votes “FOR” his election, will tender his resignation for consideration by the Board. Subject to certain conditions, the Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the director’s resignation.

The Board will consider and act upon the Governance Committee’s recommendation within 90 days of certification of the vote at the Meeting. In considering the director’s resignation, the Governance Committee and the Board will consider all factors they deem relevant, including, without limitation, the underlying reason for the vote result, if known, the director’s contributions to the Company during his tenure, and the director’s qualifications. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Within four business days of the decision regarding the tendered resignation, the Company will file with the SEC a report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

COMMUNICATIONS WITH DIRECTORS

You may communicate with the chair of our Audit Committee, our Compensation Committee, our Governance Committee or our Risk Oversight Committee or with our independent directors individually or as a group, by writing to any such person or group c/o Richard D. White, Secretary, Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the

16 Diodes Incorporated

duties and responsibilities of the Board be excluded, including, but not limited to, the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; résumés and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, provided that any communication that is not distributed will be made available to any independent director upon request.

Communications that include information that would be better addressed by the Company’s ethics and compliance hotline, supervised by the Audit Committee at (855) 316-2192, will be delivered to the Audit Committee.

CORPORATE POLICIES

Hedging Policy

The Company’s insider trading policy prohibits all executive officers and directors of the Company from engaging in any hedging or monetization transactions involving the Company’s securities, including zero cost collars, forward sale contracts, and trading in options, puts, calls, or other derivative instruments related to the Company’s Common Stock. No executive officers or directors of the Company currently are parties to a hedge with respect to any shares of Common Stock of the Company.

Pledging Policy

The Company’s insider trading policy prohibits executive officers and directors from pledging the Company’s securities. Acquiring Company shares on margin also is prohibited. No executive officers and directors of the Company currently are parties to a pledge of any shares of the Common Stock of the Company.

Stock Ownership Policy

Stock Ownership Policy for Directors. The Company’s stock ownership policy provides that all non-employee directors are required to acquire (and thereafter throughout the term of appointment maintain ownership of) a minimum number of shares of Common Stock with a value equal to three times the annual retainer received by them as directors within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment or initial election. All of the directors are currently or are expected to be in compliance with our stock ownership policy in accordance with the time frame requirements.

Stock Ownership Policy for Executive Officers. The Company’s stock ownership policy provides that all individuals holding the positions with the Company listed below are required to acquire (and thereafter throughout the term of employment maintain ownership of) a minimum number of shares of Common Stock with a value equal to the multiple of such executive officer’s annual base salary (excluding bonus) within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment (other than a newly-appointed Chief Executive Officer, who has seven years to comply), as follows:

Position	Multiple of Salary
Chief Executive Officer of the Company	6 times annual base salary (excluding bonus)
Senior Vice President or Vice President	2 times annual base salary (excluding bonus)

All of the executive officers are currently or are expected to be in compliance with our stock ownership policy in accordance to the time frame requirements.

For purposes of this stock ownership policy, stock ownership includes any shares owned by an executive officer or director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive officer or director retains beneficial ownership. The value of shares held is calculated once per year, on the last business day of the fiscal year. For purposes of determining compliance with this stock ownership policy, “value”

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means an assumed per share value based on the closing price of Common Stock on the last business day of the fiscal year. An executive officer or director subject to this stock ownership policy is not required to acquire shares of Common Stock in accordance with this policy if acquisition at such time would result in a violation of the Company’s insider trading policy, in which event the executive officer or director is required to comply with this stock ownership policy as soon as reasonably feasible thereafter. A hardship exception is available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

If any executive officer or director is determined to own less than the minimum number of shares of Common Stock, such executive officer or director shall have the two open periods after the two subsequent “Blackout Periods” to obtain the minimum number of shares of Common Stock. Blackout Period is (i) a period starting on the first day of the third month (March 1, June 1, September 1, December 1) in each calendar quarter and ending two business days after earnings for that calendar quarter have been publicly released (trading can begin on the third business day after announcement); and (ii) any other period of significant corporate activity designated from time to time by the Company.

Stock Retention Policy

In addition to the stock ownership policy described above, under which each executive officer or director must maintain a certain multiple of his or her annual base salary or annual retainer throughout the term of employment or appointment, each executive officer or director who acquires shares of our Common Stock through the exercise of a stock option is required to retain 33% of the “net” shares acquired (i.e., net of the tax impact of the stock option exercise) until the earlier to occur of the first anniversary of the date of exercise or the date the individual ceases to be an executive officer or director. This stock retention policy applies to all stock option grants awarded to executive officers or directors.

Clawback Policy

In the event the Company is required to restate any interim or annual financial statement filed with the SEC to correct an accounting error due to the material noncompliance of the Company, as a result of misconduct (as defined), with any financial reporting requirement under the federal securities laws, the Board, or any committee of independent directors (as defined in Nasdaq Rule 4200(a)(15)) appointed by the Board (“Independent Committee”), shall review each performance-based award (as defined) paid or granted to or exercised by each covered person (as defined) during the covered period (as defined).

If the Board or the Independent Committee shall determine, in its sole discretion, that (1) a covered person has committed misconduct and (2) the payment, grant, amount, value or vesting during the covered period of any performance-based award would have been different had it been determined, in whole or in part, based on the achievement of the financial results as subsequently restated, then the Board or such Independent Committee may take such actions as it deems appropriate, to recoup any portion of any such performance-based award that would not have been awarded to the covered person had the financial results been properly reported. The Company shall not take any action more than three years after the end of the covered period.

A copy of each such corporate policy is available on the Company’s website, www.diodes.com, in the “Investors – Corporate Governance” section.

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Executive Officers of the Company

None of the executive officers was selected pursuant to any arrangement or understanding, other than that with the executive officers of the Company acting within their capacity as such. Executive officers serve at the discretion of the Board. The following table and discussion sets forth certain biographical information concerning the Company’s executive officers as of the Record Date:

Name	Age	Position with the Company
Keh-Shew Lu (1) (2)	70	President, Chief Executive Officer and Director
Richard D. White (1)	69	Chief Financial Officer and Secretary
Mark A. King (1)	58	Senior Vice President, Sales and Marketing
Hans Rohrer	68	Senior Vice President, Business Development
Clemente Beltran	47	Vice President, Corporate Supply Chain/Planning, Outsourcing and Quality
Julie Holland	55	Vice President, General Manager, Worldwide Analog Products
Edmund Tang (1)	69	Vice President, Corporate Administration
Francis Tang (1)	62	Vice President, Worldwide Discrete Products

(1) These five executive officers are the Company’s NEOs for 2017.

(2) See “Proposal One - Election of Directors” for biographical information regarding Dr. Keh-Shew Lu.

Richard D. White           Chief Financial Officer and Secretary

Mr. White was appointed the Company’s Chief Financial Officer in 2009. From 2006 to 2009, he served as Senior Vice President, Finance. Mr. White has 36 years of senior level finance experience, including 25 years at TI, where he served as Vice President of Finance and Production Planning for MOS memory, Controller for TI’s Asia Pacific Division in Singapore, and various other financial positions in the United States, France and Germany. From 1999 to 2005, he served as the Chief Financial Officer for Optisoft, Inc., and from 2005 to 2006, he served as a Partner of Tatum, LLC. Mr. White, a licensed certified public accountant, holds a Bachelor’s degree in Electrical Engineering from Oklahoma State University and an MBA from the University of Michigan.

Mark A. King            Senior Vice President, Sales and Marketing

Mr. King was appointed to his current position in 2005. He previously served as the Company’s Vice President, Sales and Marketing from 1998 to 2005 and Vice President, Sales from 1991 to 1998. Prior to joining the Company, Mr. King served for nine years in various sales management positions at Taiwan Lite-On. Mr. King holds a Bachelor’s degree in Business Administration from the University of Arizona.

Hans Rohrer           Senior Vice President, Business Development

Mr. Rohrer was appointed to his current position in 2008. He previously served as the Chief Executive Officer of Zetex plc from 2005 until it was acquired by the Company in 2008. He began his career in research and development at Diehl Data Systems before working at TI from 1976 to 1980, where he held a variety of engineering and marketing positions. From 1980 to 1998, Mr. Rohrer held several senior managerial positions at National Semiconductor Corporation (“NSM”), including worldwide responsibility for the strategic communication of product line activities. Mr. Rohrer led NSM’s European organization from 1990 to 1998 as Vice President and General Manager. From 1999 to 2002, Mr. Rohrer served as President of Taiwan Semiconductor Manufacturing Company Limited (“TSMC”) – Europe. During his tenure with TSMC he was instrumental in establishing some industry-shaping strategic partnerships and the creation and promotion of the European fabless semiconductor industry.

Mr. Rohrer was the President and Chief Executive Officer of Acuid Corporation from 2002 until becoming the CEO of Zetex plc in 2005. Mr. Rohrer holds a Master’s degree in Electronics from Aalen University and received further business and management education from Stanford University and INSEAD.  Mr. Rohrer also served on several boards of both publicly traded and privately held companies.

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Clemente “Clay” Beltran           Vice President, Corporate Supply Chain/Planning, Outsourcing and Quality

Mr. Beltran was appointed to his current position in 2011. Prior to joining the Company, he served as Vice President of Business Development in 2011 for Semtech Corporation after serving as its Vice President of Worldwide Operations from 2006 to 2010. Prior to Semtech, Mr. Beltran served as Director of Worldwide Operations Planning and Backend Operations for Intersil Corporation from 2002 to 2006. He served as Director of Operations for Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits from 1999 until that company was acquired by Intersil in 2002. He holds a Bachelor’s degree in Mathematics from University of California, Los Angeles, as well as an MBA from Pepperdine University.

Julie Holland           Vice President, General Manager, Worldwide Analog Products

Ms. Holland joined the Company in 2008. She previously spent over 20 years at TI where she held several key management roles, last serving as director and general manager of the Connectivity Solutions business unit prior to her departure in 2007. Her responsibilities included leading business and technical teams in the United States, Asia and Japan in the development, production and marketing of multiple analog and interface product lines. Prior to joining the Connectivity Solutions business unit, Ms. Holland served at TI as Director, Worldwide Bus Solutions from 2000 to 2001 and as Director, Computer Peripheral and Control Products from 1997 to 1999. She earned her Bachelor’s degree in Physics and Mathematics at Northwestern University and her Master’s degree in Engineering Management at Southern Methodist University. She is an alumna of Leadership America and Leadership Texas, and was named a Fellow of the International Women’s Forum Leadership Foundation.

Edmund Tang           Vice President, Corporate Administration

Mr. Tang was appointed to his current position in 2006. He has 35 years of managerial and engineering experience, including 25 years at TI, where he last served as its Vice President and global memory quality manager of the world-wide MOS memory operation from 1997 to 2001, and prior to that he was TI’s Vice President and General Manager of Asia memory operations. From 2002 to 2006, Mr. Tang served as the Asia President of FSI International Inc. (“FSI”), a global supplier of wafer cleaning and processing technology, responsible for FSI’s business in Taiwan, Singapore, South Korea, and China. Mr. Tang holds a Bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan and a Master’s degree in Electrical Engineering from Southern Methodist University.

Francis Tang           Vice President, Worldwide Discrete Products

Mr. Tang was appointed to his current position in 2006. He previously served as the Company’s Global Product Manager since 2005. From 2002 until joining the Company, Mr. Tang served as general manager of T2 Microelectronics in Shanghai, China where he managed complex mixed-signal SOC product development. From 1996 to 2001, Mr. Tang was the senior strategic marketing director for Acer Labs, Inc. USA, and prior to that, he was employed by NSM for 17 years, where he held various management positions in analog and mixed-signal circuit design, applications and strategic marketing. Mr. Tang holds a Master’s degree in Electrical Engineering from University of Missouri – Rolla.

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COMPENSATION OF DIRECTORS

The following table sets forth the compensation of each director, who is not a NEO, for service in 2016:

Name (a)	Fees Earned or Paid in Cash ($) (b)	RSUs ($) (1) (2) (c)	Stock Options ($) (1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Raymond Soong	80,000	413,660	—	—	—	—	493,660
C.H. Chen	80,000	282,828	—	—	—	—	362,828
Michael R. Giordano	100,000	82,732	—	—	—	—	182,732
L.P. Hsu	90,000	82,732	—	—	—	—	172,732
John M. Stich	90,000	82,732	—	—	—	—	172,732
Michael K.C. Tsai	80,000	82,732	—	—	—	—	162,732

(1) These amounts reflect the value determined by the Company for financial accounting purposes for these awards and do not reflect whether each director has actually realized a financial benefit from the awards. The value of the equity awards in column (c) and (d) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for RSUs are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2017, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments.

(2) Under the Company’s 2016 director compensation plan, each non-employee director listed in the table above was granted an award of 4,300 RSUs on May 26, 2016, except Mr. Raymond Soong and Mr. C.H. Chen, who were granted awards of 21,500 and 14,700 RSUs, respectively, on May 26, 2016.

The following table shows the aggregate number of shares underlying outstanding RSUs and outstanding stock options held by non-employee directors as of December 31, 2016:

Name	RSUs (#)	Stock Options (#)
Raymond Soong	53,750	—
C.H. Chen	36,750	—
Michael R. Giordano	10,750	—
L.P. Hsu	10,750	—
John M. Stich	10,750	—
Michael K.C. Tsai	10,750	—

Since 2007, each non-employee director of the Company has received a quarterly retainer of $20,000, the Chairman of the Audit Committee has received an additional $5,000 quarterly retainer, and each other member of the Audit Committee has received an additional $2,500 quarterly retainer.

In addition, the following amounts of RSUs, which vest in four equal annual installments commencing on the first anniversary of the date of grant, were granted in 2016 to each non-employee director: Chairman of the Board: 21,500 shares; Vice Chairman: 14,700 shares; and all other directors: 4,300 shares.  The Board may modify such compensation in the future.

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Compensation Committee Interlocks and Insider Participation

During 2016, the Compensation Committee consisted of three directors: Raymond Soong (Chairman), L.P. Hsu, and Michael K.C. Tsai. During 2016, no executive officer of the Company served on the compensation committee (or equivalent) of the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

REPORT OF THE AUDIT COMMITTEE

The Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee comprised of three of the Company’s directors, Michael R. Giordano (Chairman), L.P. Hsu and John M. Stich. Each member of the Audit Committee meets the independence and experience requirements of Nasdaq and the independence requirements of the SEC. Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including evaluating the effectiveness of its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2016; and
•	obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the auditing standards generally accepted in the United States and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee:

•

discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 (formerly, Auditing Standard No. 16) (“Communications with Audit Committees”); and

•

received and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board as currently in effect (“Independence Discussions with Audit Committees”), and reviewed and discussed with the independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2016 was compatible with their independence.

The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The Audit Committee held seven (7) meetings during fiscal 2016, and took action by written consent on three (3) occasions.

22 Diodes Incorporated

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s auditors are independent. Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC. The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Dated: March 24, 2017	THE AUDIT COMMITTEE
Michael R. Giordano, Chairman
L.P. Hsu
John M. Stich

CODE OF ETHICS

The Company has adopted a Code of Ethics applicable to the principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, and all members of the finance department of the Company. The Code of Ethics is available on the Company’s website at www.diodes.com, in the “Investors – Corporate Governance” section. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Regarding Related Person Transactions

The Audit Committee has adopted a written policy (the “Policy”) to review any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, or beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The Policy requires the following:

•

the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•

the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•

before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•

the Audit Committee shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or to renegotiate any such agreement or arrangement which is not so determined to be fair to the Company; and

23 Diodes Incorporated

•	the Company will disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

From time to time, the Audit Committee also will review any transaction it deems significant to the Company, including, but not limited to, transactions with Keylink International (B.V.I.) Inc. and its subsidiaries and affiliates (“Keylink”), and Chengdu Ya Guang Electronic Co., Ltd. and its subsidiaries and affiliates (“Ya Guang”). Keylink is the Company’s 5% joint venture partner in the Company’s Shanghai, China manufacturing facilities, and Ya Guang is the Company’s 5% and 2% joint venture partner in the Company’s Chengdu, China manufacturing facilities.

Relationships and Transactions

The Audit Committee reviews all related party transactions for potential conflict of interest situations on an ongoing basis, in accordance with such procedures as the Audit Committee may adopt from time to time. We believe that all related party transactions are on terms no less favorable to us than could be obtained from unaffiliated third parties.

We conduct business with a related party company, LSC. LSC is our largest stockholder, owning approximately 16.7% of the Company’s outstanding Common Stock as of December 31, 2016, and is a member of the Lite-On Group of companies. Raymond Soong, our Chairman of the Board, is the Chairman of LSC, Co-Tech Copper Foil Corporation, LTC and Silitech, and also serves on the board of Actron, each of which is a member or affiliate of the Lite-On Group. In addition, C.H. Chen, our former President and Chief Executive Officer and our current Vice Chairman of the Board, is also Vice Chairman of LSC and is a board member of Co-Tech Copper Foil Corporation and LTC, a significant shareholder of LSC, each of which is a member or an affiliate of the Lite-On Group. Dr. Keh-Shew Lu, our President and Chief Executive Officer and a member of our Board, is a board member of LTC and Nuvoton. L.P. Hsu, a current member of our Board, serves as a consultant to LTC, and he also currently serves as a supervisor of the Board of Directors of Nuvoton.  Several of our directors and executive officers may own LSC common stock and/or hold options to purchase LSC common stock. The Company considers its relationship with LSC to be mutually beneficial, and the Company plans to continue its strategic alliance with LSC.

In 2016, 2015 and 2014, LSC, our largest stockholder, accounted for approximately 1%-3% of our silicon wafer supply and our finished goods supply.

We sell products to, and purchase inventory from, companies owned by Keylink. We sold products to companies owned by Keylink, totaling approximately 1% of net sales for each of the years ended December 31, 2016, 2015 and 2014.  In addition, our subsidiaries in China lease their manufacturing facilities in Shanghai from, and subcontract a portion of our manufacturing process (metal plating and environmental services) to, Keylink. We also pay a consulting fee to Keylink. The aggregate amounts paid to Keylink for the years ended December 31, 2016, 2015 and 2014 were approximately $16.1 million, $17.9 million and $19.4 million, respectively.

We purchased silicon wafers from Nuvoton that we use in the production of finished goods, totaling $10.4 million and $12.6 million, respectively, for the years ended December 31, 2016 and 2015. See “Risk Factors – One of our external suppliers is also a related party. The loss of this supplier could harm our business, operating results and financial condition.” in Part I, Item 1A, and Note 14 - “Related Party Transactions,” to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2017 for additional information.

Notwithstanding such relationships and transactions, the Board has determined that each of Messrs. Soong, Chen, and Hsu is independent under the rules of Nasdaq and the SEC.

Mr. Kevin Chou, the son-in-law of Dr. Keh-Shew Lu, the Company’s President, Chief Executive Officer and a member of the Board, is employed by the Company as Consolidation Accounting Manager.  He has been an employee since 2009. For 2016, Mr. Chou’s total cash compensation was approximately $152,300, and his total equity compensation was 1,200 RSUs, which vest in four equal annual installments.

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Compliance with Section 16(a) of the Securities Exchange Act of 1934

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.

Specific due dates for these reports have been established by the SEC, and the Company is required to report any failure to file on a timely basis. Based solely upon review of copies of reports filed by the Company’s directors and executive officers with the SEC during the most recent fiscal year ended December 31, 2016, all reports required to be filed in 2016 were filed timely.

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PROPOSAL TWO

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2013 EQUITY INCENTIVE PLAN AND TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE 2013 EQUITY INCENTIVE PLAN

Summary

At the Meeting, we are asking our stockholders to approve an amendment and restatement of the 2013 Equity Incentive Plan (the “2013 Plan”). The amendment to the 2013 Plan was approved by our Board on March 24, 2017, conditioned on and subject to obtaining stockholder approval of the amendment. The proposed amendment would, among other things, increase the number of shares that may be issued pursuant to awards granted under the 2013 Plan by 6,000,000, from 6,000,000 shares to 12,000,000 shares. In addition, the proposed amendment would modify the 2013 Plan as described below.

Additionally, Internal Revenue Code (the "Code") Section 162(m) generally does not allow a publicly-held corporation to claim a federal income tax deduction for compensation that exceeds $1 million paid in any tax year to a "Covered Employee"(defined under Section 162(m) of the Code as our principal executive officer and each of the other three most highly compensated officers, other than the principal financial officer). However, "performance-based compensation" is specifically exempt from the Code Section 162(m) $1 million annual tax deduction limit, provided that certain requirements are satisfied. One such requirement is that the corporation's stockholders approve the "Material Terms" (defined below) under which the performance-based compensation is to be paid, at least every five years if (as is the case under the 2013 Plan) the plan's committee has authority to change the specific targets under the stockholder approved performance goal(s). Our stockholders last approved the Material Terms of the 2013 Plan at our 2013 annual meeting of stockholders. Accordingly, under this Proposal Two, we also are asking you to re-approve the Material Terms of the 2013 Plan at the Meeting. No change has been made to the Material Terms of the 2013 Plan.

The complete text of the 2013 Plan, as amended, is attached as Appendix A to this Proxy Statement. Stockholders are urged to review the 2013 Plan, as amended, together with the following information, which is qualified in its entirety by reference to Appendix A. If there is any inconsistency between the following summary of the 2013 Plan, as amended, and Appendix A, the copy of the 2013 Plan, as amended, attached as Appendix A shall govern.

Reasons for the Increase in Authorized Shares

We currently grant stock-based incentive awards to our employees, consultants and directors (collectively, “Selected Participants”) under the 2013 Plan. The shares currently available for future grant under the 2013 Plan will provide only enough shares for us to grant equity compensation through the end of fiscal 2017 based on the current scope and structure of our equity incentive programs. Accordingly, our Board has amended the 2013 Plan by increasing the number of shares that may be issued pursuant to awards granted under the 2013 Plan by 6,000,000, from 6,000,000 shares to 12,000,000 shares, along with making the modifications to the 2013 Plan described below (collectively the “Amendment”), and we are asking you to approve the Amendment.

26 Diodes Incorporated

Having an adequate number of shares available for future grants is necessary to promote our long-term success and the creation of stockholder value by:

•	Enabling us to continue to attract and retain the services of key employees who would be eligible to receive grants;
•	Aligning participants’ interests with stockholders’ interests through incentives that are based upon the performance of our Common Stock;
•	Motivating participants, through equity incentive awards, to achieve long-term growth in the Company’s business, in addition to short-term financial performance; and
•	Providing a long-term equity incentive program that is competitive with the compensation programs offered by other companies with whom we compete for talent.

	2013 Plan	2013 Plan and Prior Equity Compensation Plans
Shares subject to stock options	341,000	1,833,000
Stock option weighted average exercise price	$ 25.61	$ 23.08
Stock option weighted average remaining term (years)	4.9	3.3
Restricted shares and stock units	2,600,000	2,600,000
Unissued shares available for future grant (taking into account Fungible Share Counting Methodology)	600,000	600,000

Except as noted above, the share amounts in the above table represent the actual number of shares and do not reflect the 2013 Plan fungible share counting methodology which is described below under “Shares Subject to the 2013 Plan.”

The proposed Amendment is intended to provide us with a sufficient number of shares to satisfy our equity grant requirements until our 2021 annual meeting of stockholders (the “2021 Annual Meeting”), based on the current scope and structure of our equity incentive programs and the rate at which we expect to grant stock options, restricted stock, stock units and/or other forms of equity compensation. If we do not receive approval of the proposed Amendment at the Meeting, we expect to exhaust the shares we have available for grant before the 2018 annual meeting, which is our next opportunity to request stockholder approval of additional shares. As a result, we would not be able to make our annual equity grants to executives and key employees in 2018. Without the ability to grant equity, we would need to shift our compensation program from a balanced mix of equity and cash compensation to one that is primarily cash‑based. We believe this would be detrimental to our goal of aligning executives and employees’ interests with that of stockholders.

The 2013 Plan, with an initial share authorization of 6,000,000 shares, was originally approved by our stockholders at our 2013 annual meeting of stockholders.  On March 24, 2017, our Board approved an increase (subject to stockholder approval at the Meeting) of 6,000,000 shares in the number of shares available for grant under the 2013 Plan, which will increase the authorized shares from 6,000,000 shares to 12,000,000 shares. This increase in the number of shares available for grant constitutes approximately 12% of our issued and outstanding shares of Common Stock as of the Record Date.

When approving the increase of 6,000,000 shares in the number of shares available for grant under the 2013 Plan, from 6,000,000 shares to 12,000,000 shares, the Board considered a number of factors, including those set forth below:

•

Alignment with our Stockholders.  Achieving superior, long‑term results for our stockholders remains one of our primary objectives. In order for our employees to think and act like owners, we use equity as a central component of our overall compensation strategy. We believe that stock ownership enhances the alignment of the long‑term economic interests of our employees and our stockholders.

If the proposed Amendment to the 2013 Plan is not approved by stockholders, we would be unable to grant equity as part of our total compensation strategy (as of the record date less than 800,000 shares remain

27 Diodes Incorporated

available to grant). As a result, our ability to align our employees’ long‑term economic interests with those of our stockholders would be significantly hampered.

•

Attract, Motivate and Retain Key Employees.  We compete for employees in a variety of geographic and talent markets and strive to maintain compensation programs that are competitive in order to attract, motivate and retain key employees. If we are unable to grant equity as part of our total compensation strategy due to the lack of adequate share authorization under the 2013 Plan, our ability to attract and retain all levels of talent we need to operate our business successfully would be significantly harmed.

•

Equity vs. Cash Compensation.  If the proposed Amendment is not approved by our stockholders at the Meeting, we will have to substantially alter our compensation program which includes equity as well as cash compensation.

•

Balanced Approach to Compensation.  We believe that a balanced approach to compensation—using a mix of salaries, performance‑based bonus incentives and long‑term equity incentives (including performance based equity)—encourages management to make decisions that favor long‑term stability and profitability, rather than short‑term results. If the proposed Amendment is not approved by our stockholders at the Meeting, our ability to continue to retain this balanced approach to compensation would be hampered.

•

Burn Rate and Dilution.  When deciding if, and by how much, to increase the number of shares available for grant under the 2013 Plan, the Board evaluated the current number of shares available for grant, our projected need for equity grants over the next four years, our three‑year average and most current fiscal year burn rates and the dilutive impact of the proposed share increase.

Burn rate is the rate at which a company is granting equity awards. Using the Institutional Shareholder Services (ISS) methodology, we express our burn rate as the gross number of shares awarded as a percentage of our weighted average shares outstanding. Grants of full‑value awards (e.g., restricted stock or stock units) are adjusted in this computation and are multiplied by a factor based on our stock price volatility. Canceled or forfeited equity compensation awards are excluded from this calculation. Our three‑year average gross burn rate for fiscal years 2016, 2015, and 2014 was 5.7% versus an industry cap of 7.7%, as set forth by ISS for 2017. Additionally, our one‑year burn rate was 4.5% using the same methodology. We estimate that based on our projected share usage for fiscal 2017, our current year burn rate will remain about the same as the prior year. Therefore, the Board determined that our current and projected rates of equity compensation usage are reasonable.

In addition, the Board considered whether the potential dilutive effect to stockholders is reasonable. Dilution is calculated by adding the number of shares subject to outstanding awards plus shares available to grant plus the proposed additional shares, and expressing such sum as a percentage of the total number of diluted outstanding shares. The Board considered that if we were to increase the number of shares available under the 2013 Plan by 6,000,000 shares (which itself represents approximately 12% of our total number of currently outstanding shares), then dilution resulting from such increase would be approximately 18%.  Our present dilution under the 2013 Plan’s outstanding awards and unissued shares, before adding in the requested increase of 6,000,000 shares, is 9%.

After carefully considering each of these points, the Board believes the proposed Amendment to the 2013 Plan is essential for our future success and encourages stockholders to consider these points in voting to approve the proposed Amendment.

Additional Modifications OR CLARIFICATION

In addition to the increase in shares from 6,000,000 shares to 12,000,000 shares, the Amendment includes the following modifications or clarifications to the 2013 Plan which are also covered in further detail below:

•

At least 95% of the shares underlying 2013 Plan awards shall have a minimum vesting period of at least one year from the date of the award’s grant. This minimum vesting requirement for such covered Awards may not be superseded by an individual Award agreement or other agreement.

•	Stock dividends or dividend equivalents that are distributed in the form of shares and paid with respect to 2013 Plan awards shall count against the overall 2013 Plan share limit.

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•

Clarification that whether or not an award is settled with shares and/or other consideration, the gross number of such shares for which compensation is being provided shall count against the 2013 Plan’s overall share grant limits.

Key Features of the 2013 Plan

Certain key features of the 2013 Plan are summarized as follows:

•	If not terminated earlier by the Board, the 2013 Plan will terminate on May 28, 2023.
•

Up to a maximum aggregate of 6,000,000 shares (12,000,000 shares as proposed to be amended) of Common Stock may be issued under the 2013 Plan. However, a share that is issued pursuant to an award other than a stock option or SAR shall count as 1.84 shares against this limit.

•

The 2013 Plan will generally be administered by a committee comprised solely of independent members of the Board. This committee will be the Compensation Committee unless otherwise designated by the Board (the “2013 Plan Committee”). The Board or 2013 Plan Committee may designate a separate committee to make awards to employees who are not officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 or are not “Covered Employees” (as defined under Internal Revenue Code (the “Code”) Section 162(m)). Code Section 162(m) provides that Covered Employees are the principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer).

•

Employees, consultants and Board members are eligible to receive awards, provided that the 2013 Plan Committee has the discretion to determine (i) who shall receive any awards, and (ii) the terms and conditions of such awards.

•	Awards may consist of incentive stock options (“ISOs”), nonstatutory stock options (“NQSOs”), restricted stock, stock units, SARs, other equity awards and/or performance-based cash awards.
•	Stock options and SARs may not be granted at a per share exercise price below the fair market value of a share of our Common Stock on the date of grant.
•	Stock options and SARs may not be repriced or exchanged without stockholder approval.
•	The maximum exercisable term of stock options and SARs may not exceed eight years.
•	Awards can potentially qualify as tax deductible “qualified performance-based compensation” within the meaning of Code Section 162(m) depending on the terms of the award.
•	Awards are subject to recoupment of compensation policies adopted by the Company.
•

A non-employee director cannot receive awards in any fiscal year which in the aggregate exceeds the following number of shares: Chairperson: 240,000, Vice Chairperson: 160,000, Other Non-Employee Director: 20,000.

•

At least 95% of the shares underlying 2013 Plan awards shall have a minimum vesting period of at least one year from the date of the award’s grant. This minimum vesting requirement for such covered Awards may not be superseded by an individual Award agreement or other agreement.

Background and Purpose of the 2013 Plan

The purpose of the 2013 Plan is to promote our long-term success and the creation of stockholder value by:

•	Attracting and retaining the services of key employees who would be eligible to receive grants as Selected Participants,
•	Motivating Selected Participants through equity-based compensation that is based upon the performance of our Common Stock, and
•

Further aligning Selected Participants’ interests with the interests of our stockholders, through the award of equity compensation grants which increases their proprietary interest in the Company, to achieve long-term growth over short-term performance.

The 2013 Plan permits the grant of the following types of equity-based incentive awards: (1) stock options (which can be either ISOs or NQSOs), (2) SARs, (3) restricted stock, (4)restricted stock units  (“RSUs”), (5) other equity awards and

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(6) performance-based cash awards. The vesting of equity awards can be based on either continuous service and/or performance goals, although our historical practice has been to vest based on continuous service. Awards are evidenced by a written agreement between the Selected Participant and the Company.

Eligibility to Receive Awards

Employees, consultants and Board members of the Company and certain of our affiliated companies are eligible to receive awards under the 2013 Plan. The 2013 Plan Committee determines, in its discretion, the Selected Participants who will be granted awards under the 2013 Plan. As of the Record Date, approximately 7,000 individuals (including 8 executive officers) and 6 non-employee directors were eligible to participate in the 2013 Plan. With respect to our non-employee directors, the 2013 Plan provides that any non-employee director cannot receive awards in any fiscal year that in the aggregate exceeds 240,000 shares for the Chairperson, 160,000 shares for the Vice Chairperson, and 20,000 for other non-employee directors. Provided that the Board affirmatively acts to implement such a process, the 2013 Plan also provides that non-employee directors may elect to receive stock grants or stock units (which would be issued under the 2013 Plan) in lieu of fees that would otherwise be paid in cash.

Shares Subject to the 2013 Plan

The maximum number of shares of Common Stock that can be issued under the 2013 Plan is 6,000,000 shares (12,000,000 shares as proposed to be amended). We recognize the greater intrinsic value of restricted stock and stock units and, accordingly, we designed the 2013 Plan with a “fungible share counting methodology” such that shares issued pursuant to an award other than a stock option or SAR shall count as the issuance of 1.84 shares for purposes of counting toward this maximum share limit while a share that is issued pursuant to a stock option or SAR award shall count as the issuance of one (1) share. The shares underlying forfeited or terminated awards, or awards which are entirely settled with cash, (without payment of consideration), or unexercised awards become available again for issuance under the 2013 Plan, but.  But in all other cases, regardless of the actual number of shares issued to the Award holder, the gross number of shares for which compensation is being provided (including any shares used to pay an award’s exercise price or tax withholding obligations) count against the 2013 Plan’s share limit. The 2013 Plan also imposes certain share grant limits such as the limit on grants to non-employee directors described above and other limits that are intended to comply with the legal requirements of Code Sections 162(m) and 422 and which are discussed further below. No fractional shares may be issued under the 2013 Plan. No shares will be issued with respect to a participant’s award unless applicable tax withholding obligations have been satisfied by the participant.

Administration of the 2013 Plan

The 2013 Plan will be administered by our Board’s Compensation Committee, acting as the 2013 Plan Committee, which shall consist of independent Board members as specified under Nasdaq rules. With respect to certain awards issued under the 2013 Plan, the members of the 2013 Plan Committee also must be “Non-Employee Directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and/or “outside directors” under Section 162(m) of the Code. Subject to the terms of the 2013 Plan, the 2013 Plan Committee has the sole discretion, among other things, to:

•	Select the individuals who will receive awards,
•	Determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),
•	Correct any defect, supply any omission, or reconcile any inconsistency in the 2013 Plan or any award agreement,
•

Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2013 Plan,

•	Permit a participant to defer compensation to be provided by an award, and
•	Interpret the provisions of the 2013 Plan and outstanding awards.

The 2013 Plan Committee (or the Board) may suspend vesting, settlement, or exercise of awards pending a determination of whether a Selected Participant’s service should be terminated for cause (in which case outstanding awards would be forfeited). Awards may be subject to any policy that the Board may implement on the recoupment of compensation (referred to as a “clawback” policy). The members of the Board, the 2013 Plan Committee and their

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delegates shall be indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2013 Plan. In addition, the 2013 Plan Committee may use the 2013 Plan to issue shares under other plans or sub-plans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates.

Types of Awards

Stock Options

A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2013 Plan Committee will determine, among other terms and conditions, the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of a share of our Common Stock on the date of grant of the stock option. The fair market value of a share of our Common Stock for the purposes of pricing our awards shall be equal to the regular session closing price for our Common Stock as reported by the Nasdaq Global Select Market on the date of determination. Stock options may not be repriced or exchanged without stockholder approval, and no re-load options may be granted under the 2013 Plan.

Stock options granted under the 2013 Plan may be either ISOs or NQSOs. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on NQSOs. For example, the exercise price for any ISO granted to any employee owning more than 10% of our Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant, and such ISO must expire no later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of Common Stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. In order to comply with Treasury Regulation Section 1.422-2(b), the 2013 Plan provides that no more than 250,000 shares may be issued pursuant to the exercise of ISOs.

A stock option granted under the 2013 Plan generally cannot be exercised until it becomes vested. The 2013 Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term for stock options granted under the 2013 Plan may not exceed eight years from the date of grant although the 2013 Plan Committee may establish a shorter period at its discretion. The exercise price of each stock option granted under the 2013 Plan must be paid in full at the time of exercise, either with cash, or through a broker-assisted “cashless” exercise and sale program, or net exercise, or through another method approved by the 2013 Plan Committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.

SARs

A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares on the date of the SAR’s exercise and the aggregate exercise price of the shares covered by the exercised portion of the SAR. The 2013 Plan Committee determines the terms of SARs, including the exercise price (provided that such per share exercise price cannot be less than the fair market value of a share of our Common Stock on the date of grant), the vesting and the term of the SAR. The maximum term for SARs granted under the 2013 Plan may not exceed eight years from the date of grant, subject to the discretion of the 2013 Plan Committee to establish a shorter period. Settlement of a SAR may be in shares of Common Stock or in cash, or any combination thereof, as the 2013 Plan Committee may determine. SARs may not be repriced or exchanged without stockholder approval.

Restricted Stock

A restricted stock award is the grant of shares of our Common Stock to a Selected Participant and such shares may be subject to a substantial risk of forfeiture until specific conditions or goals are met. The restricted shares may be issued with or without cash consideration being paid by the Selected Participant as determined by the 2013 Plan Committee. The 2013 Plan Committee also will determine any other terms and conditions of an award of restricted stock. In determining whether an award of restricted stock should be made, and/or the vesting schedule for any such award, the 2013 Plan Committee may impose whatever conditions to vesting it determines to be appropriate. During the period of vesting, the participant will not be permitted to transfer the restricted shares but will generally have voting and dividend rights (subject to vesting) with respect to such shares.

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RSUs

RSUs are the right to receive an amount equal to the fair market value of the shares covered by the RSU at some future date after the grant. The 2013 Plan Committee will determine all of the terms and conditions of an award of RSUs, including the vesting period. Upon each vesting date of a RSU, a Selected Participant will become entitled to receive an amount equal to the number of shares indicated in the grant notice, or, if expressed in dollar terms, the fair market value of the shares on the settlement date. Payment for vested RSUs may be in shares of Common Stock or in cash, or any combination thereof, as the 2013 Plan Committee may determine. Settlement of vested stock units will generally occur at or around the time of vesting but the 2013 Plan Committee may permit a participant to defer such compensation until a later point in time. Stock units represent an unfunded and unsecured obligation for us, and a holder of a stock unit has no rights other than those of a general creditor.

Other Awards

The 2013 Plan also provides that other equity awards, which derive their value from the value of our shares or from increases in the value of our shares, may be granted. In addition, cash awards which are intended to qualify as performance-based compensation under Code Section 162(m) may be issued to Covered Employees. Substitute awards may be issued under the 2013 Plan in assumption of or substitution for or exchange for awards previously granted by an entity which we (or an affiliate) acquire.

Performance Conditions and Annual Grant Limits

The 2013 Plan specifies performance conditions that the 2013 Plan Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria shall be limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours: cash flow, earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), earnings per share, growth in earnings or earnings per share, stock price, return on equity or average stockholders’ equity, total stockholder return, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, market share, contract awards or backlog, overhead or other expense reduction, growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index, credit rating, strategic plan development and implementation, improvement in workforce diversity, earnings before interest, taxes, depreciation, and amortization, any other similar criteria, and any combination of the foregoing.

Each of the above performance criteria can be approved for use, at the 2013 Plan Committee’s discretion, in the grant of awards that are intended to qualify as performance-based compensation under Code Section 162(m). Including one or more of the foregoing performance conditions in awards of restricted stock and RSUs to Covered Employees (as defined below) can permit these awards to qualify as performance-based compensation. Certain other awards which derive their value entirely from an increase in the value of our shares after the date of the grant, such as stock options or SARs, may qualify as performance-based compensation under Code Section 162(m) without including of any of the above performance criteria.

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Awards may be granted under the 2013 Plan to Covered Employees, which qualify for the performance-based compensation exception to the income tax deduction limitations of Section 162(m) of the Code. Qualified performance-based compensation is not subject to the Code Section 162(m) deduction limit. In this regard, the 2013 Plan imposes the following individual annual grant limits on awards that are intended to constitute qualified performance-based compensation under Code Section 162(m):

Grant Limit Per Fiscal Year
Stock Options and SARs	250,000 shares
Restricted Stock	250,000 shares
RSUs	250,000 shares
Other Equity Awards	250,000 shares
Cash Awards	$5,000,000

The numerical limits expressed in the above table shall in each case be increased to 500,000 shares with respect to awards (other than cash awards) granted to a Selected Participant during the fiscal year of the Selected Participant’s commencement of employment with the Company or during the first fiscal year that the Selected Participant becomes a Covered Employee. It is impossible to be certain that all 2013 Plan awards or any other compensation paid by the Company to Covered Employees will be tax deductible. Further, the 2013 Plan does not preclude the Compensation Committee from making other compensation payments outside of the 2013 Plan to Covered Employees even if such payments do not qualify for tax deductibility under Code Section 162(m). See also the section under the heading “Internal Revenue Code Section 162(m)” and “Request to Re-Approve Material Terms of the Performance Goals Under the 2013 Plan” below for further information on Code Section 162(m).

Minimum Vesting of Awards

If this Proposal Two is approved, then with respect to at least 95% of the shares underlying 2013 Plan awards, such awards shall have a minimum vesting period for every portion of the award of at least one year after the date of grant. This minimum vesting requirement for such covered Awards may not be superseded by an individual Award agreement or other agreement.

Limited Transferability of AwardS

Awards granted under the 2013 Plan generally are not transferrable other than by will or by the laws of descent and distribution. However, the 2013 Plan Committee may in its discretion permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Selected Participant’s immediate family or to a trust or other entity for the benefit of the Selected Participant and/or member(s) of his or her immediate family.

Termination of Employment, Death or Disability

The 2013 Plan generally determines the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, or disability and the status of the award as vested or unvested, unless the award agreement or a Selected Participant’s employment agreement or other agreement provides otherwise.

Dividends and Dividend Equivalents

Any dividends or dividend equivalents distributed in the form of shares under the 2013 Plan will count against the 2013 Plan’s maximum share limit. The 2013 Plan also provides that dividend equivalents will not be paid or accrue on unexercised stock options or unexercised SARs. Dividends and dividend equivalents that may be paid or accrue with respect to unvested Awards shall be subject to the same vesting conditions as the underlying award and shall only be distributed to the extent that such vesting conditions are satisfied.

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Adjustments upon Changes in Capitalization

In the event of the following actions:

•	stock split of our outstanding shares of Common Stock,
•	stock dividend,
•	dividend payable in a form other than shares in an amount that has a material effect on the price of the shares,
•	consolidation,
•	combination or reclassification of the shares,
•	recapitalization,
•	spin-off, or
•	other similar occurrences,

then the following shall each be equitably and proportionately adjusted by the 2013 Plan Committee:

•	maximum number of shares that can be issued under the 2013 Plan (including the ISO limit and per participant grant limits),
•	number and class of shares issued under the 2013 Plan and subject to each award,
•	exercise prices of outstanding awards, and
•	number and class of shares available for issuance under the 2013 Plan.

Change in Control

In the event that we are a party to a merger or other reorganization or similar transaction, outstanding 2013 Plan awards will be subject to the agreement pertaining to such merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption or substitution of the outstanding awards by the surviving entity or its parent, (iii) full exercisability and/or full vesting of outstanding awards, or (iv) cancellation of outstanding awards either with or without consideration, in all cases with or without consent of the Selected Participant. The Board or the 2013 Plan Committee need not adopt the same rules for each award or Selected Participant.

The 2013 Plan Committee will decide the effect of a change in control of the Company on outstanding awards. The 2013 Plan Committee may, among other things, provide that awards will fully vest and/or be canceled upon a change in control, or fully vest upon an involuntary termination of employment following a change in control. The 2013 Plan Committee may also include in an award agreement provisions designed to minimize potential negative income tax consequences for the participant or the Company that could be imposed under the golden parachute tax rules of Code Section 280G.

Term of the 2013 Plan

The 2013 Plan is in effect until May 28, 2023, or until earlier terminated by the Board.  Outstanding awards shall continue to be governed by their terms after the termination of the Plan.

Governing Law

The 2013 Plan shall be governed by the laws of the State of Delaware (which is the state of our incorporation) except for conflict of law provisions.

Amendment and Termination of the 2013 Plan

The Board generally may amend or terminate the 2013 Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments to the extent required by applicable laws, regulations or rules. The 2013 Plan expressly provides that the Board can amend the 2013 Plan to take into account changes in securities laws (including, without limitation, Rule 16b-3 of the Securities Exchange Act of 1934), federal income tax laws and other laws without obtaining stockholder approval.

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Request to Re-Approve THE Material Terms of the Performance Goals Under the 2013 Plan

For compensation to qualify as "performance-based compensation" under Code Section 162(m), one requirement is that a corporation's stockholders approve the "material terms of the performance goals" under which performance-based compensation is to be paid, at least every five (5) years if (as is the case under the 2013 Plan) the plan's committee has authority to change the specific targets under the stockholder approved performance goal(s). Under Code Section 162(m), the material terms of the performance goal ("Material Terms") requiring stockholder approval are:

•	The employees eligible to receive the performance-based compensation;
•	A description of the business criteria on which each performance goal is based; and
•

Either the formula used to calculate the performance-based compensation, or, alternatively, the maximum amount of such compensation that could be awarded or paid to any eligible employee if the applicable performance goals are met.

Participant Eligibility

Our employees, non-employee directors and consultants, and those of certain of our subsidiaries and affiliated companies, are eligible to receive awards under the 2013 Plan. The 2013 Plan Committee determines, in its discretion, the Selected Participants to be granted awards under the 2013 Plan.

Performance Condition Business Criteria

The 2013 Plan specifies performance conditions that the 2013 Plan Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria are limited to one or more of the target objectives involving us or a subsidiary or affiliate of ours as enumerated above in the Performance Conditions and Annual Grant Limits section.

If this Proposal Two is approved by stockholders, then each of the above performance criteria would be approved for use (until the earlier of our annual meeting of stockholders in 2022 or the expiration of the 2013 Plan), at the 2013 Plan Committee's discretion, in awards that are intended to qualify as performance-based compensation under Code Section 162(m). While the 2013 Plan Committee intends to include one or more of the foregoing performance conditions in awards of restricted stock and stock units to Covered Employees made under the 2013 Plan, due to the complexities of Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance that such awards would qualify as "performance-based compensation" such that the Company would be able to claim a tax deduction for such awards without limitation under Code Section 162(m). Certain other awards, such as stock options, may also qualify as performance-based compensation under Code Section 162(m) without including of any of the above performance conditions.

Limitations on the Magnitude of Grants

The 2013 Plan imposes per person fiscal year grant limits on awards as enumerated above in the Performance Conditions and Annual Grant Limits section.

Certain Federal Income Tax Information

The following is a general summary, as of March 1, 2017, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2013 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2013 Plan.

Incentive Stock Options

For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common

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stock will be taxed as a long‑term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any additional gain or loss recognized upon any later disposition of the shares would be a short‑ or long‑term capital gain or loss, depending on whether the shares have been held by the participant for more than one year. Utilization of losses is subject to special rules and limitations. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Nonqualified Stock Options

A participant who receives a nonqualified stock option generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise.

Restricted Stock

A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares, if any.

Stock Units

No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the shares issued or payment received in connection with the vested stock units.

Stock Appreciation Rights

No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received.

Income Tax Effects for the Company

We generally will be entitled to a tax deduction in connection with an award under the 2013 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an nonqualified stock option or vesting of restricted stock).

Internal Revenue Code Section 162(m) Limits.  Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to our Covered Employees. The 2013 Plan is intended to enable certain awards to constitute performance‑based compensation not subject to the annual deduction limitations of Section 162(m) of the Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Board has not adopted a policy that all compensation must be tax deductible or be intended to qualify as performance‑based compensation and certain grants made to Covered Employees under the 2013 Plan may not be deductible by the Company, in whole or in part.

Internal Revenue Code Section 280G.  For certain persons, if a change in control of the Company causes an award to vest or become newly payable, or if the award was granted within one year of a change in control and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Section 280G of the Code (generally, this dollar limit is equal to three times the five‑year historical average of the individual’s annual compensation received from the Company), then the entire amount exceeding the individual’s average annual compensation will be considered an excess

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parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount and the Company cannot deduct the excess amount from its taxable income.

Internal Revenue Code Section 409A.  Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2013 Plan (such as stock units). The intent is for the 2013 Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.

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New Plan Benefits

All 2013 Plan awards are granted at the 2013 Plan Committee’s discretion, subject to the limitations contained in the 2013 Plan. Therefore, future benefits and amounts that will be received or allocated under the 2013 Plan are not presently determinable. For information with respect to equity grants made to our Named Executive Officers in fiscal 2016 under the 2013 Plan, please see the sections entitled “Executive Compensation – Grants of Plan Based Awards’ and “Compensation Discussion and Analysis – 2016 NEO Compensation – Long-Term Incentives” in this Proxy Statement. As of the Record Date, the fair market value of a share of our Common Stock (as determined by the closing price quoted by the NASDAQ Global Select Market on that date) was $24.61.

Existing Plan Benefits

The following table sets forth the number of shares subject to all equity awards granted through the Record Date under the 2013 Plan. These share numbers do not take into account the effect of equity awards that have been exercised or were cancelled or that expired unexercised.

Name and Position	Number of Shares
	Options	RSUs	PSUs
Dr. Keh-Shew Lu, President and Chief Executive Officer	160,000	442,905	762,905
Richard D. White, Chief Financial Officer and Secretary	50,000	93,861	19,861
Mark A. King, Senior Vice President, Sales and Marketing	43,000	80,332	20,332
Edmund Tang, Vice President, Corporate Administration	20,000	47,583	7,583
Francis Tang, Vice President, Worldwide Discrete Products	20,000	62,214	18,214
All current executive officers as a group	321,000	792,007	844,007
All non-employee directors as a group	-	213,600	-
All employees as a group (excluding executive officers)	41,000	2,021,854	-

We are asking you to approve the proposed Amendment to the 2013 Plan and to re-approve the Material Terms of the performance goals under the 2013 Plan. Approval of this Proposal Two constitutes both approval of the Amendment and re-approval of the Material Terms of the performance goals under the 2013 Plan and will require the affirmative vote of a majority of the outstanding shares of our Common Stock present, in person or by proxy, and entitled to be voted on the Amendment at the Meeting.  If this Proposal Two is not approved by stockholders then the current pre-amended version of the 2013 Plan will remain in effect as is.  Abstentions will be included in the number of shares present and entitled to vote on this Proposal Two and, accordingly, will have the effect of a vote “AGAINST” the Amendment. Broker non-votes will not be considered as present and entitled to vote on this Proposal Two and, accordingly, will have no effect on this proposal other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 2013 EQUITY INCENTIVE PLAN AND TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2013 EQUITY INCENTIVE PLAN.

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PROPOSAL THREE

APPROVAL OF EXECUTIVE COMPENSATION

At the Meeting, the stockholders are being asked to approve the compensation of the NEOs as disclosed below pursuant to the compensation disclosure rules of the SEC, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure below in “Executive Compensation.”

At the Company’s 2011 annual meeting of the stockholders, the Company’s stockholders voted in favor of providing stockholders an advisory vote on the approval of the compensation of the Company’s NEOs on an annual basis.

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve Company performance goals and individual objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.

The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices. See “Compensation Discussion and Analysis” and “Executive Compensation” for information about our executive compensation programs, including information about the fiscal 2016 compensation of the NEOs.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Executive Compensation.”

Approval of the compensation paid to the NEOs, as disclosed below pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting.

This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION.”

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PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Meeting, the stockholders are being asked to indicate how frequently we should hold future stockholder advisory votes on executive compensation. By voting on this proposal, stockholders may indicate whether they would prefer a stockholder advisory vote on executive compensation once every one year, two years or three years.

After careful consideration, the Board has decided to recommend that stockholders vote in favor of holding a stockholder advisory vote on executive compensation every one year. The Board supports an annual vote so that our Compensation Committee can take such advisory vote into consideration when setting compensation in the succeeding year, and thereby align more closely with the long-term strategic objectives of our executive compensation programs.

The frequency — one year, two years or three years — that receives the greatest number of votes will be considered to have been approved by the stockholders. This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our stockholders and will consider the result of this vote in setting the frequency of future stockholder advisory votes on executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” HOLDING FUTURE STOCKHOLDER ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY ONE YEAR.

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

We have a new executive compensation program that has been fully adopted and implemented. It was carefully developed to incorporate the feedback that we gathered and analyzed from a spectrum of stakeholders, including our stockholders, proxy advisory firms, independent consultants, management and our full Board.

This Compensation Discussion and Analysis (“CD&A”) summarizes the changes we made and explains how the program will work going forward. It also reviews the decisions that the Compensation Committee of the Board (the “Committee”) made for fiscal 2016.

Our new program is designed to ensure we execute on our business objectives ― achieve sustainable profitable growth and generate positive cash flow. Our compensation philosophy is driven by the following guiding principles that underpin the critical connections between performance, long-term value creation, talent management and compensation governance:

Our named executive officers (“NEOs”) for fiscal 2016 are:

Dr. Keh-Shew Lu	President and Chief Executive Officer (“CEO”) and a member of the Board
Richard D. White	Chief Financial Officer and Secretary
Mark A. King	Senior Vice President, Sales and Marketing
Edmund Tang	Vice President, Corporate Administration
Francis Tang	Vice President, Worldwide Discrete Products

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WE MADE SIGNIFICANT CHANGES TO OUR PROGRAM

At the beginning of 2016, the salary, bonus and long-term compensation plan for 2016 was already in place for the CEO, NEOs and other executive officers. During 2016, we increased our stockholder engagement efforts.  Prior to the 2016 annual meeting of stockholders’ our Chief Financial Officer, Rick White, and Director of Investor Relations, Laura Mehrl, contacted several of Diodes’ largest stockholders, representing between 15% and 20% of Diodes’ outstanding common stock.   During these discussions our stockholders explained that they considered Diodes’ bonus formula to be overly complex, hard to understand and difficult to directly measure pay for performance.  In addition, the Committee and the Board noted the unfavorable comments from proxy advisory firms.  Based on these inputs plus the unfavorable 2016 say-on-pay vote, our senior management, the Committee and the entire Board implemented a plan to address our stockholders’ top concerns.  After interviewing several compensation consultants, the Committee in July 2016, retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), a leading independent compensation consulting firm, to gather further insight on current pay practices and to design and help implement a best-in-class executive compensation program.  The Committee met with Pearl Meyer six times.  The Board approved the new compensation program on October 21, 2016 for implementation on January 1, 2017.  In addition, the Committee hired an independent third party to review and make recommendations about the new compensation program. Here is a summary of the actions we took:

Step #1: Eliminate the “All or Nothing” Approach to the CEO’s Long-Term Incentives

The senior management team, Compensation Committee and Board all recognized that re-establishing the same “all or nothing” approach to granting Dr. Lu’s long-term incentive awards in 2015, as we did in 2009, was not well-received. To this end, in February 2017 the 700,000 performance restricted share awards (“PRSAs”) which Dr. Lu was entitled to receive between 2015 and 2018 pursuant to his employment agreement (the “2015 Awards”) were modified and replaced with 62,905 performance stock units (the “”Modified Awards”).  The Modified Awards cover fewer shares and have more stringent vesting and performance criteria than the 2015 Awards they replaced.  The Modified Awards replace the 2015 Awards and, therefore are intended to be Dr. Lu’s annual equity incentive award grant for 2015.  For additional information concerning the performance criteria of the 2015 Awards and the Modified Awards, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table - Amendment to Dr. Lu’s Employment Agreement” below.

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The chart below illustrates the relative degree of alignment between total shareholder return and CEO pay, excluding the 2015 Awards, for Diodes and its 2017 Peer Group for 2014, 2015 and 2016. For further information concerning the 2017 Peer Group, see “2016 Compensation Review Process and Outcomes - Annual Evaluation Procedures – Selection of Peer Group Companies.”

The table below illustrates the change in Dr. Lu’s total direct compensation for the years 2013 – 2016:

CEO's Total Direct Compensation
	2013	2014	2015	2016	2016 vs 2013
Base Salary	$ 482,958	$ 539,250	$ 591,750	$ 633,792	31%
Bonus	$ 760,000	$ 920,000	$ 460,000	$ 635,000	-16%

RSU's
Number of shares	80,000	80,000	110,000	110,000
Value/share	$ 23.35	$ 27.92	$ 25.72	$ 19.24
Value	$ 1,868,000	$ 2,233,600	$ 2,829,200	$ 2,116,400

Stock Options
Number of shares	80,000	80,000	-	-
Value/share	$ 12.88	$ 15.68	$ -	$ -
Value	$ 1,030,400	$ 1,254,400	$ -	$ -

Total Long-Term Incentive	$ 2,898,400	$ 3,488,000	$ 2,829,200	$ 2,116,400	-27%

Total Compensation	$ 4,141,358	$ 4,947,250	$ 3,880,950	$ 3,385,192	-18%
Change		19%	-22%	-13%

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Our CEO’s total direct compensation for 2014, 2015 and 2016, as modified, changed by 19%, (22%) and (13%), respectively, compared to the prior year.  Total shareholder return for 2014, 2015 and 2016 changed by 17%, (16.7%) and 11.7%, respectively, compared to the prior year.  From 2013 – 2016, total CEO direct compensation decreased 18% compared to an increase in total shareholder return of 9%.

Pearl Meyer compared our executive compensation program to the compensation practices of our 2017 Peer Group  and determined that our executive compensation program is positioned in the 15th percentile overall in terms of direct compensation.  The relative pay rank for our CEO, other NEOs and other executives by type of compensation is detailed in the following chart:

Pay Rank
Component of Pay	CEO (1)	Other NEOs	Other Executives	Overall
Base salary	32nd	35th	48th	38th
Cash compensation (base salary + actual bonus paid)	32nd	22nd	46th	30th
Long-term incentives ("LTI")	12th(1)	11th	22nd	14th
Total direct compensation (cash compensation + LTI)	<10th	<10th	29th	15th

(1)  CEO’s 2015 Awards not included. These awards were replaced by the Modified Awards in February 2017.    See “Narrative to Summary Compensation Table and Grants of Plan-Based Award Table – 2017 Amendment to Dr. Lu’s Employment Agreement” and “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements."

Step #2: Rework the Incentive Plans for All NEOs

The senior management team, Compensation Committee and Board also understood that the annual and long-term incentive plans were both in need of modifications. The following is a brief overview of the changes that we made based on what we heard from our key stakeholders:

What We Heard	What We Did
Apply similar methodologies to incentive opportunities for all NEOs	Implemented new annual (“bonus”) and long-term incentive (“LTI”) plans that use the same approach to granting awards for the CEO, all other NEOs and other executive officers.
Make it easier to understand the relationship between performance and payouts under the annual bonus plan	Restructured our annual bonus plan to determine actual payouts using a formula linked to specific goals that are heavily weighted toward financial performance.
Eliminate discretionary annual cash bonuses	Restructured our annual bonus plan to determine actual payouts based on financial metrics (80% for 2017) and specific strategic targets (20% for 2017)
Use a more realistic performance period for measuring long-term incentives	Designed LTI plan awards to vest contingent upon actual results over a three-year, cumulative performance period relative to pre-established threshold, target and maximum performance levels.
Base a meaningful portion of long-term incentives on performance for all NEOs	Aligned the LTI plan equity mix with market practice by ensuring at least half (50%) of long-term incentives are performance-based.

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OUR NEW PROGRAM AT-A-GLANCE

Best-Practice Compensation Governance Features

Our executive compensation program is grounded in the following best-practice governance features:

What We Do		What We Don’t Do
✓	Place heavy emphasis on performance-based variable compensation, consistent with market best practices	✘	Allow option backdating, cash out of underwater options or option repricing
✓	Use stock ownership guidelines	✘	Provide significant perquisites
✓	Include a clawback policy in our incentive plans	✘	Excise tax gross up upon a change in control
✓	Conduct an annual risk assessment	✘	Permit hedging or pledging of Company stock, or short sales and transactions in derivatives
✓	Engage an independent compensation consultant	✘	Offer enhanced retirement formulas or death benefits
✓	Have a “double-trigger” equity vesting upon a change in control	✘	Provide automatic acceleration of equity awards upon retirement
✓	Conduct an annual stockholder say-on-pay vote	✘	Pay dividend equivalents on unearned restricted shares or stock units

Core Elements of Total Direct Compensation (“TDC”)

The principal elements of our new program are summarized in the table below:

Element	Form	What It Does		How It Links to Performance
Base Salary	Cash (Fixed)	Provides a competitive rate relative to similar positions in the market, and enables the Company to attract and retain critical executive talent	•	Based on job scope, level of responsibilities, experience, tenure and market levels
Annual (Bonus) Incentive Plan	Cash (Variable)	Focuses executives on achieving annual financial and strategic goals that drive long-term stockholder value	•	Payouts: 0% to 200% of target, based on results against pre-established goals
			•	Financial Metrics: Earnings Per Share (“EPS”) and revenue (80% of bonus for 2016)
			•	Individual Goals: Tied to specific strategic objectives (20% of bonus of bonus for 2017)
Long-Term Incentive (LTI) Plan	Equity (Variable)	Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive value creation and support the Company’s retention strategy	•	50% of the LTI award is performance-based
			•	Performance-based awards can payout between 0% and 200% of target, based on results against pre-established, three-year absolute financial performance targets

2017 Target Total Direct Compensation - Pay Mix

Pearl Meyer concluded:

•	Overall the CEO’s pay mix is fairly well aligned with the market;
•	More than half of the CEO’s pay is variable (at risk); and
•	LTI award values (based on grant-date value) are significantly below market.

Based on these findings and conclusions, the Compensation Committee and Pearl Meyer developed a new executive compensation program.  Our new executive compensation program is comprised of base salary, annual and long-term

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incentives, with a heavy emphasis on variable at risk compensation.  The Compensation Committee set target award levels under the new program to align NEOs’ total direct compensation with the 50th percentile of the market, consistent with the feedback we received from our stockholders and market surveys.  The charts below show the relative composition of target total direct compensation for our CEO and our other NEOs.

Annual (Bonus) Incentive Plan

Annual incentives reward both the achievement of short-term financial goals, as well as the execution of activities to advance our strategic priorities, which support near-term financial performance and long-term strategic objectives. Our new annual incentive plan is simple, formulaic and responsive to investor feedback:

This table outlines the structure of the plan:

Annual Incentives – Plan Structure
Weighting	Performance Objectives	Metrics
80%	Financial Metrics	Earnings Per Share (EPS) and Revenue
20%	Strategic Priorities	Examples of strategic initiatives include, but are not limited to: • Improve product quality • Increase market share • Develop new products • Increase % of revenue from automotive industry

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Both the financial metric portion and the strategic priorities portion of the annual incentives will be determined by the achievement of the performance targets set at the beginning of the year and on an absolute basis. The schedule below sets forth the annual incentives to be paid as a percentage of target.  Performance below or above target will result in an award ranging from 0% to a maximum of 200% of target.

The Committee chose to use EPS and revenue as the primary measures to keep our NEOs focused on profitability and profitable growth. The Committee determined these measures to be appropriate since they are measures used by our peers in evaluating performance and commonly used measures by stakeholders in the evaluation of company performance.  Achieving goals in both of these areas are critical to driving short-term results that have long-term impact on value creation.  The strategic initiatives will be evaluated based upon demonstrated performance against the specific pre-determined targets.

Annual Incentives – Financial Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)

*Performance between 80% and 100% achievement and 100% and

120% achievement is interpolated between the end points identified above.

Long-Term Incentive (LTI) Plan

LTI awards encourage our NEOs to execute on longer-term financial goals that drive stockholder value creation and support our retention strategy.

The following tables provide an overview of the structure of the plan, which are the same for the CEO and all other NEOs:

             2016 Program                                    2017 Program

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LTI Plan Structure
Weighting	Equity Vehicles	Metrics
50%	Performance-Based Awards: Vest according to actual performance compared to pre-established, three‐year absolute performance goals.	For the 2017‐2019 award cycle, the Compensation Committee chose non-GAAP operating income.
50%	Time-Based Restricted Stock Units: Vest ratably over a four‐year period (i.e., 25% on each anniversary of the award)	N/A

The actual amount of performance-based awards that are earned and vest will be driven by the achievement of the performance metrics at the end of the three-year performance period relative to our three-year absolute performance goals:

LTI Awards Financial Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)

*Performance between 80% and 100% achievement and 100% and

120% achievement is interpolated between the end points identified above.

2016 BUSINESS HIGHLIGHTS AND REVIEW

The Company’s primary performance objectives are to consistently achieve above-market revenue growth and to attain $1 billion in annual revenue with model gross margin.  In fiscal 2016, the Company achieved progress in realizing these objectives including:

•

We continue to experience pressure from our customers to reduce the selling price for our products, and we expect future improvements in net income to result primarily from increases in sales volume and improvements in product mix, as well as manufacturing cost reductions in order to offset any reduction in the average selling prices of our products;

•	Our 2016 results included 12 months of Pericom Semiconductor Corporation (“Pericom”) operations, and the results from Pericom led to higher revenue and higher margins;

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•	In terms of our end markets, our automotive business reached 7% of revenue;
•

During 2016, we invested approximately $40.7 million in our manufacturing and wafer fabrication facilities in China, and we expect to continue to invest in our facilities, although the amount to be invested will depend on product demand and new product developments;

•

We have had higher borrowing levels for the full year of 2016 compared to 2015, leading to higher interest expense, than in previous periods reflecting the debt incurred to acquire Pericom in the fourth quarter of 2015; and

•

We suffered fire damage at our wafer manufacturing plant located in Lee’s Summit, Mo (“KFAB”) leading to lower output and lower revenue and higher repair expenses related to the fire.  During 2017 we will close KFAB and move operations to other Diodes’ wafer fabrication facilities or external foundries.

2016 Financial Performance

The Company’s 2016 financial performance included:

•

Revenue grew to $942.2 million, an increase of 11.0% over the $848.9 million in 2015, due to the inclusion of a full year of Pericom revenue, offset in part by a decline of 2.1% in our legacy operations;

•	Gross profit was $286.9 million as compared to $248.6 million in 2015;
•	Gross margin improved 120 basis points to 30.5% from 29.3% in 2015;
•	Selling and administrative expenses were up $19.0 million, due to $26.5 million of incremental Pericom SG&A cost;
•	Net income attributable to common stockholders was $15.9 million, or $0.32 per diluted share, compared to $24.3 million, or $0.49 per diluted share in 2015;
•	Cash flow from operations was $124.7 million compared to $118.1 million in 2015, an increase of 5.6%;
•	We repurchased approximately $18.0 million or 691,196 shares of our outstanding common stock;
•

During the fourth quarter of 2016 there was a fire at our Lee’s Summit facility.  The fire resulted in damages totaling approximately $7.5 million on a pretax basis, which was partially offset by initial insurance proceeds of $1.5 million.  During February 2017, we announced that we would be closing the Lee’s Summit facility and moving the production to other internal wafer fabrication plants and external foundries.  We expect to cease operations at our Lee’s Summit facility in late third quarter of 2017 and vacate the premises no later than November 17, 2017. Shutdown costs are expected to be approximately $10 million to $12 million on a pretax basis which will be expensed throughout 2017.  Because of lower costs and improved utilization of our internal wafer fabrication facilities we expect our annual pretax savings to be approximately $11 million to $13 million once the equivalent volume has been fully transferred to other production site; and

•	We recorded a $3.2 million impairment on a cost-basis equity investment.

2016 COMPENSATION REVIEW PROCESS AND OUTCOMES

When making individual compensation decisions for NEOs, the Compensation Committee takes many factors into account, including the performance of the Company as a whole, the current market conditions, the executive officer’s experience, responsibilities, management abilities and job performance, and pay levels for similar positions at comparable companies.  These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting.

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Annual Evaluation Procedures

The Role of the Compensation Committee. The Compensation Committee determines the compensation for the executive officers, including the NEOs.  The Compensation Committee meets in an executive session at the beginning of each fiscal year to:

•	Evaluate the performance of the NEOs and all other executive officers during the prior fiscal year;
•	Determine their final annual bonuses, if any, for the prior fiscal year;
•	Establish overall performance goals and objectives, if any, for the current fiscal year; and
•	Establish the formula for determining the aggregate executive bonus amount for the current fiscal year.

The Compensation Committee meets again in executive session mid-year to:

•	Set the executive officers’ base salaries for the next 12 months; and
•	Consider and approve any equity incentive compensation.

At the end of each fiscal year, the Compensation Committee:

•	Reviews the formula established at the beginning of the fiscal year for determining the aggregate executive bonus amount for that fiscal year and makes any appropriate changes to such formula;
•	Certifies satisfaction of the performance goals and objectives; and
•	Determines the preliminary annual bonuses, if any, for all executive officers for the current fiscal year.

The Compensation Committee may meet from time to time during the year to assess the adequacy of the Company’s compensation for all executive officers.

The Role of Management. The Compensation Committee discusses with, and takes into consideration, the recommendations of the CEO concerning the annual evaluation of the executive officers, except for matters related to his own evaluation and compensation.  The CEO has a role in determining executive compensation because he evaluates employee performance, recommends performance goals and objectives, and recommends salary levels, bonuses and incentive awards of the executive officers, other than himself.

The Role of the Independent Consultant. To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages outside executive compensation consultants that are independent under the SEC and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive compensation programs. The Compensation Committee retained Pearl Meyer in mid-2016.  Pearl Meyer advised the Compensation Committee on market best practices and development of a new program that would be directly responsive to stockholder feedback.  Pearl Meyer reported directly to the Compensation Committee. The individuals at Pearl Meyer who provide compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries.

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Selection of Peer Group Companies. The Compensation Committee reviews data concerning the pay practices among semiconductor companies of similar size to the Company.  Although this data provides the Compensation Committee with a general frame of reference, for 2016, the Compensation Committee did not target the compensation of any NEO or other executive officer at a specific percentile of the compensation paid by comparable companies. However, for purposes of setting 2016 compensation, the Compensation Committee referred to 2015 survey data provided by Aon Hewitt’s technology consulting group, Radford, with respect to a peer group recommended by Radford in 2015 and modified in 2016 to omit PMC-Sierra and Spansion which had been acquired (as modified, the “2016 Peer Group”).  The 2016 Peer Group consists of:

2016 Peer Group
Atmel	Intersil
Cirrus Logic	Microsemi
Cree	OmniVision Technologies
Cypress Semiconductor	ON Semiconductor
Fairchild Semiconductor International	PMC-Sierra*
Finisar	Semtech
Infinera	Silicon Laboratories
Integrated Device Technology	Spansion*

In mid-2016, as part of the effort to redesign the executive compensation program for 2017, based on the advice of Pearl Meyer, the Committee updated its compensation peer group.  Because of industry consolidation, it was recommended that the Company revise its peer group to drop those companies affected by recently completed and pending acquisitions and to add additional companies.  Criteria used for inclusion included semiconductor or communications equipment companies, revenue size, market capitalization and inclusion in proxy advising firm peer groups.  Changes included:

Dropped:

•	OmniVision Technologies – acquired by a consortium composed of Hua Capital Management Co., Ltd., CITIC Capital Holdings Limited and Goldstone Investment Co., Ltd.

Added:

•	Cavium, Inc. – revenue and market capitalization within reasonable range, ISS Governance (“ISS”) peer;
•	Maxim Integrated Products – revenue within 3 times Diodes, market capitalization outside typical range, one of the most frequently used peers within the sector, Glass Lewis peer;
•	Plantronics, Inc. – revenue and market capitalization comparable to Diodes, ISS peer; and
•	Synaptics, Inc. – revenue and market capitalization within reasonable range, ISS and Glass Lewis peer.

The 2017 peer group (the “2017 Peer Group”) consists of:

2017 Peer Group
Atmel	Intersil
Cavium, Inc.	Maxim Integrated Products
Cirrus Logic	Microsemi
Cree	ON Semiconductor
Cypress Semiconductor	Plantronics, Inc.
Fairchild Semiconductor International	Semtech
Finisar	Silicon Laboratories
Infinera	Synaptics, Inc.
Integrated Device Technology

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These companies were selected by the Committee based on revenues and inclusion within the semiconductor industry and with whom the Company competes for executive talent. These companies have a middle range of annual reported revenues ranging from approximately $700 million to $4.0 billion.

2016 NEO Compensation

Base Salaries. We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Committee by taking into account each executive officer's scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company's business, as well as the Company’s performance and the current year’s change in the cost of living.  The Compensation Committee does not assign any particular formula or weight to the foregoing factors.

Consistent with our compensation philosophy, base salaries represent a fixed portion of total compensation and may generally be at or lower than the median base salaries paid to officers with comparable duties by other companies of similar size in the semiconductor industry.

The following table shows each NEO’s base salary set by the Committee effective June 1, 2015 and June 1, 2016 and the percentage change in NEOs’ base salaries from 2015 to 2016. The average increase in the NEOs’ base salaries from 2015 to 2016 was approximately 3%, which was consistent with company-wide salary increases.

NEO	2015 Base Salary ($)	2016 Base Salary ($)	Change (%)
Keh-Shew Lu	623,000	641,500	3%
Richard D. White	378,000	389,500	3%
Mark A. King	366,000	377,000	3%
Edmund Tang	341,000	351,500	3%
Francis Tang	334,000	344,000	3%

Annual Incentives. Bonuses paid to our NEOs for 2016 performance – and as summarized below – were based on a legacy-designed formula that certain stockholders found overly-complex.  In response to this criticism, the Committee greatly simplified the formula going forward based on the advice of Pearl Meyer (see page 46 of this CD&A). Although the historic formula under which the NEOs’ 2016 bonuses were determined has been simplified going forward, the compensation outcomes are strongly aligned with performance and appropriately reward NEOs for their contributions to the growth in the Company’s revenue and profitability and achievement of Company and individual objectives.

2016 Bonus Outcomes. As in prior years, the 2016 total aggregate bonus amount was based on the bonus formula described below.  In 2015, the Committee decided to limit the maximum aggregate available for executive bonuses to 50% of the maximum aggregate amount available in 2014, so the total 2015 aggregate bonus amount was reduced by approximately $0.7 million (see the chart below).  The 2016 total aggregate bonus amount was based on the 2016 bonus multiplier of 85% which was applied to the prior year unadjusted total aggregate bonus amount.  The performance portion of the bonus was 80% of the total amount and the remaining 20% of the bonus was distributed at the discretion of the Committee based upon the Committee’s analysis of the performance of the Company and the individual executive in achieving pre-determined individual targets, including those with both quantitative and qualitative measures.

If the Company’s relative revenue growth and/or the Company’s net income and non-GAAP net income, increases or decreases for a fiscal year, then the bonus multiplier for that fiscal year may increase or decrease compared with prior year’s bonus multiplier. In 2016, the Company’s net sales increased by approximately 11.0%, net income decreased approximately 34.6% from $24.3 million in 2015 to $15.9 million in 2016 and non-GAAP net income decreased 9.2% to $38.4 million in 2016 from $42.3 million in 2015.  These results resulted in a 2016 bonus multiplier of 85.0%.

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The Company’s 2016 relative performance:

(in millions, except percentages)	2015 Company Performance	2016 Company Performance	2016 Percentile for Diodes
Revenue	$848.9	$942.2	Below median
Revenue growth percentage	(4.7)	11.0	Above median
Operating income	$42.1	$38.1	Below median
Operating income as percentage of revenue	5.0	4.0	Below median
Net income	$24.3	$15.9	Below median
Net income as percentage of revenue	2.9	1.7	Below median

* Relative to other semiconductor companies in the 2016 Peer Group as described in “Compensation Discussion and Analysis– Selection of Peer Group Companies.”

The bonus multiplier, the maximum aggregate bonus amount, and bonuses, both performance and discretionary, paid to all executive officers for 2014, 2015 and 2016 are as follows (amounts in millions):

(in millions, except percentages)	2014	2015	2016
Bonus multiplier	116.0%	80.4%	85.0%
Maximum aggregate bonus amount	$2.4	$1.9	$1.5
Less: Compensation committee limit	—	$(0.7)	—
- Company performance amount	$1.7	$1.2	$1.2
- Qualitative amount	$0.7	—	$0.3

The following table shows each NEO’s executive bonuses for 2015 and 2016, the performance-based and qualitative amounts, and the percentage change in total bonuses from 2015 to 2016.

NEO	2015 Total Bonus ($)	2016 Performance Bonus ($)	2016 Discretionary Bonus ($)	2016 Total Bonus ($)	Change (%)
Keh-Shew Lu	460,000	508,000	127,000	635,000	38.0
Richard D. White	155,000	170,800	42,700	213,500	37.7
Mark A. King	100,000	110,000	27,500	137,500	37.5
Edmund Tang	100,000	110,400	27,600	138,000	38.0
Francis Tang	130,000	144,000	36,000	180,000	38.5
Total	945,000	1,043,200	260,800	1,304,000	38.0

This executive bonus program is operated pursuant to the 2013 Plan which permits the grant of cash awards.  See “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – 2013 Equity Incentive Plan.” The executive bonus formula uses performance criteria approved by our stockholders, and the performance portion of each executive bonus is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The 2016 executive bonus formula compares (1) the growth in the Company’s revenue to that of the Company’s service area market (“SAM”) and (2) the growth in the Company’s non-GAAP net income in 2016 from that of the prior year.  These two factors – relative revenue growth and non-GAAP net income growth – are weighted 30% and 70%, respectively.  The formula determines a target bonus for each executive officer.  Each executive officer is entitled to receive a performance-based bonus equal to 80% of the target bonus.   The balance of the target bonus may be distributed among the executive officers based upon the Committee’s analysis of each executive officer’s performance in achieving predetermined targets, including those with both quantitative and qualitative measures.  No bonus would be paid if the Company’s actual bonus multiplier calculated by the Company’s formula was less than 80%.  The Committee retains the right to reduce any individual bonus from that based on the performance formula.

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Long-Term Incentives. Long-term incentive awards granted to our NEOs for 2016 performance – and as summarized below – were based on a plan design that has been changed significantly going forward (see page 47 of this CD&A). However, even under the historic design, these equity awards align NEO compensation with the Company’s long-term performance, encourage NEOs to make value-enhancing decisions for the benefit of stockholders, and encourage the retention of their talents over time.

Under the Company's 2013 Plan, the Company may grant any type of equity award whose value is derived from the value of the Common Stock of the Company, including, but not limited to, shares of Common Stock, stock options, stock appreciation rights (“SARs”), RSUs, PSUs and restricted stock.  Each executive officer is eligible to receive equity awards.  Historically, equity awards have been primarily in the form of stock options; however, since 2006, RSUs and restricted stock have also been granted to encourage long-term retention.

The Committee believes that full-value awards are appropriate equity vehicles for a portion of long-term incentive compensation for the Company’s executive officers because these awards align executive officers’ interests with the interests of stockholders by focusing executive officers on long-term Company performance.  The value of these awards increases if the Company’s stock price increases, and the value of these awards decreases if the stock price declines.  Full-value awards also serve to retain executive officers because they provide executive officers some economic value (if time-based vesting requirements are met) regardless of stock price changes.

The Committee’s policy is to grant equity awards annually in recognition of each executive officer's current and potential contributions to the Company.  The exercise price of stock options granted to date has been no less than the fair market value of the Common Stock of the Company as of the date of grant.  To encourage retention, all awards generally vest in four equal annual installments on the first four anniversaries of the grant date.  Decisions made by the Committee regarding the timing and size of subsequent awards take into consideration the Company's and the individual's performance, allocation between cash and non-cash components of the executive compensation, the size, term and value of awards made in prior years, and the executive officer’s total compensation in relation to the peer group survey.

The following table shows the number of shares subject to RSUs granted in 2015 and 2016, the grant date fair value of such RSUs for each NEO, and the percentage change in such shares and such value between 2015 and 2016:

NEO	2015 RSU Awards (#)	2016 RSU Awards (#)	Change (%)	2015 RSU Awards ($)	2016 RSU Awards ($)	Change (%)
Keh-Shew Lu	110,000	110,000	—	2,829,200	2,116,400	(25.2)
Richard D. White	26,000	26,000	—	668,720	500,240	(25.2)
Mark A. King	20,000	20,000	—	514,400	384,800	(25.2)
Edmund Tang	10,000	10,000	—	257,200	192,400	(25.2)
Francis Tang	12,000	12,000	—	308,640	230,880	(25.2)
Total	178,000	178,000	—	4,578,160	3,424,720	(25.2)

These awards were granted before the Company significantly revised its executive compensation program in early 2017 based upon stakeholder engagement efforts described above and the recommendations of Pearl Meyer.  For a description of our stakeholder engagement efforts and our revised executive compensation program, see “-We Made Significant Changes to Our Program” and “- Our New Program At-A-Glance.”

In determining equity awards in 2016, the Committee first reviewed and compared the NEOs’ equity awards with the executive compensation philosophy that the total compensation (i.e., the aggregate of all cash and equity awards) of the NEOs and all other executive officers should be competitive at the median (50th percentile) with the total compensation paid to executive officers with comparable duties paid by similarly sized companies in the semiconductor industry.  The

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Committee noted the Company achieved its 26th consecutive year of profitability and that its revenue CAGR for the last ten years had outperformed that of its competitors in its semiconductor SAM, but also noted the Company’s below median 2016 financial performance.

The Committee then reviewed each NEO’s personal performance and contribution to the Company, his overall compensation, and the size, term and value of the stock options and RSUs awarded to each NEO in prior years.  The Compensation Committee believes that each NEO made meaningful contributions in each area of his responsibilities to the growth and profitability of the Company.  The Compensation Committee believes that it has appropriately valued the cash awards and equity awards granted in 2016 consistent with the Company’s compensation objectives and philosophy.

ADDITIONAL BENEFITS AND PERQUISITES

Executive officers are entitled to reimbursement for all reasonable and documented business expenses and paid time off in accordance with the Company’s policies (which are also applicable to all employees). Certain executive officers are also provided additional executive benefits and perquisites. For fiscal 2016, the Company provided the following benefits and perquisites to the NEOs:

Benefit	Description
Automobile Allowance	• $1,300 per month for the President and Chief Executive Officer • $1,000 per month for certain NEOs
Health Insurance	• Corporate group insurance
Dental Insurance	• Corporate group insurance
Vision Insurance	• Corporate group insurance
Employee Assistance Program	• Corporate employee assistance program
Retirement Plans

•   401(k) Plan matching contributions of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll (subject to regulations of the Internal Revenue Service)

•   Discretionary 401(k) contribution, the amount of which is to be determined each year.  For 2016, no discretionary contributions were made.

Deferred Compensation Plan	• Defer receipt of a portion of salary, cash bonus, equity or other specified compensation • Discretionary contribution made by the Company. For 2016, no discretionary contributions were made
Life Insurance	• Corporate group life insurance in the amount of $700,000
Accidental Death and Dismemberment	• Insured in the amount of $700,000
Business Travel Accident Insurance	• $1,000,000 for accidental death and dismemberment • $500,000 for permanent total disability • $500 per week for up to 52 weeks of accident total disability
Short-Term Disability Insurance	• After elimination period of seven days, 66-2/3% of weekly earnings are paid to a maximum of $3,750 per week
Long-Term Disability Insurance

•   After elimination period of 180 days, 66-2/3% of basic monthly earnings to a maximum of $15,000 per month (and the duration of such benefit is based on such NEO’s age on the date of his or her disability)

The additional benefits and perquisites provided to NEOs for fiscal 2016 accounted for a nominal amount of the NEOs’ total compensation. The Committee believes that these benefits and perquisites are consistent with the Committee’s philosophy to provide a competitive compensation package.

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STOCK OWNERSHIP

The Company’s stock ownership policy provides that all individuals holding the positions with the Company listed below are required to acquire (and thereafter throughout the term of employment maintain ownership of) a minimum number of shares of Common Stock with a value equal to the multiple of such executive officer’s annual base salary (excluding bonus) within five years of the later of (1) the adoption of this stock ownership policy in 2013, or (2) their respective appointment (other than a newly-appointed Chief Executive Officer, who has seven years to comply), as follows:

Position	Multiple of Salary
CEO	Six times annual base salary (excluding bonus)
Senior Vice President or Vice President	Two times annual base salary (excluding bonus)

All of the executive officers are currently or are expected to be in compliance with our stock ownership policy in accordance with the time frame requirements.

For purposes of this stock ownership policy, stock ownership includes any shares owned by an executive officer or director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive officer or director retains beneficial ownership. The value of shares held is calculated once per year, on the last business day of the fiscal year. For purposes of determining compliance with this stock ownership policy, “value” means an assumed per share value based on the closing price of Common Stock on the last business day of the fiscal year. An executive officer or director subject to this stock ownership policy is not required to acquire shares of Common Stock in accordance with this policy if acquisition at such time would result in a violation of the Company’s insider trading policy, in which event the executive officer or director is required to comply with this stock ownership policy as soon as reasonably feasible thereafter. A hardship exception is available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

If any executive officer or director is determined to own less than the minimum number of shares of Common Stock, such executive officer or director shall have the two open periods after the two subsequent “Blackout Periods” to obtain the minimum number of shares of Common Stock. A Blackout Period is (i) a period starting on the first day of the third month (March 1, June 1, September 1, December 1) in each calendar quarter and ending two business days after earnings for that calendar quarter have been publicly released (trading can begin on the third business day after announcement); and (ii) any other period of significant corporate activity designated from time to time by the Company.

STOCK RETENTION

In addition to the stock ownership policy described above, under which each executive officer or director must maintain a certain multiple of his or her annual base salary or annual retainer throughout the term of employment or appointment, each executive officer or director who acquires shares of our Common Stock through the exercise of a stock option is required to retain 33% of the “net” shares acquired (i.e., net of the tax impact of the stock option exercise) until the earlier to occur of the first anniversary of the date of exercise or the date the individual ceases to be an executive officer or director. This stock retention policy applies to all stock option grants awarded to executive officers or directors.

ANTI-HEDGING AND PLEDGING POLICIES

The Company’s insider trading policy prohibits all executive officers and directors of the Company from engaging in any hedging or monetization transactions involving the Company’s securities, including zero cost collars, forward sale contracts, and trading in options, puts, calls, or other derivative instruments related to the Company’s Common Stock. No executive officers or directors of the Company currently are parties to a hedge with respect to any shares of Common Stock of the Company.

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The Company’s insider trading policy also prohibits executive officers and directors from pledging the Company’s securities. Acquiring Company shares on margin also is prohibited. No executive officers and directors of the Company currently are parties to a pledge of any shares of the Common Stock of the Company.

COMPENSATION RISK ASSESSMENT

The Committee has conducted an annual compensation risk assessment and concluded that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the significant proportion of the annual compensation that is based on equity incentives that have long maturities and vesting periods, and the Company’s clawback, stock retention and stock ownership policies that align the NEO’s and other executive officers’ compensation with the interests of the Company’s stockholders.

CLAWBACK POLICY

In the event the Company is required to restate any interim or annual financial statement filed with the SEC to correct an accounting error due to the material noncompliance of the Company, as a result of misconduct (as defined), with any financial reporting requirement under the federal securities laws, the Board, or any committee of independent directors (as defined in Nasdaq Rule 4200(a)(15)) appointed by the Board (“Independent Committee”), shall review each performance-based award (as defined) paid or granted to or exercised by each covered person (as defined) during the covered period (as defined).

If the Board or the Independent Committee shall determine, in its sole discretion, that (1) a covered person has committed misconduct and (2) the payment, grant, amount, value or vesting during the covered period of any performance-based award would have been different had it been determined, in whole or in part, based on the achievement of the financial results as subsequently restated, then the Board or such Independent Committee may take such actions as it deems appropriate, to recoup any portion of any such performance-based award that would not have been awarded to the covered person had the financial results been properly reported. The Company shall not take any action more than three years after the end of the covered period.

A copy of each such corporate policy is available on the Company’s website, www.diodes.com, in the “Investors – Corporate Governance” section.

POST-TERMINATION AND CHANGE IN CONTROL PAYMENTS

The Committee believes that a change in control transaction would create uncertainty regarding the continued employment of the Company’s executive officers.  This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their continued employment in connection with, or following, a transaction is often uncertain, and to help keep the Company’s executive officers focused on Company business rather than on their personal financial security, the Committee believes that providing certain of the Company’s executive officers with severance benefits upon certain terminations of employment following an actual or potential change of control transaction, is in the best interests of the Company and its stockholders.

Dr. Lu entered into his current employment agreement with the Company as of July 21, 2015 to replace his expired 2009 employment agreement.  In the event that Dr. Lu’s employment by the Company is terminated (a) by the Company for "cause" (as defined), or (b) by him other than for "good reason" (as defined), or (c) due to his death, neither the Company nor he shall have any remaining duties or obligations under the employment agreement, except that:

a)	the Company shall promptly pay or provide to Dr. Lu, or his estate, the annual base salary, prorated through the date of termination,
b)	the Company shall pay to Dr. Lu, or his estate, any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination,

57 Diodes Incorporated

c)	all stock-based compensation previously granted to Dr. Lu shall continue to be governed by the applicable award agreement, and
d)	Dr. Lu shall continue to be bound by the restrictions on the use of trade secrets, “competitive activities” and solicitation of employees and independent contractors.

In the event that Dr. Lu’s employment by the Company is terminated by (a) the Company other than for "cause" including a termination by the Company due to Dr. Lu’s “Disability” (as defined), or (b) Dr. Lu for "good reason," neither the Company nor Dr. Lu shall have any remaining duties or obligations under the Agreement, except that:

1)	clauses (a) through (d) in the preceding paragraph shall each be applicable,
2)

the Company shall continue to pay or provide to Dr. Lu, or his estate, the annual base salary during the period commencing on the 60th  day after the effective date of such termination and ending on the first anniversary of such effective date, and

3)

the Company shall provide to Dr. Lu continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending on the earlier of 18 months thereafter or the date that the Company is otherwise unable to continue to cover him under its group health plans without penalty under applicable law.

Mr. King entered into his current employment agreement with the Company on August 29, 2005.  In the event employment is terminated by the Company without “cause” (as defined), Mr. King either may (a) commence a one-year paid leave of absence, or (b) forego such leave of absence and the benefits associated therewith.  If he chooses to commence the leave of absence, he will, during that one year, continue as a full-time employee, entitled to receive all the benefits provided under the employment agreement, other than benefits under any executive bonus plan sponsored by the Company, which benefits shall terminate at, and be prorated as of, the beginning of such leave of absence.  At the end of the leave of absence, he will continue to receive his base salary for one year, and all share-based compensation previously granted will continue to vest.  Mr. King is subject to non-competition and non-solicitation provisions during the leave of absence and for one year after the end of the leave of absence.  Upon a change in control, all share-based compensation granted to him shall vest immediately and be exercisable for the full term thereof. Upon termination, including during the period of leave of absence, his share-based compensation shall continue to vest pursuant to the vesting schedule in effect when the share-based compensation was granted and shall remain fully exercisable for the full term thereof determined, both as to vesting and exercisability, without regard to the termination of employment.  If he chooses to forego such leave of absence, the vesting of any options or restricted stock awarded to him and his ability to exercise them, upon termination will be governed by the terms of the 2013 Plan and the 2001 Incentive Plan and his stock option agreements.

Upon termination or a change in control, the vesting of Mr. King’s stock options and RSUs and the ability to exercise such stock options will be governed by the terms of the 2013 Plan and the 2001 Incentive Plan and his equity award agreements.  Both the 2013 Plan and the 2001 Incentive Plan generally provide that upon a change in control, all stock awards then outstanding shall vest immediately.  For a further description of these arrangements, see “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

The Committee has not provided for a lump sum payment upon termination of Mr. King’s employment, as the Committee believes that by providing Mr. King with an option to commence a one-year leave of absence upon termination, the Company has the ability to work with him to transition his duties and responsibilities in a productive manner.  The Compensation Committee believes that these post-termination and change in control arrangements are an important part of overall compensation for Mr. King because these arrangements help to secure his continued employment and dedication, notwithstanding any concern that he might have regarding his own continued employment prior to or following a change in control.

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TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Compensation.  Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to an executive officer to the extent such compensation exceeds $1.0 million.  Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company.  The stockholders of the Company have approved each of the Company's incentive plans for the purpose of qualifying those plans under Section 162(m).  To qualify for deductibility under Section 162(m), the performance goals must be established no later than 90 days from the beginning of the performance period.

Non-qualified Deferred Compensation.  Under the employment agreements for Dr. Lu, in the event his employment is terminated by the Company other than for “cause” (as defined), or by him for “good reason” (as defined), his share-based compensation previously granted to him (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement.  Under the employment agreement for Mr. King, in the event employment is terminated by the Company, he may commence a one-year paid leave of absence.  During the leave of absence, his options remain exercisable.  At the end of the leave of absence, all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof.  A more detailed discussion of the Company's non-qualified deferred compensation arrangements is provided under “Executive Compensation – Non-qualified Deferred Compensation.”

Accounting for Share-Based Compensation.  The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock options on the date of grant.  The amount recognized for financial statement reporting purposes for restricted stock and performance stock grants is calculated by multiplying the number of shares subject to the grant by the closing price of the Company’s Common Stock on the grant date.

Limited Change-in-Control Benefits.  We provide limited change-in-control severance benefits to Company’s executive officers and do not provide any related tax gross-ups.  See “Compensation Discussion and Analysis – 2016 Named Executive Officer Compensation – Additional Benefits and Perquisites.”

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: March 24, 2017	Respectfully submitted,

The Compensation Committee

Raymond Soong, Chairman
L.P. Hsu
Michael K.C. Tsai

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EXECUTIVE COMPENSATION

The table below summarizes the compensation for each of the last three fiscal years of (1) each person who served as the Company’s principal executive officer or the Company’s principal financial officer during 2016, and (2) the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of 2016 (excluding the amount in column (h)) (collectively, “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c) (1)	Bonus ($) (d) (2)	Stock Awards ($) (e) (3)	Option Awards ($) (f) (3)	Non-Equity Incentive Plan Compensation ($) (g) (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i) (5)	Total ($) (j)
Keh-Shew Lu (4)	2016	633,792	-	2,116,400	-	635,000	10	77,067	3,462,259
President and	2015	591,750	-	2,829,200	-	460,000	-	57,063	3,938,013
Chief Executive Officer	2014	539,250	303,032	2,233,600	1,254,400	616,968	-	60,479	5,007,729
Richard D. White	2016	384,708	-	500,240	-	213,500	121	35,053	1,133,501
Chief Financial Officer and	2015	359,042	-	668,720	-	155,000	(21)	34,000	1,216,762
Secretary	2014	327,292	102,991	307,120	392,000	207,009	180	34,315	1,370,726
Mark A. King	2016	372,417	-	384,800	-	137,500	78,780	39,959	934,676
Senior Vice President,	2015	352,042	-	514,400	-	100,000	(23,331)	38,540	1,004,982
Sales and Marketing	2014	327,292	61,994	279,200	313,600	138,006	12,686	39,044	1,159,136
Edmund Tang (6)	2016	347,125	-	192,400	-	138,000	1,038	23,053	700,578
Vice President,	2015	324,333	-	257,200	-	100,000	97	22,000	703,533
Corporate Administration
Francis Tang	2016	339,833	-	230,880	-	180,000	36,233	23,053	773,766
Vice President,	2015	316,083	-	308,640	-	130,000	7,754	20,477	775,200
Worldwide Discrete Products	2014	286,417	80,463	279,200	156,800	174,537	17,087	23,886	1,001,303

(1) Historically each executive officer’s salary is established by the Compensation Committee in May of each year. Beginning in 2017 each executive officer’s salary will be established in February of each year.  Amounts shown represent the amounts earned in each fiscal year. Effective March 6, 2016, the base salaries for Dr. Lu and Messrs. White, King, Edmund Tang and Francis Tang were $660,750, $401,200, $388,300, $362,050, and $354,300, respectively.

(2) These amounts were earned under the Company’s executive bonus plan. See “Compensation Discussion and Analysis – Our New Program At-A-Glance – Annual (Bonus) Incentive Plan” for further discussion on the executive bonuses.

(3) These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. The value of the equity awards in columns (e) and (f) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported in the Stock Awards column (e) above (in the form of RSUs) are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported in the Option Awards column (f) above are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2017, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments after the date of grant.

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(4) Does not include 600,000 shares of Common Stock in the form of PRSAs granted as long-term, performance incentives to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015.  Each installment would vest only if the Company achieves a net sales target for any fiscal year that exceeds $1 billion.  As of the Record Date, no installment of these 600,000 PRSAs has vested.  The 600,000 shares of Common Stock covered by these PRSAs had a grant date fair value of $11.7 million on April 14, 2010, the date of the initial award installments. Also does not include 700,000 shares of Common Stock in the form of PRSAs (the “2015 Awards”) separately granted on July 21, 2015 as long-term, performance incentives to Dr. Lu that vest only if (i) the Company achieves a gross profit goal of $600 million for the four most recently completed fiscal quarters and (ii) Dr. Lu continues to provide services to the Company. This table also does not include an aggregate of 62,905 shares of Common Stock in the form of performance stock units granted on February 21, 2017 to replace the 2015 Awards (the “Modified Awards”), which Modified Awards will vest only if (i) the Company achieves a non-GAAP operating income for 2017 through 2019 of $204.6 million and (ii) Dr. Lu continues to provide services to the Company. For further discussion on the net sales target, non-GAAP operating income target and service condition related to these grants, see “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements.”

(5) Certain of the Company’s executive officers receive personal benefits in addition to salary, cash bonuses and share-based compensation, consisting of automobile allowance, medical insurance, dental insurance, vision insurance, employee assistance program, taxable per diem, contributions under the Company’s retirement plans, deferred compensation plan, life insurance payable at the direction of the employee, accidental death and dismemberment insurance (“AD&D”), business travel accident insurance, and short-term and long-term disability insurance. The amount shown in column (i) for “All Other Compensation” includes benefits summarized in the following table for each NEO:

(6) Mr. Edmund Tang became an NEO during 2016.

Name	Year	Auto Allowance ($)	Health Insurance ($)(a)	Retirement Plans ($)	Life and Disability Insurance ($)(b)	Per Diem ($)(c)	Total ($)(d)
Keh-Shew Lu	2016	15,600	12,072	7,950	3,031	38,414	77,067
	2015	15,600	11,019	7,950	3,031	19,463	57,063
	2014	15,600	11,484	7,800	3,031	22,564	60,479
Richard D. White	2016	12,000	12,072	7,950	3,031	-	35,053
	2015	12,000	11,019	7,950	3,031	-	34,000
	2014	12,000	11,484	7,800	3,031	-	34,315
Mark A. King	2016	12,000	16,978	7,950	3,031	-	39,959
	2015	12,000	15,559	7,950	3,031	-	38,540
	2014	12,000	16,213	7,800	3,031	-	39,044
Edmund Tang	2016	-	12,072	7,950	3,031	-	23,053
	2015	-	11,019	7,950	3,031		22,000
Francis Tang	2016	-	12,072	7,950	3,031	-	23,053
	2015	-	9,496	7,950	3,031	-	20,477
	2014	-	13,061	7,800	3,025	-	23,886

(a) Consists of medical, dental, and vision insurance, as well as employee assistance program.

(b) Consists of life, AD&D, business travel accident, and short-term and long-term disability insurance.

(c) Taxable per diem amounts consist of amounts paid to Dr. Lu for reimbursements while staying at his personal residence while traveling on Company business.

(d) The total does not include change in deferred compensation plan benefit value, if any, which is immaterial.

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The following table sets forth certain information with respect to grants of awards to the NEOs under the Company’s non-equity incentive plan and the 2013 Plan during 2016.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (1) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (2) (l)
Keh-Shew Lu (3)	5/26/2016	—	635,000	—	—	—	—	110,000	—	—	2,116,400
Richard D. White	5/26/2016	—	213,500	—	—	—	—	26,000	—	—	500,240
Mark A. King	5/26/2016	—	137,500	—	—	—	—	20,000	—	—	384,800
Edmund Tang	5/26/2016	—	138,000	—	—	—	—	10,000	—	—	192,400
Francis Tang	5/26/2016	—	180,000	—	—	—	—	12,000	—	—	230,880

(1) The amount shown in column (d) is the actual cash bonus paid for 2016.  This amount consists of any performance-based bonus and any discretionary bonus.  The executive bonus formula established the target bonus for each executive officer based on (1) the growth in the Company’s revenues compared to that of its serviceable area market (“SAM”) (excluding Japan) in fiscal 2016 and (2) the growth in the Company’s non-GAAP net income in fiscal 2016 compared to that of the prior year. Each executive officer would be entitled to receive a performance-based bonus equal to 80% of the target bonus determined by the executive bonus formula, and the remaining 20% of each target bonus would be distributed among the executive officers in the discretion of the Compensation Committee. No bonus would be paid if the Company’s bonus multiplier was less than 80%.  See “Compensation Discussion and Analysis – Our New Program At-A-Glance – Annual (Bonus) Incentive Plan.”

(2) These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Grant date fair value reported for stock awards in the form of RSUs is calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2017, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments.

(3) Does not include 600,000 shares of Common Stock in the form of PRSAs granted as long-term, performance incentives to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015.  Each installment would vest only if the Company achieves a net sales target for any fiscal year that exceeds $1 billion.  As of the Record Date, no installment of these 600,000 PRSAs has vested. Also does not include 700,000 shares of Common Stock in the form of PRSAs (the “2015 Awards”) separately granted on July 21, 2015 as long-term, performance incentives to Dr. Lu that vest only if (i) the Company achieves a gross profit goal of $600 million for the four most recently completed fiscal quarters and (ii) Dr. Lu continues to provide services to the Company. This table also does not include an aggregate of 62,905 shares of Common Stock in the form of performance stock units granted on February 21, 2017 to replace the 2015 Awards (the “Modified Awards”), which will vest only if (i) the Company achieves a non-GAAP operating income for 2017 through 2019 of $204.6 million and (ii) Dr. Lu continues to provide services to the Company.  For further discussion on the net sales target, non-GAAP operating income target and service condition related to these grants, see “Executive Compensation - Narrative to Summary Compensation Table and Grants of Plan-Based Award Table – 2017 Amendment to Dr. Lu’s Employment Agreement” and “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – 2015 Employment Agreement.”

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NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

2017 Amendment to Dr. Lu’s Employment Agreement

On February 22, 2017, Company and Dr. Lu entered into Amendment No. 1 (the “Amendment”) to the Employment Agreement between the Company and Dr. Lu dated as of July 21, 2015. The Amendment provides for the replacement of the 2015 Awards covering 700,000 shares of the Company’s Common Stock granted to Dr. Lu on July 21, 2015 with the Modified Awards covering 62,905 shares, all pursuant to the Company’s 2013 Plan.  The Modified Awards have more stringent vesting and performance criteria than the 2015 Awards they replaced. The Modified Awards replaced the 2015 Awards and, therefore are intended to be Dr. Lu’s annual equity incentive award granted for 2015. See Exhibit 99.1 to the Current Report on Form 8-K filed on February 27, 2017.

The Modified Awards are eligible to vest upon the achievement of the three-year financial performance measure of cumulative non-GAAP operating income for 2017 through 2019 of $204.6 million (the “Target Performance”). Within ninety days after the end of the performance period, the Committee shall determine the degree to which Target Performance has been achieved (such date of determination is the “Determination Date”) and that will also be the date of vesting for the Target Award.

The target number of PSUs (the “Target Award”) will vest if the Target Performance is achieved. 50% of the Target Award will vest upon achievement of 80% of the Target Performance, and 200% of the Target Award will vest upon achievement of 120% of the Target Performance. Upon achievement of between 80% and 100%, and between 100% and 120%, of Target Performance, the percentage of the Target Award that vests will be decreased or increased on a pro rata basis, with no vesting or payout upon achievement of below 80% of Target Performance and with vesting and payout limited to 200% of the Target Award if the Target Performance exceeds 120%.

If either a Qualifying Termination or a Change of Control, as defined, occurs before the end of the three year- performance period, then the Target Performance and Target Award shall each be pro-rated based on the number of days within the performance period that have elapsed as of the end of the calendar month before the Qualifying Termination or Change of Control.

Upon termination at any time before the earlier of a Qualifying Termination or Change of Control or the Determination Date, all then unvested PSUs shall be forfeited.

2015 Employment Agreement

The following is a summary of Dr. Lu’s employment agreement entered into on July 21, 2015, that was amended as described above on February 22, 2017.  The amendment to Dr. Lu’s employment agreement replaced the 2015 Awards covering 700,000 shares of Common Stock, which awards contained a performance criteria based on achieving $600 million of rolling four quarters of gross profit margin, with the Modified Awards covering 62,905 shares which contained  a three-year performance criteria based on achieving $204.6 million of operating income.  For a complete description of the amendment to Dr. Lu’s employment agreement, see the section above “2017 Amendment to Dr. Lu’s Employment Agreement.” Prior to amending the employment agreement, the employment agreement provided that Dr.  Lu, would be entitled to (i) receive an annual base salary of $623,000 (changed to $660,750 by the Amendment)  (subject to increase in the discretion of the Company's Board of Directors), (ii) receive grants of the 2015 Awards, covering 700,000 shares of the Company’s Common Stock, which awards contained performance criteria described above (replaced with the Modified Awards covering 62,905 shares by the Amendment), (iii) participate in any executive bonus plan of the Company and maintain continued eligibility for additional equity compensation grants, (iv) receive reimbursement for all reasonable and documented business expenses, (v) receive paid vacation in accordance with the Company's vacation policy for employees, (vi) participate in all plans and programs sponsored by the Company for employees in general, (vii)

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receive a life insurance policy with a death benefit in the amount in effect on the date of the employment agreement ($700,000), and (viii) receive a disability insurance policy in the maximum insurable amount.

The term of Dr. Lu’s employment agreement commenced on July 21, 2015 and shall end on May 31, 2022, unless sooner terminated as provided in the agreement or due to death.  Employment is “at will” and may be terminated by either the Company or Dr. Lu at any time.  See Exhibits 99.1 to the Current Reports on Form 8-K filed with the SEC on July 27, 2015 and February 27, 2017 for a complete copy of the employment agreement and the Amendment thereto between the Company and Dr. Lu.

On July 21, 2015, the Company granted to Dr. Lu 150,000 of these 2015 Awards and, subject to Dr. Lu’s continued employment, agreed to grant to Dr. Lu 250,000 stock units on July 1, 2016, 250,000 stock units on July 1, 2017, and 50,000 stock units on July 1, 2018.  Each such grant amount was subject to proportionate adjustment in the event of a stock split or similar event.  A stock unit could only become vested upon satisfaction of two separate vesting conditions: a service-based vesting requirement and a performance-based vesting requirement.

The service-based vesting requirement would be satisfied in installments of 100,000 stock units per year beginning in July 1, 2016 and in each of the six subsequent years so long as Dr. Lu continued to render service to the Company.  The performance-based vesting requirement would be satisfied upon the achievement of $600 million of gross profit in any fiscal year by the Company. For 2015 and 2016, Diodes’ gross profit was $249 million and $287 million, respectively, and therefore no installment vested.  Upon a Qualifying Termination or upon a change of control (as defined), all outstanding stock units would then become service-based vested.  See Exhibit 99.3 to the Current Report on Form 8-K filed with the SEC on July 27, 2015 for a copy of the stock award agreement between the Company and Dr. Lu.  On February 22, 2017, these 2015 Awards covering 700,000 shares were replaced by the Modified Awards covering 62,905 shares as described above.  The Modified Awards have more stringent vesting and performance criteria than the 2015 Awards they replaced.

2009 PRSAs

On September 22, 2009, the Company and Dr. Lu entered into a stock award agreement pursuant to which the Company granted Dr. Lu 100,000 shares of Common Stock in the form of PRSAs as long-term, performance-based incentives on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015. Each installment will vest only if the Company files with the SEC an Annual Report on Form 10-K for a fiscal year, which Annual Report contains audited financial statements stating that the Company’s net sales for that fiscal year exceeded $1 billion. Any granted shares will be automatically forfeited and returned to the Company if employment is terminated before the Company achieves the net sales target, except in the case of death or Disability (as defined) in which case the granted shares would be fully vested on the date of death or Disability. In 2009, the Company’s net sales were $434 million. The growth rate to achieve $1 billion at the end of the six year period represented an approximately 15% annual compound average growth rate. The Company’s net sales for fiscal year 2016, 2015, 2014, 2013, 2012, 2011 and 2010 did not meet or exceed the net sales target; therefore, no installment of Dr. Lu’s PRSAs has vested. See Exhibit 99.3 to the Current Report on Form 8-K filed with the SEC on September 28, 2009 for a copy of the stock award agreement between the Company and Dr. Lu.

The table in “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” contains 600,000 shares of Common Stock in the form of PRSAs issued in 2010, 2011, 2012, 2013, 2014 and 2015, subject to the net sales target described above, which have not yet vested.  This table also includes 400,000 shares of Common Stock covered by the 2015 Awards issued in 2015 and 2016, subject to the gross profit target described above, which were replaced by the Modified Awards covering 62,905 shares granted on February 22, 2017, as described above.  This table excludes the additional 300,000 shares covered by the 2015 Awards which were replaced by the Modified Awards covering 62,905 shares pursuant to the 2017 amendment to Dr. Lu’s employment agreement.

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The following table sets forth a summary of the 600,000 shares of Common Stock in the form of PRSAs granted commencing in 2010 to Dr. Lu as long-term, performance incentives, subject to a net sales target:

Installment Date (Year of Award)	Shares Subject to Award (1)	Shares Granted	Net Sales Achieved (in millions)	Performance as Percent of Net Sales Target of $1 Billion	Net Sales Target of $1 Billion Achieved	Shares Vested	Unrealized Value at December 31, 2016
2009	-	-	$434	43%	-	-	-
2010	100,000	100,000	$613	61%	No	-	$2,298,000
2011	100,000	100,000	$635	64%	No	-	$2,298,000
2012	100,000	100,000	$634	63%	No	-	$2,298,000
2013	100,000	100,000	$827	83%	No	-	$2,298,000
2014	100,000	100,000	$891	89%	No	-	$2,298,000
2015	100,000	100,000	$849	85%	No	-	$2,298,000
2016	-	-	$942	94%	No	-	$0
Total	600,000	600,000	-	-	-	-	$13,788,000

Executive Bonus Plan

For a description of the Company’s executive bonus plan, including the amount granted to NEOs in 2016 and 2015, and the method for determining the executive bonuses and distributing those bonuses among the executive officers, see “Compensation Discussion and Analysis – 2016 Named Executive Officer Compensation – How and Why Executive Compensation Decisions Were Made” and “Compensation Discussion and Analysis – Summary of Compensation Approach – Compensation Objectives and Philosophy and How the Company’s Compensation Program Operates – Fixed and Variable Compensation – Bonuses.”

2001 Omnibus Equity Incentive Plan

The purpose of the 2001 Omnibus Equity Incentive Plan (“2001 Incentive Plan”) is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain and motivate key service providers by providing performance-based benefits. The 2001 Incentive Plan encourages ownership in the Company by such key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, align participants’ and stockholders’ interests. Among other types of awards, SARs, stock options, stock awards, including restricted stock and RSUs, and cash awards, may be granted under the 2001 Incentive Plan. Options granted under the 2001 Incentive Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or non-qualified stock options.  Upon approval of the 2013 Equity Incentive Plan by the stockholders of the Company, the Company ceased to grant awards under the 2001 Incentive Plan.

2013 Equity Incentive Plan

For a description of the 2013 Plan, see “Proposal Two:  Approval of Amendment to the 2013 Equity Incentive Plan and to Re-Approve the Material Terms of the Performance Goals of the 2013 Equity Incentive Plan.”

401(k) Plan and Other Retirement Plans

The Company maintains a 401(k) Plan for the benefit of qualified employees at our U.S. locations. Employees who participate in the 401(k) Plan may elect to make salary deferral contributions to the 401(k) Plan up to 100% of the employees’ eligible payroll subject to annual Internal Revenue Code maximum. We currently make a discretionary matching contribution of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll, which vests over an initial four years. In addition, we may make a discretionary contribution

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to the entire qualified employee pool, in accordance with the 401(k) Plan. As stipulated by the regulations of the People’s Republic of China, we maintain a retirement plan pursuant to the local municipal government for the employees in China. We are required to make contributions to the retirement plan at a rate between 10% and 22% of the employee’s eligible payroll. Pursuant to the Taiwan Labor Standard Law and Factory Law, we maintain a retirement plan for the employees in Taiwan, whereby we make contributions at a rate of 6% of the employee’s eligible payroll.

Defined Benefit Plan

In connection with the 2008 acquisition of Zetex, the Company adopted a contributory defined benefit plan that covers certain employees in the United Kingdom. The defined benefit plan is closed to new entrants and frozen with respect to future benefit accruals. The retirement benefit is calculated based on the final average compensation and service of each eligible employee. The Company determined the fair value of the defined benefit plan assets and utilizes an annual measurement date of December 31. At subsequent measurement dates, defined benefit plan assets will be determined based on fair value. Defined benefit plan assets consist primarily of high quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. The net pension and supplemental retirement benefit obligations and the related periodic costs are based on, among other things, assumptions of the discount rate, estimated return on defined benefit plan assets and mortality rates. These obligations and related periodic costs are measured using actuarial techniques and assumptions. The projected unit credit method is the actuarial cost method used to compute the pension liabilities and related expenses.

During the first quarter of 2015, we agreed to a payment plan with the trustees of the defined benefit plan, under which we would make annual contributions each year through 2030, of approximately 2 million British Pounds (“GBP”) (approximately $2.4 million based on a GBP:USD exchange rate of 1.2).  The annual contributions were expected to meet the deficit disclosed in the plan as of April 5, 2013, by December 31, 2030.  The trustees are required to review the funding position every three years, and a further review was carried out as of April 5, 2016. The outcome of the review, as agreed to with the trustees during the first quarter of 2017, was that contributions would continue at the existing level, up to December 31, 2029.  If we fail to reach an agreement with the trustees, as we are required to do every three years, the Pension Regulator in the U.K. could impose contributions on Diodes Zetex Limited or Diodes Zetex Semiconductors Limited, or in limited circumstances could require financial support to be provided to the plan from entities connected or associated with Diodes Zetex Limited or Diodes Zetex Semiconductors Limited. Furthermore, Diodes Zetex Limited and Diodes Zetex Semiconductors Limited remain ultimately liable to fully fund the plan regardless of any failure to agree upon future contributions in respect of a particular actuarial valuation, i.e., if either the plan or those companies were wound up, a debt equal to each company’s share of the entire outstanding deficit at that time (calculated on a statutory conservative basis) would be owed by the relevant company. The expected long-term return on defined benefit plan assets was determined based on historical and expected future returns of the various asset classes. The defined benefit plan’s investment policy includes a mandate to diversify assets and invest in a variety of asset classes to achieve its expected long-term return and is currently invested in a variety of funds representing most standard equity and debt security classes. Trustees of the defined benefit plan may make changes at any time.

The Company’s overall defined benefit plan investment strategy is to achieve a mix of investments for long-term growth and for near-term benefit payments with a wide diversification of asset types and fund strategies. The target allocations for defined benefit plan assets are 48% equity securities, 40% corporate bonds and government securities, and 12% to absolute return funds. Equity securities primarily include investments in large-cap and mid-cap companies primarily located in the United Kingdom (U.K.). Fixed income securities include corporate bonds of companies from diversified industries, and U.K. government bonds. The absolute return fund is mainly invested in a mixture of equities and bonds. The defined benefit plan’s trustees appoint fund managers to carry out all the day-to-day functions relating to the management of the fund and its administration. The fund managers must invest their portion of the defined benefit plan’s assets in accordance with their investment manager agreement agreed by the trustees. The trustees are

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responsible for agreeing to these investment manager agreements and for deciding on the portion of the defined benefit plan’s assets that will be invested with each fund manager. When making decisions, the trustees take advice from experts including the defined benefit plan’s actuary and also consult with the Company.

The investment manager agreements require the fund managers to invest in a diverse range of stocks and bonds across each particular asset class. The stocks held by the defined benefit plan in a particular asset class should therefore match closely the underlying stocks in the relevant index. The Company believes that this leads to minimal concentration of risk within each asset class; although it recognizes that some asset classes are inherently more risky than others.

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The following table sets forth certain information regarding equity-based awards held by NEOs as of December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexcercisable (#) (c) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g) (1)		Market Value of Shares of Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Unearned Shares, Units of Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, of Other Rights That Have Not Vested ($) (j)
Keh-Shew Lu (6)	111,000	-	-	24.66	5/31/2017	20,000	(2)	513,400	600,000		15,402,000
	111,000	-	-	27.95	5/29/2018	40,000	(3)	1,026,800	400,000	(7)	10,268,000
	100,000	-	-	15.05	5/28/2019	82,500	(4)	2,117,775	-		-
	100,000	-	-	19.28	5/24/2020	110,000	(5)	2,823,700	-		-
	100,000	-	-	29.21	5/26/2021	-		-	-		-
	100,000	-	-	19.27	5/21/2022	-		-	-		-
	60,000	20,000	-	23.35	6/6/2021	-		-	-		-
	40,000	40,000	-	27.92	5/27/2022	-		-	-		-
Richard D. White	15,000	-	-	24.66	5/31/2017	2,750	(2)	70,593	-		-
	15,000	-	-	27.95	5/29/2018	5,500	(3)	141,185	-		-
	45,000	-	-	15.05	5/28/2019	19,500	(4)	500,565	-		-
	39,000	-	-	19.28	5/24/2020	26,000	(5)	667,420	-		-
	38,500	-	-	29.21	5/26/2021	-		-	-		-
	38,500	-	-	19.27	5/21/2022	-		-	-		-
	18,750	6,250	-	23.35	6/6/2023	-		-	-		-
	12,500	12,500		27.92	5/27/2024	-		-	-		-
Mark A. King	25,500	-	-	24.66	5/31/2017	2,500	(2)	64,175	-		-
	25,000	-	-	27.95	5/29/2018	5,000	(3)	128,350	-		-
	45,000	-	-	15.05	5/28/2019	15,000	(4)	385,050	-		-
	39,000	-	-	19.28	5/24/2020	20,000	(5)	513,400	-		-
	38,500	-	-	29.21	5/26/2021	-		-	-		-
	38,500	-	-	19.27	5/21/2022	-		-	-		-
	17,250	5,750	-	23.35	6/6/2021	-		-	-		-
	10,000	10,000	-	27.92	5/27/2022	-		-	-		-
Edmund Tang	12,000	-	-	24.66	5/31/2017	2,500	(2)	64,175	-		-
	12,000	-	-	27.95	5/29/2018	5,000	(3)	128,350	-		-
	35,300	-	-	29.21	5/26/2021	7,500	(4)	192,525	-		-
	17,650	-	-	19.27	5/21/2022	10,000	(5)	256,700	-		-
	7,500	2,500	-	23.35	6/6/2021	-		-	-		-
	5,000	5,000	-	27.92	5/27/2022	-		-	-		-
Francis Tang	9,000	-	-	24.66	5/31/2017	2,500	(2)	64,175
	9,000	-	-	27.95	5/29/2018	5,000	(3)	128,350	-		-
	13,500	-	-	15.05	5/28/2019	9,000	(4)	231,030	-		-
	17,000	-	-	19.28	5/24/2020	12,000	(5)	308,040	-		-
	17,000	-	-	29.21	5/26/2021	-		-	-		-
	17,000	-	-	19.27	5/21/2022	-		-	-		-
	7,500	2,500	-	23.35	6/6/2021	-		-	-		-
	5,000	5,000	-	27.92	5/27/2022	-		-	-		-

(1) Awards granted prior to May 22, 2006 vest in three equal annual installments on the first three anniversary dates of the date of grant. Equity awards granted on or after May 22, 2006 vest in four equal annual installments on the first four anniversary dates of the date of grant.

(2) Awards vest in four equal annual installments beginning July 1, 2014

(3) Awards vest in four equal annual installments beginning May 27, 2015.

(4) Awards vest in four equal annual installments beginning May 26, 2016.

(5) Awards vest in four equal annual installments beginning May 26, 2017.

(6) An aggregate of 600,000 shares of Common Stock in the form of long-term, PRSAs have been granted to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015. Each installment will vest only if the Company files with the SEC on Annual Report on Form 10-K for a fiscal year, which

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Annual Report contains audited financial statements stating that the Company’s net sales for that fiscal year exceed $1 billion. Any granted shares would be automatically forfeited and returned to the Company if employment is terminated before the Company achieves the net sales target, except in the case of death or Disability (as defined) in which case the granted shares would be fully vested on the date of death of Disability. As of the Record Date, no installment of these awards has vested. For further discussion on the net sales target and service condition related to these PRSAs, see “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – 2009 PRSAs.”

(7) The Company agreed to grant to Dr. Lu 700,000 shares of Common Stock in the form of PRSAs (the “2015 Awards”) on July 21, 2015 as long-term, performance incentives that would vest only if (i) the Company achieves a gross profit goal of $600 million for the four most recently completed fiscal quarters and (ii) Dr. Lu continues to provide services to the Company. On February 22, 2017, the 2015 Awards were replaced by PSUs covering 62,905 shares of Common Stock (the “Modified Awards”) which will vest only if (i) the Company achieves a non-GAAP operating income for 2017 through 2019 of $204.6 million and (ii) Dr. Lu continues to provide services to the Company.  As of the Record Date, no installment of these awards had vested. For further discussion on the gross profit target, non-GAAP operating income target and service condition related to the 2015 Awards and the Modified Awards, see “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – 2015 Employment Agreement” and “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – 2017 Amendment to Dr. Lu’s Employment Agreement.”

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercises of options and vesting of RSUs held by NEOs during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Keh-Shew Lu	-	-	69,750	1,210,441
Richard D. White	-	-	14,750	280,655
Mark A. King	-	-	12,500	237,650
Edmund Tang	-	-	10,000	189,550
Francis Tang	-	-	10,250	194,360

(1) Value realized on exercise or vesting is calculated by (i) multiplying the number of shares acquired upon exercise or vesting by (ii) the difference between the closing price of the Common Stock of the Company on the transaction date and the exercise price, if any, and does not necessarily reflect the actual value realized. The actual value realized depends upon the number of shares actually sold by each NEO, if any.

The following table sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2016.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	4,453,000	(1)	$23.08	(2)	628,000	(3)
Equity Compensation Plans Not Approved by Security Holders	-		-		-
Total	4,453,000		$23.08		628,000

(1) Shares issuable pursuant to outstanding options and awards under the 2001 Incentive Plan and the 2013 Plan as of December 31, 2016.

(2) Weighted average exercise price based on 1,833,565 stock options outstanding.

(3) Represents shares of Common Stock that may be issued pursuant to future awards under the 2013 Plan.

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NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains a non-qualified deferred compensation plan, which permits the Board and eligible employees, including the NEOs, to voluntarily elect to defer up to 75% of base salary, and up to 100% of cash bonuses and stock awards until designated future dates, provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred are credited with earnings or losses based on the participant’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Withdrawals can be made pursuant to Internal Revenue Service regulations for retirement and distributions. Upon termination of an executive, a 100% distribution is made after six months has lapsed. The Company may, from time to time, make discretionary contributions to participants’ accounts. No discretionary contributions were made in 2016, 2015 or 2014. Distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions. The Company offsets its obligations under the non-qualified deferred compensation plan by investing in the actual underlying investments. These investments are classified as trading securities and are carried at fair value. At December 31, 2016, these investments totaled approximately $6.3 million. Gains and losses in these investments are materially offset by corresponding gains and losses in the deferred compensation plan liabilities.

Non-qualified Deferred Compensation

The following table sets forth certain information related to the non-qualified deferred compensation plan for the NEOs:

Name (a)	Executive Contributions in Last Fiscal Year ($) (1) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Keh-Shew Lu	-	-	10	-	6,529
Richard D. White	-	-	121	-	2,283
Mark A. King	230,677	-	78,780	166,654	1,131,110
Edmund Tang	-	-	1,038	-	9,880
Francis Tang	-	-	36,233	-	470,010

(1) Contributions are reported as compensation in the last completed fiscal year in either the “Salary” or the “Bonus” column in the Summary Compensation Table depending on the source of the deferral.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion sets forth potential payments payable to the NEOs upon termination of their employment or a change in control of the Company. For purposes of this section, certain relevant provisions and terms that are generally applicable and which therefore cover the NEOs are described below:

Dr. Keh-Shew Lu – Employment Agreement and Equity Award Agreements

Payments Upon Termination by the Company Other Than for “Cause” or by the Employee for “Good Reason”

Payments upon termination by the Company other than for “cause” (as defined in Dr. Lu’s employment agreement) or by Dr. Lu for “good reason” (as defined in Dr. Lu’s employment agreement) are governed by his current employment agreement entered into with the Company on July 21, 2015. Dr. Lu’s relationship with the Company is “at will” and may be terminated at the option of either party, for any or no reason whatsoever, with or without cause.

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“Cause” means:

•

the willful and continued refusal of the employee to substantially perform his duties in accordance with his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness), insubordination, or material violation of the Company’s policies, in each case after a written demand for substantial performance is delivered to the employee by the Board which specifically identifies the manner in which the Board believes that the employee has not substantially performed such duties, the acts constituting such insubordination, or such violations of the Company’s policies, as the case may be, and the employee shall have had a reasonable opportunity to remedy the same; or

•	the conviction of, or a plea of nolo contendere by, the employee to a felony; or
•	a charge or indictment of a felony, the defense of which renders the employee substantially unable to perform his duties under his employment agreement.

“Good reason” means:

•	a material diminution in employee’s base salary;
•	a material diminution in employee’s authority, duties or responsibilities as contemplated in his employment agreement;
•	a material change in the geographic location at which employee must perform services; or
•	any other action or inaction that constitutes a material breach by the Company of this employment agreement.

In the event Dr. Lu’s employment is terminated by (a) the Company other than for “cause” (as defined), or (b) Dr. Lu for “good reason” (as defined), (i) the Company shall continue to pay or provide to Dr. Lu the annual base salary during the period commencing on the effective date of such termination and ending on the first anniversary of such effective date, (ii) the Company shall pay to Dr. Lu any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall pay Dr. Lu his accrued but unused paid time off, (iv) the Company shall provide to Dr. Lu continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, and (v) all stock-based compensation previously granted to Dr. Lu (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement.

However, if Dr. Lu’s employment is terminated either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) and if Dr. Lu then obtains a new employment within one year from the date of his termination, the annual base salary payable by the Company to Dr. Lu shall be reduced by any amount received by him during such one year in connection with such other employment.

Payments Upon Termination by the Company for “Cause” or by the Employee Other Than for “Good Reason”

In the event that Dr. Lu’s employment is terminated by (a) the Company for “cause” (as defined) or (b) Dr. Lu other than for “good reason” (as defined), (i) the Company shall promptly pay or provide to Dr. Lu the annual base salary, prorated through the date of termination, (ii) the Company shall pay to Dr. Lu any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall pay Dr. Lu his accrued but unused paid time off, and (iv) all stock-based compensation previously granted to Dr. Lu (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement.

Payment Upon Termination Due To Death or Disability

Under Dr. Lu’s employment agreement, Dr. Lu is entitled to a life insurance policy with a death benefit in an amount equal to that existing on the date of his employment agreement and/or a disability insurance policy in the maximum

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insurable amount as defined by such policy. The employment agreement does not provide for a payment to Dr. Lu in the event of termination due to death or disability.

Dr. Lu’s stock award agreement dated September 22, 2009 provides that in the event of his death or Disability (as defined), the shares of Common Stock granted to him in the form of PRSAs as Dr. Lu’s long-term, performance-based incentives under such stock award agreement shall become fully vested on such date of his death or Disability. The stock unit agreement dated July 21, 2015 representing these PRSAs provides that death or Disability constitute a “Qualifying Termination” (as defined in the stock unit agreement) and upon a Qualifying Termination that occurs before the specific performance goal has been attained, the number of then outstanding stock units shall be prorated pursuant to a percentage formula to determine the amount (if any) that are performance-based vested at that date.  If death or Disability occurs on or after the specified performance goal has been attained but before a scheduled grant of stock units that would have been granted in the fiscal year in which death or Disability occurs, then such number of stock units will be deemed performance-based vested stock units granted as of the date of death or Disability.  Upon death or Disability, all outstanding performance-based stock units shall become service-based vested as well.

The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule.

The 2013 Plan generally provides if the executive is terminated due to death or Disability (as defined), the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within twelve months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon a Change in Control

Except as otherwise stated in the 2001 Incentive Plan or in any of Dr. Lu’s equity award agreements, the 2001 Incentive Plan generally provides that, in the event of a change in control, (1) all of Dr. Lu’s stock options then outstanding shall become fully vested and exercisable as of the date of the change in control and shall terminate at such time as specified in his stock option agreements, and (2) all restrictions and conditions of all Restricted Stock Grants (as defined) then outstanding shall be deemed satisfied as of the date of the change in control.

Except as otherwise stated in the 2013 Plan or in any of Dr. Lu’s equity award agreements, the 2013 Plan generally provides that, (1) in the event of a change in control and/or the Company is a party to a merger, acquisition, reorganization or similar transaction, outstanding equity awards shall be subject to the merger agreement or other applicable transaction agreement, and (2) in the event of a change in control and there is no assumption, substitution or continuation of equity awards pursuant to a merger, acquisition, reorganization or similar transaction, the Compensation Committee of the Board (the “Compensation Committee”) in its discretion may provide that some or all Dr. Lu’s equity awards shall vest and become exercisable as of immediately before such change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement that accelerated vesting of an equity award will be provided if Dr. Lu’s service is terminated without cause by the Company (or its acquirer) within a specified period of time on or after a change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement a requirement that, under certain circumstances, acceleration of vesting (or compensation payable) with respect to such equity award shall be reduced (or eliminated) to the extent that such reduction (or elimination) would, after taking into account any other payments in the nature of compensation to which Dr. Lu would have a right to receive from the Company and any other person contingent upon the occurrence of a change in control, prevent the occurrence of a “parachute payment” as defined under Code Section 280G.

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A change in control, as currently defined in both the 2001 Incentive Plan and the 2013 Plan, means the occurrence of any one (or more) of the following:

•

any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

•

a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

•	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or
•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.

Payment Upon Retirement

Dr. Lu’s employment agreement does not specifically provide for a cash payment to him in the event of his retirement.

Both the 2013 Plan and the 2001 Incentive Plan and forms of option and stock award agreements generally provide that upon retirement, the unvested stock options will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.

Assuming Dr. Lu’s employment was terminated due to his retirement on December 31, 2016, Dr. Lu would only be entitled to exercise his vested stock options.

Mr. Mark A. King - Employment Agreement and Equity Award Agreement

Payment Upon Termination Without Cause

Payments upon termination without “cause” for Mr. King are governed by his current employment agreement entered into with the Company on August 29, 2005. The executive’s relationship with the Company is “at will” and may be terminated at the option of either party, with or without cause.

“Cause” means:

•

the willful and continued refusal of the executive to substantially perform his duties in accordance with his employment agreement, after the Board has provided the executive with written demand for substantial performance and the executive has had reasonable opportunity to remedy it;

•	the conviction of, or a plea of nolo contendere by, the executive to a felony; or
•	a charge or indictment of a felony, the defense of which renders the executive substantially unable to perform his duties under his employment agreement.

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In the event employment is terminated by the Company without “cause,” the executive either may (a) commence a one-year paid leave of absence (“LOA”), or (b) forego such LOA and the benefits associated therewith. If the executive chooses to commence the LOA, the potential payments to the executive are as follows:

Payments during the leave of absence. During the LOA, the executive will continue as a full-time employee of the Company, entitled to receive all the benefits provided under his employment agreement, namely: (1) his annual base salary; (2) participation in any executive bonus plan of the Company, prorated to the beginning of the LOA; (3) reimbursement for all reasonable and documented business expenses; (4) paid vacation in accordance with the Company’s vacation policy for employees generally; (5) participation in all plans provided to employees in general; (6) a life insurance policy in the amount in effect on the date of the employment agreement; and (7) a disability policy in the maximum insurable amount.

Payments after the leave of absence. At the end of the LOA, neither the Company nor the executive shall have any further duties under his employment agreement, except that (1) the Company shall continue to pay to the executive, or his estate, the annual base salary for one year, and (2) all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof, determined without regard to the termination of employment.

If the executive chooses to forego the LOA and the benefits associated therewith, the vesting of any options, restricted stock or RSUs awarded to the executive and his ability to exercise them upon termination will be governed by the terms of the 2013 Plan and the 2001 Incentive Plan and his equity award agreements. The 2001 Incentive Plan generally provides, that if the executive is terminated for any reason other than death or “permanent disability” (as defined), the award will be exercisable until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for three months after the termination date of the executive.

The 2013 Plan generally provides if the executive is terminated for any reason other than for Cause (as defined) or death or Disability (as defined), then the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within three months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon Termination With Cause

The employment agreement does not provide for a payment to the executive in the event of termination with cause. Although executive’s employment agreement does not provide for payments to the executive in the event of his termination with cause, the executive may exercise his vested stock options, RSUs and/or restricted stock in accordance with corresponding stock plans and equity award agreements.

Payment Upon Termination Due To Death or Disability

The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule. The employment agreement does not provide for a payment to the executive in the event of termination due to death or disability, but he is entitled to receive benefits under the Company’s disability plan or payments under the Company’s life insurance plans as appropriate.

The 2013 Plan generally provides if the executive is terminated due to death or Disability (as defined), then the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within twelve months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited

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without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon a Change in Control

Upon a change in control, all share-based compensation granted to the executive shall vest immediately and be exercisable for the full term thereof. A change in control, as currently defined in the 2013 Plan, the 2001 Incentive Plan and the NEO’s current employment agreement, means the occurrence of any one (or more) of the following:

•

any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

•

a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

•	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or
•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.

Payment Upon Retirement

The 2013 Plan, the 2001 Incentive Plan and forms of option and stock award agreements generally provide that upon retirement, the stock options will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.

Richard D. White, Edmund Tang and Francis Tang

Payment Upon Termination

Because Messrs. White, Edmund Tang and Francis Tang do not have employment agreements with the Company, payments upon termination under any circumstance for them are governed by their respective equity award agreements, the 2013 Plan, the 2001 Incentive Plan and Company’s general policies for termination of employees as specified in the Company’s employee handbook. Please refer to the tables below in this Proxy Statement for further discussion of Mr. White’s, Mr. Edmund Tang’s and Mr. Francis Tang’s payments upon termination under any circumstance.

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NEO Payments Upon Termination Events and Change In Control

The following tables assume (i) the triggering event took place on December 31, 2016; (ii) the price per share used to calculate the value of equity awards was $18.90, the closing price per share on December 30, 2016, the last trading day of 2016; (iii) the intrinsic value of nonqualified stock option acceleration is calculated by multiplying the difference between the respective exercise prices of any unvested nonqualified stock option shares that would have been subject to acceleration and $18.90 by the number of shares underlying the unvested nonqualified stock options that would have been subject to acceleration; (iv) the value of RSUs and 2015 Awards acceleration is calculated by multiplying $18.90 by the number of RSUs and 2015 Awards that would have been subject to acceleration; and (v) a performance incentive bonus was earned for 2016 at the level set forth in the “Summary Compensation Table.” The following tables do not take into account the Amendment which, among other things, as of February 21, 2017 replaced the 2015 Awards covering 700,000 shares of Common Stock with the Modified Awards covering 62,905 shares.

Name	Voluntary Termination or Termination With Cause ($) (1)	Termination Due to Disability or Death ($) (1) (2) (4)	Termination Without Cause ($) (1) (3)	Change in Control ($) (1) (4)
Keh-Shew Lu	3,288,993	35,487,068	3,955,855	34,790,385
Richard D. White	1,277,120	2,671,382	1,277,120	2,426,423
Mark A. King	1,213,035	2,317,350	3,095,375	2,143,600
Edmund Tang	308,870	956,420	308,870	790,030
Francis Tang	591,105	1,328,500	591,105	1,124,685

(1) Includes the following amounts that could be realized upon exercising vested stock options:

Name	Amounts ($) (a)
Keh-Shew Lu	2,592,310
Richard D. White	1,032,160
Mark A. King	1,039,285
Edmund Tang	142,840
Francis Tang	387,290

(a) Amounts assume that all vested stock options as of December 31, 2016 are exercised as of December 31, 2016, and are calculated by multiplying the number of vested stock options by the difference between the exercise price and the closing price of the Company's Common Stock on December 31, 2016.

(2) Such amounts do not include a $700,000 benefit for each NEO paid by the Company's life insurance policy upon death and do not include short- and long-term disability payments for the first year and long-term disability payments for the second year paid by disability insurance policies.

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(3) The following table reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO's employment was terminated without "cause" on December 31, 2016, and in the case of Mr. King, should he choose to commence the LOA beginning on January 1, 2017. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

Name	Base Salary ($) (a)	Bonus ($) (b)	Paid Vacation ($) (c)	Medical Benefits ($) (d)	Life Insurance, Disability and AD&D Benefits ($) (e)	Continued Vesting of Share-based Compensation ($) (f)	Total ($) (g)
Keh-Shew Lu	641,500	635,000	61,683	25,362	-	-	1,363,545
Richard D. White	-	213,500	31,460	-	-	-	244,960
Mark A. King	754,000	137,500	36,250	24,025	-	1,104,315	2,056,090
Edmund Tang	-	138,000	28,390	-	-	-	166,390
Francis Tang	-	180,000	23,815	-	-	-	203,815

(a) For purposes of determining this amount, Dr. Lu would receive his current base salary for one-year following the termination and Mr. King would receive his current base salary during the LOA and the one-year period following the LOA. For the executive on LOA, the base salary will be paid over the year, in accordance with the Company's payroll practices. Payment of the base salary for the one year period following the LOA will be paid in a lump sum.

(b) Any bonus amount would be prorated based on days employed in 2016 and calculated using actual 2016 results per the performance criteria in accordance with the Company's executive bonus plan.

(c) Reflects the estimated lump sum value of 18-month accrual of paid vacations.

(d) Reflects the estimated lump sum value of premiums to be paid on behalf of the executive under the medical benefit plans for 18 months for Dr. Lu and during the LOA for Mr. King.

(e) In the event of termination without cause, the Company does not continue to provide benefits under the life, disability, and accidental death and dismemberment insurance plans.

(f) Mr. King’s employment agreement provides for unvested stock options to continue to vest in the event of termination without cause.

(g) Assuming Mr. King chose to commence a one-year LOA beginning on January 1, 2017 if his employment was terminated without "cause," the estimate of the payments and benefits that he would receive are reflected in the above table.  Dr. Lu's employment agreement provided certain payments and benefits of LOA if his employment was terminated with "cause."  Because Messrs. White, Edmund Tang and Francis Tang do not have employment agreements with the Company, no estimates of payments or benefits are reflected in the above table.

(4) Represents the value of the continued vesting of the following shares underlying options, RSUs, and PRSAs upon a death or disability on December 31, 2016:

Name	Stock Options (#)	RSUs (#)	2009 and 2015 PRSAs (#) (a)	Total (#)
Keh-Shew Lu	60,000	252,500	1,000,000	1,312,500
Richard D. White	18,750	53,750	-	72,500
Mark A. King	15,750	42,500	-	58,250
Edmund Tang	7,500	25,000	-	32,500
Francis Tang	7,500	28,500	-	36,000

(a) This column includes the 600,000 2009 PRSAs and 400,000 2015 PRSAs.  These 2015 Awards were replaced on February 21, 2017, with the Modified Awards covering 62,905 shares of Common Stock.  For further detail on the 2015 Awards and the Modified Awards, including the performance criteria, see footnote 6 of the table under “Executive Compensation - Outstanding Equity Awards at Fiscal Year-End” and see “Executive Compensation - Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – 2017 Amendment to Dr. Lu’s Employment Agreement” and “2015 Employment Agreement” for an explanation of the replacement of the 2015 Awards.

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PROPOSAL FIVE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Moss Adams LLP has been the Company’s independent registered public accounting firm since 1993 and has been selected by the Board, upon the recommendation of the Audit Committee, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Professional services rendered by Moss Adams LLP for 2016 consisted of an audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements, services related to filings with the SEC and meetings with the Company’s Audit Committee. All professional services rendered by Moss Adams LLP during 2016 were furnished at customary rates and terms. Representatives of Moss Adams LLP are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

For the fiscal years ended December 31, 2016 and 2015, fees for the services provided by Moss Adams LLP were approximately as follows:

Description	2016	2015
Audit Fees (1)	$ 1,397,227	$ 942,350
Audit-Related Fees (2)	4,975	43,569
Tax Fees, professional services related to income tax.	—	—
All Other Fees, not included above.	—	—
Total	$ 1,402,202	$ 985,919

(1) Includes fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q.

(2) Includes assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees of this section.

The Audit Committee administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.

Moss Adams LLP has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted, and the Audit Committee may require the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approved categories. In those instances, the Audit

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Committee is required to specifically pre-approve such additional services before engaging the independent registered public accounting firm.

The Audit Committee has delegated pre-approval authority to each of its members. Each member must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 is not required to be submitted to a vote of stockholders, the Audit Committee believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

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PROPOSALS OF STOCKHOLDERS AND STOCKHOLDER NOMINATIONS FOR 2018 ANNUAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2018 annual meeting of stockholders is expected to be held on or about May 15, 2018.

SEC Rule 14a-8 provides that any stockholder proposal to be included in the proxy statement for the Company’s 2018 annual meeting must be received by the Secretary of the Company at the Company’s office at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 on or before December 7, 2017, in a form that complies with applicable regulations. If the date of the 2018 annual meeting is advanced or delayed more than 30 days from the date of the 2017 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2018 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2018 annual meeting. Upon any determination that the date of the 2018 annual meeting will be advanced or delayed by more than 30 days from the date of the 2017 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

In addition, the Company’s Bylaws require advance written notice of nominations or other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8.  The Company must receive written notice of such nominations or other proposals to be presented at the 2018 annual meeting, at the address stated in the preceding paragraph, no earlier than the close of business on Tuesday, January 16, 2018 and no later than the close of business on Thursday, February 15, 2018.  If written notice of such nominations or other matters is not received within the time set forth in the Company’s Bylaws, the proxies solicited by the Board for the 2018 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2018 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2018 annual meeting is advanced or delayed more than 30 days from the anniversary date of the 2017 annual meeting, then if the stockholder proposal has not been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2018 annual meeting, the proxies will confer the authority set out in the preceding sentence.

Stockholders may suggest candidates for the Board. Stockholders who wish to request that the Governance Committee consider a candidate for election at the 2018 annual meeting should submit information about the candidate to the Governance Committee a reasonable time before the Company begins to print and mail the proxy statement for the 2018 annual meeting. The requesting stockholder should provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Governance Committee to evaluate the proposed candidate in light of the criteria described in “Corporate Governance – Nominating Procedures and Criteria and Board Diversity.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting stockholder is eligible to vote at the 2018 annual meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required before the Governance Committee can make its evaluation.

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ANNUAL REPORT AND FORM 10-K

The Company’s annual report to stockholders for the year ended December 31, 2016 accompanies or has preceded this Proxy Statement. The annual report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2016, 2015 and 2014.

STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, FOR THE YEAR ENDED DECEMBER 31, 2016 BY WRITING TO THE COMPANY, ATTENTION: INVESTOR RELATIONS, 4949 HEDGCOXE ROAD, SUITE 200, PLANO, TEXAS 75024, OR EMAIL THE REQUEST TO DIODES-FIN@DIODES.COM. THE INFORMATION IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE AT WWW.DIODES.COM AND THE SEC’S WEBSITE AT WWW.SEC.GOV.

Dated at Plano, Texas, this fifth day of April, 2017.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,

Secretary

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Appendix A

DIODES INCORPORATED

2013 EQUITY INCENTIVE PLAN

(As Amended and Restated on March 24, 2017)

e)	INTRODUCTION.

The Company’s Board of Directors originally adopted the Predecessor Plan on the Adoption Date and Company stockholders approved the Predecessor Plan on May 29, 2013.  On the Restatement Date, the Board amended and restated the Plan as set forth herein with the effectiveness of such amendment conditioned upon and subject to obtaining Company stockholder approval of the Plan as provided under Section 17(a).

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Selected Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Selected Employees to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units, Other Equity Awards and/or Cash Awards.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award Agreement.

f)	DEFINITIONS.

If a Participant’s employment agreement or Award Agreement (or other written agreement executed by and between Participant and the Company) expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Plan then the defined terms contained in the employment agreement or Award Agreement (or other written agreement executed by and between Participant and the Company) shall govern and shall supersede the definitions provided in this Plan.

a.	“Adoption Date” means April 14, 2013.
b.

“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

c.	“Award” means any award of an Option, SAR, Restricted Stock Grant, Stock Unit, Other Equity Award or Cash Award under the Plan.
d.

“Award Agreement” means an agreement between the Company and a Selected Employee evidencing the award of an Option, SAR, Restricted Stock Grant, Stock Unit, Other Equity Award or Cash Award as applicable.

e.	“Board” means the Board of Directors of the Company, as constituted from time to time.
f.

“Cash Award” means a cash incentive opportunity awarded under this Plan, to a Covered Employee that is (i) payable only in cash, (ii) not an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award, (iii) paid based on achievement of Performance Goal(s) and (iv) intended to qualify as performance-based compensation under Code Section 162(m).

g.

“Cashless Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option’s tax withholding obligations as provided in Section 16(b).

h.

“Cause” means, with respect to a Participant, the occurrence of any of the following: (i) Participant’s personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit, (ii) Participant’s continuing intentional or habitual failure to perform stated duties, (iii) Participant’s violation of any law (other than minor traffic violations or similar misdemeanor offenses not involving moral turpitude), (iv) Participant’s material breach of any provision of an employment or independent contractor agreement with the Company, or (v) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to adversely affect the Company’s or a Subsidiary’s or an Affiliate’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Committee in its sole discretion or, in the case of Participants who are directors or Officers or Section 16 Persons, the Board, each of whose determination shall be final, conclusive and binding. A Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant.

i.	“Change in Control” means the consummation of any one or more of the following:

82 Diodes Incorporated

i.

Any person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock of the Company with respect to which twenty-five percent (25%) or more of the total number of votes for the election of the Board may be cast;

ii.

As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

iii.	The Company ceases to be an independent publicly owned corporation or a sale or other disposition is completed for all or substantially all the assets of the Company; or
iv.	A tender offer or exchange offer is made for the Shares (other than one made by the Company) and the Shares are acquired thereunder.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

j.	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
k.	“Committee” means a committee described in Section 3.
l.

“Common Stock” means the Company’s common stock, $0.66 2/3 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

m.	“Company” means Diodes Incorporated, a Delaware corporation.
n.	“Consultant” means an individual or entity which performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Non-Employee Director.
o.	“Covered Employees” means those individuals whose compensation is (or may be) subject to the deduction limitations of Code Section 162(m).
p.

“Date of Grant” means the date the Committee (or the Board, as the case may be) takes formal action designating that a Participant shall receive an Award, notwithstanding the date the Participant accepts the Award, the date the Company and the Participant enter into a written agreement with respect to the Award, or any other date.

q.	“Disability” means the following:
i.	For all ISOs, the permanent and total disability of a Participant within the meaning of Section 22(e)(3) of the Code;
ii.

For all Awards which are considered nonqualified deferred compensation under Code Section 409A and for which payment can be made on account of the Participant’s disability, the disability of a Participant within the meaning of Section 409A of the Code; or

iii.

For all other Awards, the Participant’s medically determinable physical or mental incapacitation such that for a continuous period of not less than twelve (12) months, a person is unable to engage in any substantial gainful activity or which can be expected to result in death.

Any question as to the existence of that person’s physical or mental incapacitation as to which the person or person’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the person and the Company. If the person and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company and the person shall be final and conclusive for all purposes of the Awards.

r.

“Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate. An employee who is also serving as a member of the Board is an Employee for purposes of this Plan.

s.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
t.

“Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Award Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

u.	“Fair Market Value” means the market price of a Share, determined by the Committee as follows:
i.

If the Shares were traded on a stock exchange (such as the NYSE, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

83 Diodes Incorporated

ii.

If the Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

iii.

If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

v.	“Fiscal Year” means the Company’s fiscal year.
w.	“GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.
x.	“Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.
y.	“ISO Limit” means the maximum aggregate number of Shares that are permitted to be issued pursuant to the exercise of ISOs granted under the Plan as described in Section 5(a).
z.

“Net Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 16(b) to satisfy applicable tax withholding obligations.

aa.	“Non-Employee Director” means a member of the Board who is not an Employee.
bb.	“Nonstatutory Stock Option” or “NQSO” means a stock option that is not an ISO.
cc.	“NYSE” means the New York Stock Exchange.
dd.	“Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
ee.

“Option” means an ISO or NQSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Award Agreement.

ff.	“Optionee” means an individual, estate or other entity that holds an Option.
gg.

“Other Equity Award” means an award (other than an Option, SAR, Stock Unit, Restricted Stock Grant or Cash Award) which derives its value from the value of Shares and/or from increases in the value of Shares.

hh.	“Outside Director” means a Non-Employee Director who is considered an “outside director” for purposes of Section 162(m) of the Code.
ii.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

jj.	“Participant” means an individual or estate or other entity that holds an Award.
kk.

“Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

1.

The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) cash flow, (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), (iii) earnings per share, (iv) growth in earnings or earnings per share, (v) stock price, (vi) return on equity or average stockholders’ equity, (vii) total stockholder return, (viii) return on capital, (ix) return on assets or net assets, (x) return on investment, (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin, (xvi) return on operating revenue, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index, (xxi) credit rating, (xxii) strategic plan development and implementation, (xxiii) improvement in workforce diversity, (xxiv) EBITDA, (xxv) any other similar criteria or (xxvi) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to

84 Diodes Incorporated

results of a peer group or index. Such Performance Goals also may be based solely by reference to the Company’s performance or the performance of a Parent, Subsidiary, Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

2.

The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to reorganizations or restructuring programs or divestitures or acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to asset write-downs or the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; or (xv) litigation or claim judgments or settlements. For all Awards intended to qualify as performance-based compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

ll.

“Performance Goals” means for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Parent, Subsidiary, Affiliate, division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable.

mm.

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

nn.	“Plan” means this Diodes Incorporated 2013 Equity Incentive Plan as it may be amended from time to time.
oo.	“Predecessor Plan” means the Diodes Incorporated 2013 Equity Incentive Plan as in effect at the end of the day before the Restatement Date.
pp.	“Prior Plan” means the Diodes Incorporated 2001 Omnibus Equity Incentive Plan as amended.
qq.	“Qualified Note” means a recourse note, with a fixed market rate of interest, that may, at the discretion of the Committee, be secured by Shares or otherwise.
rr.	“Re-Load Option” means a new Option or SAR that is automatically granted to a Participant as result of such Participant’s exercise of an Option or SAR.
ss.

“Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs and/or outstanding Other Equity Awards for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)). For avoidance of doubt, Re-Price also includes any exchange of Options or SARs for other Awards or cash.

tt.	“Restatement Date” means March 24, 2017.
uu.	“Restricted Stock Grant” means Shares awarded under the Plan as provided in the applicable Award Agreement.
vv.	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
ww.	“SEC” means the Securities and Exchange Commission.
xx.	“Section 16 Persons” means those Officers, directors or other persons who are subject to Section 16 of the Exchange Act.
yy.	“Securities Act” means the Securities Act of 1933, as amended.
zz.	“Selected Employee” means an Employee, Consultant, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.
aaa.	“Separation From Service” has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder.
bbb.

“Service” means uninterrupted service as an Employee, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company

85 Diodes Incorporated

in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Employee’s outstanding ISOs are eligible to continue to qualify as ISOs (and not become NQSOs), an Employee’s Service will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary or Parent or Affiliate in which the Company or a Subsidiary or Parent or Affiliate is a party is not considered a termination of Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of any affected Awards, and the Committee’s decision shall be final, conclusive and binding.

ccc.	“Share” means one share of Common Stock.
ddd.	“Share Limit” means the maximum aggregate number of Shares that are permitted to be issued under the Plan as described in Section 5(a).
eee.	“Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A.
fff.

“Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in the applicable Award Agreement.

ggg.	“Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan, as provided in the applicable Award Agreement.
hhh.	“Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan.
iii.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

jjj.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Parent or any Subsidiary or any Affiliate or with which the Company or any Parent or any Subsidiary or any Affiliate combines.

kkk.	“Termination Date” means the date on which a Participant’s Service terminates.
lll.

“10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

g)	ADMINISTRATION.
a.

Committee Composition. A Committee (or Committees) appointed by the Board (or its Compensation Committee) shall administer the Plan. Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

To the extent required to enable Awards to be exempt from liability under Section 16(b) of the Exchange Act or to qualify as performance-based compensation under Code Section 162(m), the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

The Board or the Committee may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Selected Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Selected Employees and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

b.

Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:

i.	determining Selected Employees who are to receive Awards under the Plan;

86 Diodes Incorporated

ii.

determining the type, number, vesting requirements, Performance Goals (or other objective/subjective goals (if any)) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

iii.	correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;
iv.	accelerating the vesting or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;
v.	permitting or denying, in its discretion, a Participant’s request to transfer an Award;
vi.

permitting or requiring, in its discretion, a Participant to use Cashless Exercise, Net Exercise and/or Share withholding with respect to the payment of any Exercise Price and/or applicable tax withholding;

vii.	interpreting the Plan and any Award Agreements;
viii.	making all other decisions relating to the operation of the Plan;
ix.

making such modifications to the Plan as are necessary to effectuate the intent of the Plan as a result of any changes in the income tax, accounting, or securities law treatment of Participants and the Plan; and

x.

granting Awards to Selected Employees who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee. The Committee may not increase an Award once granted, although it may grant additional Awards to the same Participant. The Committee shall keep the Board informed as to its actions and make available to the Board its books and records. Although the Committee has the authority to establish and administer the Plan, the Board reserves the right at any time to abolish the Committee and administer the Plan itself.

c.

Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

h)	GENERAL.
a.	General Eligibility. Only Employees, Consultants, and Non-Employee Directors shall be eligible for designation as Selected Employees by the Committee.
b.

Incentive Stock Options. Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Company or Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option Award, the Participant agrees in advance to such disqualifying action(s).

c.

Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

d.

No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been

87 Diodes Incorporated

issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 13.

e.

Termination of Service. Unless the applicable Award Agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR or Other Equity Award as applicable):

i.

if the Service of a Participant is terminated for Cause, then all of his/her then-outstanding Options, SARs, and unvested portions of all other Awards shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards);

ii.

if the Service of Participant is terminated due to Participant’s death or Disability, then the vested portions of his/her then-outstanding Options/SARs/Other Equity Awards may be exercised by such Participant or his or her personal representative within twelve months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); and

iii.

if the Service of Participant is terminated for any reason other than for Cause or death or Disability, then the vested portion of his/her then-outstanding Options/SARs/Other Equity Awards may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

f.

Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to be exempt from or comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. While it is intended that all payments and benefits provided under the Plan or an Award will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under the Plan or an Award are exempt from or compliant with Code Section 409A. In no event whatsoever shall the Company be liable if a payment or benefit under the Plan or an Award is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. The Participant will be entirely responsible for any and all taxes on any benefits payable to such Participant as a result of the Plan or an Award. If the applicable Award Agreement or Participant’s employment agreement provides for Code Section 409A related provisions other than what is specified above in this Section 4(f), then such provisions in the Award or employment agreement shall govern.

g.

Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

h.

Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants (and executed by Participants) by electronic media.

i.

Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

j.

Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

k.

Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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l.

Payment of Non-Employee Director Cash Fees with Equity Awards. If the Board affirmatively decides to authorize such a process, each Non-Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) issued under the Plan in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees including without limitation meeting fees, committee service fees and participation fees. Any such elections made by a Non-Employee Director shall be effected no later than the time permitted by applicable law and in accordance with the Company’s insider trading policies and/or other policies. The aggregate Date of Grant fair market value of any Restricted Stock Grants or Stock Units issued pursuant to this Section 4(l) is intended to be equivalent to the value of the foregone cash fees. Any cash fees not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company’s standard payment procedures. The Board in its discretion shall determine the terms, conditions and procedures for implementing this Section 4(l) and may also modify or terminate its operation at any time.

m.

Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

n.

Governing Law. This Plan and (unless otherwise provided in the Award Agreement) all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of California to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

o.

Assignment or Transfer of Awards. Except as otherwise provided under the applicable Award Agreement and then only to the extent permitted by applicable law, no Award shall be transferable by the Participant other than by will or by the laws of descent and distribution. No Award or interest therein may be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, nor may an Award be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, nor may an Award be made subject to execution, attachment or similar process. Any act in violation of this Section 4(o) shall be null and void.

p.

Deferral Elections. The Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise, earn out or vesting of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including the possible (a) payment or crediting of reasonable interest on such deferred amounts credited in cash, and (b) the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock. The Company and the Committee shall not be responsible to any person in the event that the payment deferral does not result in deferral of income for tax purposes

q.

No Re-Pricing of Options or SARs or Award of Re-Load Options. Notwithstanding anything to the contrary, (i) outstanding Options or SARs may not be Re-Priced and (ii) Re-Load Options may not be awarded, in each case without the approval of Company stockholders.  Moreover, any amendment to the Plan or any Award agreement that results in the repricing of an Option or SAR issued under the Plan shall not be effective without prior approval of the stockholders of the Company. For this purpose, repricing includes a reduction in the Exercise Price of an Option or a SAR or the cancellation of an Option or SAR in exchange for cash, Options or SARs with an Exercise Price less than the Exercise Price of the cancelled Option or SAR, other Awards under the Plan or any other consideration provided by the Company.

r.

Limits on Grants to Non-Employee Directors. Notwithstanding anything to the contrary, no Non-Employee Director serving in the below positions at any time during a Fiscal Year shall receive Awards during such Fiscal Year covering, in the aggregate, in excess of the following number of Shares.

i.	Chairperson: 240,000 Shares
ii.	Vice Chairperson: 160,000 Shares
iii.	Other Non-Employee Director: 20,000 Shares
s.

Dividends/Dividend Equivalents.  For all Awards, no payment of dividends (or dividend equivalents) shall be made with respect to any unvested Awards.  Dividends (and dividend equivalents) shall only be paid to a Participant to the extent that the underlying Award to which the dividends/dividend equivalents are attached becomes vested.  For avoidance of doubt, accrual of dividends (and dividend equivalents) while the underlying Award is unvested and which are payable upon vesting is permitted to the extent provided under this Plan or Award agreement.

t.

Minimum Vesting.  Notwithstanding anything to the contrary, with respect to at least 95% of the Shares underlying all Awards granted under the Plan, such Awards shall have a minimum vesting period for every portion of the Award of at least one year after the Date of Grant.  This minimum vesting requirement for such covered Awards may not be superseded by an individual Award agreement or other agreement.

i)	SHARES SUBJECT TO PLAN AND SHARE LIMITS.
a.

Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares or reacquired shares, bought on the market or otherwise. The maximum number of Shares that are issued under this Plan cannot exceed the Share Limit as may be adjusted under Section 13. For purposes of the Plan and subject to adjustment under Section 13 and subject to the Share accounting provisions of Section 5(b), the Share Limit is 12,000,000 Shares and the ISO Limit is 12,000,000 Shares.

b.	Share Accounting. This Section 5(b) describes the Share accounting process under the Plan with respect to the Share Limit and ISO Limit.
i.

There shall be counted against the numerical limitations in Section 5(a) the gross number of Shares subject to issuance upon exercise or used for determining payment or settlement of Awards.  The below clauses (ii), (iii), (iv), (v) and (vi) of this Section 5(b) seek to

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clarify the intent of the foregoing sentence. The Shares issued (or settled) under an Award will be counted against the Share Limit (and ISO Limit if the Award is an ISO) at the time(s) of exercise or settlement of the Award.  For avoidance of doubt, Shares that are withheld as payment for the Award’s Exercise Price or applicable withholding taxes shall be counted against the Share Limit (and ISO Limit if the Award is an ISO)

ii.

Each Share issued (or settled) under any Award, other than Options or SARs, shall be counted against the Share Limit as 1.84 Shares. Each Share issued (or settled) pursuant to the exercise of any Option or SAR shall be counted against the Share Limit as one (1) Share.

iii.

For avoidance of doubt, whether or not a SAR is settled with any Shares, the gross number of Shares subject to the exercise and which are used for determining the benefit payable under such SAR shall be counted against the Share Limit, regardless of the number of Shares actually used to settle the SAR upon such exercise.

iv.

For avoidance of doubt, to the extent an Option is exercised via a Cashless Exercise or Net Exercise or is not otherwise fully settled with Shares, then the gross number of Shares subject to the exercise and which are used for determining the benefit payable under such Option shall be counted against the Share Limit (and shall also count against the ISO Limit if the Option being exercised is an ISO), regardless of the number of Shares actually issued to the Participant upon such exercise.

v.

If any portion of an Award is forfeited, terminated without consideration, or expires unexercised, (collectively, “Forfeited Shares”), the gross number of such Forfeited Shares shall again be available for Awards under the Plan and shall not be counted against the Share Limit or ISO Limit.

vi.

For avoidance of doubt, if any Awards are settled or paid in cash in lieu of stock and/or are exchanged for other Awards (collectively, “Settled Shares”), the gross number of such Settled Shares shall be counted against the Share Limit (and ISO Limit if the Award is an ISO).

Any Substitute Awards including without limitation any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided below) shall not be counted toward the Share Limit or ISO Limit.

c.

Substitute Awards. Substitute Awards shall not count toward the Share Limit, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in Section 5(b) above. Additionally, in the event that a company acquired by the Company or any Parent or any Subsidiary or any Affiliate or with which the Company or any Parent or any Subsidiary or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not count toward the Share Limit; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Board members prior to such acquisition or combination.

d.

Dividend Equivalents. Any dividend equivalents distributed under the Plan in the form of Shares shall be counted against the Share Limit (with each Share that is distributed counting as one Share against the Share Limit). Dividend equivalents will not be paid (or accrue) on unexercised Options or unexercised SARs.

j)	TERMS AND CONDITIONS OF OPTIONS.
a.

Award Agreement. Each Award of an Option under the Plan shall be evidenced by an Award Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Award Agreements entered into under the Plan need not be identical. The Award Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NQSO.

b.	Number of Shares. An Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 13.
c.

Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in an Award Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for 10-Percent Shareholders in the case of ISOs) of a Share on the Date of Grant of the Option.

d.

Exercisability and Term. Subject to Section 3(b)(v), an Option may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Award Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed eight years from its Date of Grant (and may be for a shorter period of time than eight years). No Option can be exercised after the expiration date specified in the applicable Award Agreement. An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events. Notwithstanding anything to the contrary, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Award Agreement. An Award Agreement may permit an Optionee to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. An Award

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Agreement may also provide that the Company may determine to issue an equivalent value of cash in lieu of issuing some or all of the Shares that are being purchased upon an Option’s exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

e.

Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

k)	PAYMENT FOR OPTION SHARES.
a.

General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash (or check) at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Award Agreement:

i.

In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Award Agreement. The Award Agreement may specify that payment may be made in any form(s) described in this Section 7.

ii.	In the case of an NQSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.
b.

Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

c.

Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

d.	Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.
e.

Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in an Award Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

l)	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.
a.

Award Agreement. Each Award of a SAR under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). An Award Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various Award Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

b.	Number of Shares. An Award Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 13.
c.

Exercise Price. An Award Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Date of Grant of the SAR.

d.

Exercisability and Term. Subject to Section 3(b)(v), a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The Award Agreement shall also specify the term of the SAR which shall not exceed eight years from the Date of Grant of the SAR (and may be for a shorter period of time than eight years). No SAR can be exercised after the expiration date specified in the applicable Award Agreement. An Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

e.

Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable Award Agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

f.

Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-

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Price outstanding SARs. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.
m)	TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.
a.

Award Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Award Agreements entered into under the Plan need not be identical.

b.

Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 13. Restricted Stock Grants may be issued with or without cash consideration under the Plan.

c.

Vesting Conditions. Each Restricted Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

d.

Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall count toward the Share Limit (with each Share that is distributed as a dividend counting as one Share against the Share Limit).

e.

Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

n)	TERMS AND CONDITIONS OF STOCK UNITS.
a.

Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Award Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

b.

Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with Section 13. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

c.

Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

d.

Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

e.

Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

f.

Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in an Award Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The Award Agreement may provide that distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 13.

g.

Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

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o)	OTHER AWARDS.

The Committee may in its discretion issue Other Equity Awards to Selected Employees and/or Cash Awards to Covered Employees. The terms and conditions of any such Awards shall be evidenced by an Award Agreement between the Participant and the Company. Settlement of Other Equity Awards may be in the form of Shares and/or cash as determined by the Committee.

p)	CODE SECTION 162(M).
a.

Applicability. The provisions of Sections 12(b) and 12(c) shall apply to an Award if and only if all of the following items (i) through (iii) in this Section 12(a) are true as of the Date of Grant of such Award:

i.	the Company is a “publicly held corporation” within the meaning of Code Section 162(m);
ii.	the deduction limitations of Code Section 162(m) are applicable to Awards granted to Covered Employees under this Plan; and
iii.	the Award is intended to qualify as “performance-based compensation” under Code Section 162(m).
b.

Administration. Awards issued in accordance with this Section 12 shall be granted by and administered by a Committee whose composition satisfies the Outside Director requirements under Code Section 162(m) with respect to performance-based compensation. If Performance Goals are included in Awards in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 12(b). To the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification.

Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Stock Units, or Other Equity Awards or the value of a Cash Award or any other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. For avoidance of doubt, Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m) or this Section 12.

If compensation is payable upon or after the attainment of a Performance Goal, and a change is made by the Committee to accelerate the payment of compensation to an earlier date after the attainment of the goal, the change will be treated as an increase in the amount of compensation, unless the amount of compensation paid is discounted to reasonably reflect the time value of money.

c.	Limits. Awards intended to qualify as performance-based compensation under Code Section 162(m) will be limited to the following amounts.
i.	Limits on Options and SARs. No Selected Employee shall receive Options and/or SARs to purchase Shares during any Fiscal Year that in the aggregate cover in excess of 250,000 Shares.
ii.	Limits on Restricted Stock Grants. No Selected Employee shall receive Restricted Stock Grants during any Fiscal Year that in the aggregate cover in excess of 250,000 Shares.
iii.	Limits on Stock Units. No Selected Employee shall receive Stock Units during any Fiscal Year that in the aggregate cover in excess of 250,000 Shares.
iv.	Limits on Other Equity Awards. No Selected Employee shall receive Other Equity Awards during any Fiscal Year that in the aggregate cover in excess of 250,000 Shares.
v.

Increased Limits. The numerical limits expressed in the foregoing subparts (i) through (iv) shall in each case be increased to 500,000 Shares with respect to Awards granted to a Selected Employee during the Fiscal Year of the Selected Employee’s commencement of employment with the Company or during the first Fiscal Year that the Selected Employee becomes a Covered Employee.

vi.	Limit on Cash Awards. The maximum aggregate value of Cash Awards that may be received by any one Covered Employee with respect to any Fiscal Year is $5,000,000.
q)	ADJUSTMENTS.
a.

Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments, taking into consideration the accounting and tax consequences, to:

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a.	the Share Limit and ISO Limit and the various Share numbers referenced in Sections 4(r) and 5(a) and the Code Section 162(m) Share limits specified in Section 12(c);
b.	the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;
c.	the number and kind of securities covered by each outstanding Award;
d.	the Exercise Price under each outstanding Option and SAR; and
e.	the number and kind of outstanding securities issued under the Plan.
b.

Participant Rights. Except as provided in this Section 13, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 13, a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

c.

Fractional Shares. Any adjustment of Shares pursuant to this Section 13 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

r)	EFFECT OF A CHANGE IN CONTROL.
a.

Merger or Reorganization. In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement. Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving entity or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting, or for their cancellation either with or without consideration, in all cases without the consent of the Participant and outstanding Awards do not have to all be uniformly treated the same way.

b.

Acceleration of Vesting. Except as otherwise provided in the applicable Award Agreement (and in such case the applicable Award Agreement shall govern), in the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 14(a), the Committee in its discretion may provide that some or all Awards shall vest and become exercisable as of immediately before such Change in Control. The Committee may also in its discretion include in an Award Agreement that accelerated vesting of an Award will be provided if the Participant’s Service is terminated without Cause by the Company (or its acquirer) within a specified period of time on or after a Change in Control. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein intrinsic value equals the difference between the market value of a share and any exercise price). The Committee may also in its discretion include in an Award Agreement a requirement that, under certain circumstances, acceleration of vesting (or compensation payable) with respect to such Award shall be reduced (or eliminated) to the extent that such reduction (or elimination) would, after taking into account any other payments in the nature of compensation to which the Participant would have a right to receive from the Company and any other person contingent upon the occurrence of a Change in Control, prevent the occurrence of a “parachute payment” as defined under Code Section 280G.

s)	LIMITATIONS ON RIGHTS.
a.

Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

b.

Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

c.

Dissolution. To the extent not previously exercised or settled, Options, SARs, unvested Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

d.

Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state. Furthermore, such benefits shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary or Affiliate unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included. Awards under the Plan may be made in combination with or in addition to, or as alternatives to, grants, awards or payments under any other Company or Subsidiary plans. The Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements (in addition to this Plan) as it deems necessary to attract, retain, and motivate officers, directors, employees or independent contractors for their service with the Company and its Subsidiaries and its Affiliates.

94 Diodes Incorporated

e.

Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

t)	TAXES.
a.

General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied and the Company shall, to the maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

b.

Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding tax obligations related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise. The number of Shares that are withheld from an Award pursuant to this section may also be limited by the Committee, to the extent necessary, to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of maximum statutory withholding rates. The Committee, in its discretion, may permit or require other forms of payment of applicable tax withholding.

u)	DURATION AND AMENDMENTS.
a.

Term of the Plan and Effect on Predecessor Plan  and Prior Plan. The Plan was originally effective on May 29, 2013 and may be terminated by the Board on any date pursuant to Section 17(b).  No Awards may be granted after the earlier of the Board’s termination of the Plan under Section 17(b) or May 28, 2023.  This Plan, and its effectiveness, is subject to and conditioned upon its timely approval by Company stockholders.  If the Stockholder Approval Date occurs before July 1, 2017, then this Plan shall become effective upon the Stockholder Approval Date, provided however that all Awards granted before the Stockholder Approval Date shall continue to be governed by the terms of the Predecessor Plan.  If the Stockholder Approval Date has not occurred before July 1, 2017, then this Plan shall not become effective and the Predecessor Plan shall continue to remain in full force and effect and shall govern all Awards. This Plan will not in any way affect outstanding awards that were issued under any other Company equity compensation plans. No further awards may be granted under the Prior Plan after May 28, 2013.

b.

Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. Notwithstanding the above, the Board may amend the Plan to take into account changes in applicable securities laws, federal income tax laws and other applicable laws. Further, should the provisions of Rule 16b-3, or any successor rule, under the Exchange Act be amended, the Board may amend the Plan in accordance with any modifications to that rule without the need for stockholder approval. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.

v)	EXECUTION.

To record the approval of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

DIODES INCORPORATED By:/s/ Richard D. White Title: CFO and Secretary

95 Diodes Incorporated

MEETING MAP AND DRIVING DIRECTIONS

Diodes Incorporated

4949 Hedgcoxe Road

Plano, Texas 75024

T: 972-987-3900

F: 972-731-3510

Directions:

From Dallas/Ft. Worth International Airport (DFW):

Take Highway 121 Sam Rayburn Tollway (SRT) north for approximately 20 miles.

Exit Preston Drive (Texas 289 South) and turn right on Preston Drive.

Continue on Preston Drive and turn left on Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From Dallas Love Field Airport:

Turn left (east) on Mockingbird Lane and enter the Dallas North Tollway north for approximately 15 miles.

Exit Legacy Drive and turn right.

Turn left on to Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From the North

Take North Dallas Tollway southbound.

Exit at Legacy Drive and turn left.

Turn left on to Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From the East

Take Highway 121 Sam Rayburn Tollway (SRT) south.

Exit Preston Drive (Texas 289 South) and turn left on Preston Drive.

Continue on Preston Drive and turn left on Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

Diodes Incorporated Annual Meeting of Stockholders Date: May 16, 2017 Time: 10:00 a.m., Central Time Place: 4949 Hedgcoxe Road, Plano, Texas 75024 Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR the election of the director nominees in proposal 1, 1 YEAR on proposal 4 and FOR proposals 2, 3 and 5.   1: Election of Directors For Withhold Directors Recommend  For For For For For For For01 C.H. Chen 02 Michael R. Giordano 03 Keh-Shew Lu 04 Raymond Soong 05 John M. Stich 06 Christina Wen-chi Sung 07 Michael K.C. Tsai    The Board of Directors recommends that you vote FOR the following proposals:   For Against Abstain For  2: Approval of Amendment and restatement of the 2013 Equity Incentive Plan. To approve an amendment and restatement of the 2013 Equity Incentive Plan and to re-approve the material terms of the performance goals of the 2013 Equity Incentive Plan. 3: Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation For Against Abstain For 4: Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the advisory vote on executive compensation For Against Abstain For   5: Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. For Against Abstain For To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof. For address changes and/or comments, please  check this box and write them on the back  where indicated. Please indicate if you plan to attend this meeting.   Authorized Signatures - This section must be completed for your Instructions to be executed.  Please separate carefully at the perforation and return just this portion in the envelope provided.   Yes  No  Please Sign Here   Please Date Above    Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.   Diodes Incorporated Annual Meeting of Stockholders May 16, 2017 10:00 a.m. (Central Time) This proxy is solicited by the Board of Directors   VOTE BY:   INTERNET  Go To www.proxypush.com/diod Cast your vote online. View Meeting Documents.   TELEPHONE  855-686-4804  Call   Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.    OR MAIL Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR   All votes must be received by 11:59 P.M., Central Time, May 15, 2017.   PROXY TABULATOR FOR DIODES INCORPORATED P.O. BOX 8016 CARY, NC 27512-9903   EVENT #  CLIENT #

MEETING MAP AND DRIVING DIRECTIONS Diodes Incorporated 4949 Hedgcoxe Road, Plano, Texas 75024 T: 972-987-3900 F: 972-731-3510  Directions: From Dallas/Ft. Worth International Airport (DFW): Take Highway 121 Sam Rayburn Tollway (SRT) north for approximately 20 miles. Exit Preston Drive (Texas 289 South) and turn right on Preston Drive. Continue on Preston Drive and turn left on Hedgcoxe Road. Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road. From Dallas Love Field Airport: Turn left (east) on Mockingbird Lane and enter the Dallas North Tollway north for approximately 15 miles. Exit Legacy Drive and turn right. Turn left on Hedgcoxe Road. Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.  From the North Take North Dallas Toll way southbound. Exit at Legacy Drive and turn left. Turn left on Hedgcoxe Road. Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.  From the East Take Highway 121 Sam Rayburn Tollway (SRT) south. Exit Preston Drive (Texas 289 South) and turn left on Preston Drive. Continue on Preston Drive and turn left on Hedgcoxe Road. Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice, the Proxy Statement and the Annual Report are available at www.proxydocs.com/diod.  Please separate carefully at the perforation and return just this portion in the envelope provided.  Diodes Incorporated Annual Meeting of Stockholders May 16, 2017 10:00 a.m. (Central Time)This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Diodes Incorporated (the “Company”) hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the annual meeting of stockholders of the Company (the “Meeting”) to be held on Tuesday, May 16, 2017, at the Company’s executive offices, located at 4949 Hedgcoxe Road, Plano, Texas 75024, at 10:00 a.m. (Central Time), and hereby nominates, constitutes and appoints Keh-Shew Lu and Richard D. White, and each of them, the attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Meeting, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Meeting or any adjournments or postponements thereof. THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR A STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY ONE YEAR, FOR PROPOSAL 5, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTER AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. ABSENT SPECIFIC INSTRUCTIONS TO THE CONTRARY BY THE UNDERSIGNED WITH RESPECT TO CUMULATIVE VOTING, THE PERSONS NAMED AS PROXIES HEREIN SHALL HAVE FULL DISCRETIONARY AUTHORITY TO VOTE THE SHARES REPRESENTED BY A PROPERLY SIGNED AND RETURNED PROXY CARD CUMULATIVELY FOR ALL OR LESS THAN ALL OF SUCH NOMINEES LISTED AND TO ALLOCATE SUCH VOTES AMONG ALL OR LESS THAN ALL SUCH NOMINEES (OTHER THAN NOMINEES FOR WHOM INSTRUCTIONS HAVE BEEN GIVEN TO WITHHOLD AUTHORITY) IN THE MANNER AS THE BOARD OF DIRECTORS SHALL RECOMMEND OR OTHERWISE IN THE PROXIES’ DISCRETION. Address Changes/Comments:  (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)